UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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PINNACLE FINANCIAL PARTNERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

WHO WE ARE

OUR VISION

To be the best financial services firm and the best place to work in the Southeast.

OUR MISSION

- Provide distinctive financial service and effective advice to clients
- Enrich associates personally, professionally and financially
- Make a significant positive impact on the community
- Create meaningful long-term value for shareholders

OUR VALUES

INTEGRITY

FAIRNESS

LEARNING

PARTNERSHIP

RESULTS

BALANCE

DISCIPLINE

OUR STRATEGY

- Focus on businesses, real estate professionals and consumers that desire a deep relationship with their financial partner.
- Provide distinctive service and effective advice.
- Hire and retain highly experienced and qualified financial services professionals.
- Offer a full line of financial services including banking, investments, mortgage, trust, insurance and financial planning.
- Offer extraordinary convenience.

Pinnacle

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee 37201
(615) 744-3700
March 9, 2023

MESSAGE FROM THE PRESIDENT AND CEO

Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders, which will be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, on Tuesday, April 18, 2023, at 11:00 a.m., CDT. I sincerely hope that you will be able to attend this meeting, and I look forward to seeing you.
This notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2022 and the first quarter of 2023. Your attention is directed to the proxy statement and notice of meeting accompanying this letter for more information regarding the matters proposed to be acted upon at the meeting.
We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We are constantly focused on improving the ways shareholders connect with information about Pinnacle, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our annual meeting.
We also want to acknowledge the contributions of Hugh Queener, our Chief Administrative Officer, who will be retiring on March 31, 2023. Hugh has served in that capacity since the founding of this firm, 23 years ago. His contribution to this firm, and to all of us as shareholders, is immeasurable. His and his team’s work in the early days to develop all of the policies, systems and procedures required to build a bank from “nothing to something” was truly extraordinary. But perhaps more impressive than that has been his leadership over the evolution of this firm from prior to having a bank charter to becoming a complex, well-disciplined $42 billion bank and each evolutionary step from there to here. And while it would be impossible to find someone who possesses all the knowledge required to replace him, a well-considered succession plan has been in place to ensure that we satisfactorily make the transition to the next generation of leadership.
We also would like to take this opportunity to thank Messrs. Marty Dickens and Reese Smith whose service on our board will end following the Annual Meeting as a result of each reaching the age at which they can no longer be nominated to serve of the board. We have benefited greatly from their leadership and commitment to our company.
Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Please vote and submit your proxy as soon as possible via the Internet, by phone, or if you have requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. We look forward to continuing to deliver value to our customers, shareholders and communities. We are grateful for your continued support of our Board and Pinnacle Financial Partners.
Sincerely,
M. TERRY TURNER
PRESIDENT AND CHIEF EXECUTIVE OFFICER
M. TERRY TURNER PRESIDENT AND CHIEF EXECUTIVE OFFICER

2023 Proxy Statement	1

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee 37201
(615) 744-3700

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 18, 2023

The annual meeting of shareholders (the “Meeting”) of Pinnacle Financial Partners, Inc. (the “Company”) will be held on Tuesday, April 18, 2023, at 11:00 a.m., CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201 for the following purposes:

1.	To elect thirteen persons to serve as directors for a term of one year and until the due election and qualification of their successors;
2.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for 2023;
3.	To approve, on a non-binding, advisory basis, the Company’s named executive officer compensation;
4.	To vote on the frequency (either annual, biennial or triennial) that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company's named executive officers; and
5.	To transact any other business as may properly come before the Meeting.
The Board of Directors has set the close of business on February 27, 2023, as the record date (the “Record Date”) for determining the common shareholders who are entitled to notice of, and to vote at, the Meeting.
We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to many of our common shareholders instead of paper copies of our proxy statement and our annual report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how common shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2022 Annual Report to Shareholders and proxy card.
We hope that you will be able to attend the Meeting. We ask, however, whether or not you plan to attend the Meeting, that you vote as soon as possible. Promptly voting will help ensure that the greatest number of common shareholders are present whether in person or by proxy. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.
If you attend the Meeting in person, you may revoke your proxy at the Meeting and vote your shares in person. You also may revoke your proxy at any time before the proxy is exercised and voted. Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.
By Order of the Board of Directors,
HUGH M. QUEENER,
CORPORATE SECRETARY
NASHVILLE, TENNESSEE
MARCH 9, 2023

2	Pinnacle Financial Partners, Inc.

2023 Proxy Statement	3

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee 37201
(615) 744-3700

PROXY STATEMENT FOR 2023 ANNUAL MEETING

The annual meeting of shareholders (the “Meeting”) of Pinnacle Financial Partners, Inc. (the “Company”) will be held on Tuesday, April 18, 2023 at 11:00 a.m., CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, TN 37201 for the following purposes:

1.	To elect thirteen persons to serve as directors for a term of one year and until the due election and qualification of their successors;
2.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.	To approve, on a non-binding, advisory basis, the Company’s named executive officers' compensation as disclosed in this proxy statement;
4.	To vote on the frequency (either annual, biennial or triennial) with which the non-binding, advisory vote regarding compensation of the Company's named executive officers will be held; and
5.	To transact any other business as may properly come before the Meeting.
The close of business on February 27, 2023 is the record date (the “Record Date”) for the determination of common shareholders entitled to notice of, and to vote at, the Meeting. We first mailed the Notice of Internet Availability of Proxy Materials to our common shareholders on or about March 9, 2023.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 18, 2023:
AS OUTLINED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, THIS PROXY STATEMENT, THE PROXY CARD AND THE COMPANY’S 2022 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ON THE INTERNET AT WWW.PROXYVOTE.COM.

As of the close of business on the Record Date, the Company had authorized 180,000,000 shares of Common Stock, $1.00 par value per share (the “Common Stock”), of which 76,641,175 shares were issued and outstanding, and had also authorized 10,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”), of which 225,000 shares of the Company’s 6.75% fixed rate, non-cumulative perpetual preferred stock, Series B (the "Series B Preferred Stock") were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters properly presented at the Meeting. The outstanding shares of Series B Preferred Stock are not entitled to vote on any of the matters to be presented at the Meeting, nor are the depositary shares we have issued that relate to the Series B Preferred Stock.

4	Pinnacle Financial Partners, Inc.

IMPORTANT MEETING AND VOTING INFORMATION

PROXY VOTING PROCEDURES
If you properly vote and submit your proxy card, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your executed proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:
•FOR the election of each of the thirteen director nominees;
•FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for 2023;
•FOR the non-binding, advisory approval of the compensation of the Company’s named executive officers;
•FOR the option of holding a non-binding, advisory vote on the compensation of the Company's named executive officers every year; and
•In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.
If prior to the election and qualification of the director nominees at the Meeting, any nominee for election to the Board named in this proxy statement becomes unavailable or unwilling to serve for any reason, the proxy will be voted FOR a substitute nominee selected by the Board, or, alternatively, the Board may vote to reduce the size of the Board.
You may also vote in person by attending the Meeting to be held at 11:00 a.m. CDT on Tuesday, April 18, 2023 in our offices on the eighth floor of the Pinnacle at Symphony Place located at 150 Third Avenue South, Nashville, Tennessee 37201. Please be aware that cameras and other recording equipment will not be allowed in the Meeting.
REVOCABILITY OF PROXIES
You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by casting a new vote by telephone or Internet (only your last proxy submitted prior to the Meeting will be counted). If you hold shares of common stock in “street name” and you wish to cast your vote or change your vote at the Meeting, please bring a copy of your brokerage statement reflecting your share ownership as of the Record Date.
SHAREHOLDER APPROVAL REQUIREMENTS
A quorum will be present at the Meeting if at least 38,320,589 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the Record Date. According to Tennessee law and the Company’s Amended and Restated Charter and Third Amended and Restated Bylaws (the "Company's Bylaws"), the aggregate number of votes entitled to be cast by all common shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote “for” or “against” or “abstain” from voting, together with all broker non-votes will be counted for purposes of determining whether a quorum is present.

2023 Proxy Statement	5

Important Meeting and Voting Information
Broker Proxies
Proxies that are returned to us by brokers that have not received instructions to vote on one or more proposals and do not vote on such proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. Under the rules of the New York Stock Exchange (the “NYSE”), if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to non-routine matters. The proposals regarding the election of directors, the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers and the frequency that shareholders will have a non-binding, advisory vote on the compensation of the Company's named executive officers, in each case, as disclosed in this proxy statement, are considered non-routine under the rules of the NYSE and failure to instruct your broker on how to vote on these matters will result in a broker non-vote. Therefore, it is very important that you instruct your broker how you wish your shares of Common Stock to be voted on these matters. The proposal regarding ratification of the appointment of the Company’s independent registered public accounting firm for 2023 is considered routine and therefore your broker may vote your shares of Common Stock on that matter even if your broker does not receive instructions from you.
Vote Required to Elect Directors
If a board nominee in an uncontested election fails to receive an affirmative vote of a majority of the votes cast at the Meeting, in person or by proxy, then that nominee, if that individual is an incumbent director, shall tender his or her resignation to the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee following the shareholder vote pursuant to the Company’s Corporate Governance Guidelines. Subsequently, the Company’s Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Board within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s). The Board shall also consider the relevant facts and circumstances when considering whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation. Subsequently, the Company shall include a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and Exchange Commission (the “SEC”). Any director who tenders his or her resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process. A properly executed proxy marked “ABSTAIN” with respect to a candidate will not be voted on that candidate, although it will be counted in determining whether there is a quorum. Therefore, abstentions will have no effect on whether any of the candidates receives an affirmative vote of a majority of the votes cast at the meeting so long as a quorum is present.
Vote Required to Ratify the Appointment of Crowe LLP, Vote Required to Approve, on a Non-Binding, Advisory Basis, the Compensation of the Company’s Named Executive Officers as Described in this Proxy Statement and Vote Required to Approve, on a Non-binding, Advisory Basis, the Frequency of the Advisory Vote on the Compensation of the Company's Named Executive Officers
The ratification of the appointment of Crowe LLP as the Company's registered public accounting firm for the year ending December 31, 2023 and the non-binding, advisory vote on the Company's named executive officers' compensation will be approved if the number of shares of Common Stock voted in favor of the proposal exceed the number of shares of Common Stock voted against it. A properly executed proxy marked “ABSTAIN” with respect to either of these proposals will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstentions will have no effect on whether these proposals are approved so long as a quorum is present.

6	Pinnacle Financial Partners, Inc.

Important Meeting and Voting Information
As discussed below, the Company is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") to have a non-binding, advisory shareholder vote on the frequency that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company's named executive officers. Holders of Common Stock have a choice of recommending that the Company have such a non-binding, advisory vote on the compensation of the Company's named executive officers once every year, once every two years or once every three years. The alternative (once every year, once every two years or once every three years) receiving the most votes will be the frequency recommend by the holders of Common Stock. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted on this proposal, although it will be counted in determining whether there is a quorum. Therefore, abstentions will have no effect on which alternative is approved so long as a quorum is present.
A summary of the voting provisions, provided a valid quorum is present or represented at the Meeting, for the above matters is as follows:

VOTE	BOARD RECOMMENDATION	ROUTINE OR NON-ROUTINE	VOTE REQUIREMENT
Election of director nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	In an uncontested election, which is the case for this year’s election, a majority of votes cast either FOR or AGAINST each candidate will determine the result. Director nominees in uncontested elections that fail to receive a majority of votes cast at the Meeting in favor of their election must submit their resignation which may be accepted or rejected by the Board after receiving the recommendation of the Nominating and Corporate Governance Committee. ABSTAIN will not impact vote result.
Ratification of independent registered public accounting firm	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Higher number of shares of Common Stock cast either FOR or AGAINST the proposal will determine the result. ABSTAIN will not impact vote result.
Advisory, non-binding approval of compensation of named executive officers	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Advisory, non-binding approval of frequency of the non-binding advisory vote on the compensation of named executive officers	FOR every year		The alternative (once every year, once every two years or once every three years) with the most votes cast for that alternative will be the frequency recommended by the shareholders. ABSTAIN will not impact vote result.
PROXY SOLICITATION
Although the Company does not currently plan to engage a proxy solicitation firm for the Meeting, the Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

2023 Proxy Statement	7

Important Meeting and Voting Information
SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING
In order for shareholder proposals for the 2024 annual meeting of shareholders to be eligible for inclusion in the Company’s 2024 proxy statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, must be received no later than the close of business on November 6, 2023 and must comply with the applicable rules and regulations of the SEC and the relevant provisions of the Company’s Bylaws. In addition, the deadline for postmarking or transmitting electronically to the Company notice under Rule 14a-19, the SEC's universal proxy rule, of a shareholder's intent to solicit proxies on the Company's proxy card in support of director nominees submitted in accordance with the Company's Bylaws for the 2024 Annual Meeting of Shareholders is February 19, 2024. This deadline is the deadline for notifying the Company if the shareholder intends to include a proposed nominee on the Company's proxy card. Other deadlines and conditions, as described in the Company's Bylaws, apply to the submission by a shareholder of a nominee to serve on the board. See "Process for Indentifying Candidates" on page 15.
A shareholder who intends to raise a proposal to be acted upon at the 2024 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company’s 2024 proxy statement, must comply with the advance notice provisions of the Company’s Bylaws. Under the advance notice provisions, a shareholder must give written notice of such proposal to the Secretary of the Company. The Secretary must receive such notice not later than 5:00 p.m. central time on the ninetieth (90th) day nor earlier than 5:00 p.m. central time on the one hundred twentieth (120th) day prior to the first anniversary of the Meeting (January 19, 2024 and December 20, 2023, respectively). The shareholder’s submission must include certain specified information concerning the proposal and the shareholder, including such shareholder’s ownership of Common Stock, as described in more detail in the Company’s Bylaws. Shareholders are strongly encouraged to seek advice from legal counsel before submitting a proposal as the Company will not entertain any proposals that do not meet these requirements.

8	Pinnacle Financial Partners, Inc.

ENVIRONMENTAL, SOCIAL AND CORPORATE GOVERNANCE

The Company has developed sound environmental, social and corporate governance principles which it believes are essential to running the Company’s business efficiently and to maintaining the Company’s integrity in the marketplace. We have highlighted below certain key components of our commitment to social, environmental and corporate governance responsibilities and the impact we make in our communities. The Company's Corporate Social Responsibility (CSR) Committee is made up of a diverse set of leaders across our firm and reports directly to the Climate and Sustainability Committee of the Board, which the Board established in early 2023, on its efforts and initiatives in these areas. In addition to the CSR Committee, as we are committed to understanding the effects of climate change and its impact on our business and the communities in which we operate, during 2022 the Company established a Climate and Sustainability management committee, and also reports directly to the Climate and Sustainability Committee. For further information on this commitment, see our Corporate Social Responsibility Report that appears in the “Investor Relations” section of our website at www.pnfp.com. The information contained in this report is not incorporated into this proxy statement.
ENVIRONMENTAL RESPONSIBILITY

[OUR commitment to the environment]
Effective March 1, 2023, the Board of Directors has appointed Board member Joseph Galante to chair the Board's newly-established Climate Sustainability Committee which is comprised of five independent directors and our President and CEO, M. Terry Turner as a non-voting member, to oversee the firm's climate sustainability practices and policies as well as monitor compliance with evolving regulatory requirements. Additionally, Board member Decosta Jenkins also serves on this Committee. Mr. Jenkins is the recently retired President and CEO of Nashville Electric Service ("NES"), one of the 12 largest municipally owned utilities in the nation.

To minimize the Company’s direct carbon footprint, the Company’s corporate headquarters are housed in a leased facility that has been designated as a U.S. Green Building Council Leaders in Energy and Environmental Design (LEED) Gold level building.
During 2022, the Company completed the implementation of the Energy Star program in an effort to better monitor and seek to better understand its overall carbon footprint. Our database now includes usage and costs associated with the direct purchase of utilities, including electricity, water, garbage removal, etc. for all facilities for the past three years. In February 2023, the Company engaged an ESG consultant to help better understand the firm's climate risk, facilitate regulatory compliance consistent with industry practice and fully develop its policies and practices surrounding Climate and Sustainability.
The Company views making loans to environmentally responsible clients as desirable, and has identified certain industries that are at a higher risk for a negative environmental impact for which additional environmental due diligence is warranted prior to extending credit.
Additionally, over the last year, we have invested and recruited experienced professionals to form the firm's Solar Capital Advisory unit to direct the firm's ongoing investment in and lending to the solar industry. Thus far, this unit has financed solar farms located in Tennessee and Kentucky with a combined funding of $117 million. In addition to leases and partnerships, our Solar team coordinated with other financial firms during 2022 to arrange $265 million of construction loans on solar projects under development. The market demand for creative funding solutions for solar projects remains strong moving into 2023, and our Solar Capital Advisory group has over $200 million of mandated lease and partnership financings which will close and fund during the year.
In addition, the Company provides numerous digital options for both consumer and commercial clients to minimize the carbon impact or otherwise improve the environmental impact of their operations including eStatements, online banking and remote deposit capture. These options enable clients to complete their routine business transactions without the need to visit a retail location or the use of paper resources, further reducing the impact on the environment.

2023 Proxy Statement	9

Environmental, Social and Corporate Governance
SOCIAL RESPONSIBILITY
The Company believes that a strong and diverse team is critical to its success and performance. The Company is committed to being more vocal and focused in its efforts to ensure it is creating a great place to work for all of its associates guided by the Company’s written diversity and inclusion policy. During 2020, the Company promoted one of its associates to serve as its Diversity, Equity and Inclusion Officer to lead and coordinate the focused effort and continued commitment to diversity, inclusion and equity with associates internally as well as with clients and in the communities we serve, and in 2021 expanded that effort by establishing two new regional DEI Advisor roles. Additionally, the Company is committed to providing a safe workplace as represented by the inclusion of anti-harassment and anti-discrimination policies in the annual code of conduct materials required to be reviewed and agreed to annually by all associates.

[OUR COMMITMENT TO EQUAL PAY]
The Company is committed to paying all associates a fair wage and 100% of non-commissioned associates are paid at least $15 per hour. (Furthermore, all of the associates of Pinnacle Bank, the Company’s bank subsidiary (the “Bank”), other than those that are compensated on a commission basis, participate in the annual cash incentive plan with the opportunity to earn at least 10% of their annual salary, or base wages, in incentive payments at target levels of performance, and each associate participates in the equity incentive plan and receives an annual equity grant. In addition to the above, we offer associates paid time off, a minimum of ten firm-wide holiday observances and four weeks of paid parental leave upon the birth or adoption of a child.

Maintaining a work environment and culture where all associates feel valued and respected and have an opportunity to advance within the Company has been an important part of the fabric of our company from its beginning. The Company has won numerous awards tied to culture and associate engagement and the Company regularly surveys its associates about what it is doing well and what it can do better.
An engaged and diverse workforce that represents the communities where the Company operates is also something we work hard to foster within our company. The Company has a written diversity and inclusion policy which is available on its website that more formally reflects the Company’s values in this important area.
[DIVERSITY AT PINNACLE FINANCIAL]

SENIOR LEADERSHIP TEAM	LEADERSHIP TEAM		WORKFORCE
	Women	Minorities
Enhancing the diversity of the Company’s workforce has been something that has been a focus of the Company since its formation. Female associates have always made up a significant percentage of the Company’s workforce and at December 31, 2022, more than 65% of the Company’s associates were women and approximately 16% were minorities. Among the Company’s 162-person Leadership Team, women make up approximately 35% of these associates, up from 13% in 2010 while minorities account for 8% of the Leadership Team members, up from less than 1% in 2010. Additionally, the Company's senior leadership team made up of a subset of these Leadership Team members consists of 12 associates, two of whom are women and one male that is a minority. Additionally, during 2022 leaders in each of our markets participated in diversity and inclusion meetings with the Company's Human Resources leadership to discuss hiring strategies, pipelines and equal employment opportunity and affirmative action topics. The Company intends to expand these discussions and will continue to focus on and invest resources in these important initiatives in 2023.
Since its founding in 2000, the Company has been involved in supporting local nonprofits through volunteerism, financial contributions and nonprofit banking services. Since 2011, the Bank’s associates have regularly contributed more than 30,877 volunteer hours annually to over 500 nonprofits. That includes the Company’s participation in the annual Make a Difference Day, where teams choose projects ranging from helping a client in a difficult situation to teaming up with a local nonprofit organization to meet a specific need.

10	Pinnacle Financial Partners, Inc.

Environmental, Social and Corporate Governance
The Company has a strong track record of financial support to nonprofits and charitable causes. During 2022, $6.8 million in contributions to community causes and nonprofits were made. Also, in 2022 and in prior years the Company made $920.6 million in investments that are committed to community development representing 2.19% of total assets at December 31, 2022, including a $5 million investment in Self-Help Credit Union in partnership with the Greensboro Community Foundation for collaborative affordable housing projects generally involving nonprofits, governmental agencies, builders, and others. By evaluating the causes its associates put their time and energy into, the Company seeks to align charitable giving with that of its associates. The Company gives to support four major causes: education; health and human services; the arts; and economic development.
The Company has an experienced group of financial advisors who specialize in meeting the financial needs of nonprofit organizations, providing traditional loan and deposit services and also advice on investment policy and giving programs. One aspect of economic development has become our top community priority: affordable housing.

In connection with this focus on affordable housing, the Company has:
•serviced the mortgages on approximately 1,200 Habitat for Humanity homes at no cost to Habitat or the homeowners,
•provided grant funding for down payment assistance for more than 224 affordable single-family homes,
•partnered with Habitat for Humanity to open Individual Development Account's to match up to $1,000 for borrowers to use for down payment funds helping more than 45 families buy their own homes,
•provided financing to 1,468 low-to-moderate-income borrowers,
•been the largest provider of funding through the Community Investment Tax Credit program in the state of Tennessee with $313 million of financing low- and moderate- income housing as of December 31, 2022,
•provided $342 million in investment commitments creating 4,486 units of affordable rental housing since 2013.

SHAREHOLDER RESPONSIBILITY
The Company maintains an active presence in the investor community with a combination of press releases regarding interim developments in the markets in which we operate, quarterly investor earnings calls which are widely publicized, and participation in frequent investor conferences and roadshows. During 2022, the Company met with 322 active investors and attended (in-person or virtually) 19 unique events.
[QUARTERLY DIVIDEND]
The Company initiated payment of a quarterly dividend of $0.08 per share of common stock in the fourth quarter of 2013 and has since increased the dividend to $0.12 beginning in the first quarter of 2015, to $0.14 beginning in the first quarter of 2016, to $0.16 beginning in the fourth quarter of 2018, to $0.18 during the first quarter of 2021 and to $0.22 during the first quarter of 2022. The amount and timing of all future dividend payments by the Company, if any, is subject to the discretion of the Board and will depend on its receipt of dividends from the Bank, earnings, capital position, payment of dividends on the Series B Preferred Stock, financial condition and other factors, including regulatory capital requirements, as they become known to the Company and receipt of any regulatory approvals that may become required as a result of each of the Company’s or the Bank’s financial results.
On January 18, 2022, our board of directors authorized a share repurchase program for up to $125.0 million of our outstanding common stock, pursuant to which we have acquired no shares of our common stock. The authorization for this program will remain in effect through March 31, 2023. On January 17, 2023, our board of directors authorized a share repurchase program for up to $125.0 million of

2023 Proxy Statement	11

Environmental, Social and Corporate Governance
our common stock to commence upon expiration of our existing share repurchase program that is set to expire on March 31, 2023. This authorization is to remain in effect through March 31, 2024.
COMMUNICATIONS WITH MEMBERS OF THE BOARD
The Company’s Board has established procedures for the Company’s shareholders to communicate with members of the Board individually or as a group, including the non-employee members of the Board. Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board, or any group of directors, by writing to a director or group of directors c/o Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.
CORPORATE GOVERNANCE GUIDELINES
The Company’s Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The Board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance. You may access a copy of the Company’s Corporate Governance Guidelines by clicking on the “Governance Documents” link in the “Investor Relations” section of the “About Pinnacle” tab of the Company’s website at www.pnfp.com. Also, the Company has included other corporate governance documents such as the Audit Committee Charter, Human Resources and Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Risk Committee Charter and Code of Conduct on the Company’s website as well.
DIRECTOR AGE LIMIT
The Company’s Corporate Governance Guidelines require that any director that is over the age of 75 at the time of the annual meeting of shareholders shall not be nominated to the Board of Directors at that meeting by the Nominating and Corporate Governance Committee. Consequently, Marty G. Dickens and Reese L. Smith, III could not be nominated for another term on the Company’s Board of Directors and their current terms as director will expire immediately following the Meeting.

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Environmental, Social and Corporate Governance
DIRECTOR INDEPENDENCE
The Board, upon recommendation of the Nominating and Corporate Governance Committee, has determined that each of the following directors is an “independent director” within the meaning of Nasdaq Listing Rule 5605(a)(2):

Abney S. Boxley, III	Charles E. Brock	Renda J. Burkhart
Gregory L. Burns	Marty G. Dickens	Thomas C. Farnsworth, III
Joseph C. Galante	Glenda Baskin Glover	David B. Ingram
Decosta E. Jenkins	Reese L. Smith, III	G. Kennedy Thompson

Conversely, M. Terry Turner, Richard D. Callicutt, II and Robert A. McCabe, Jr. are not considered independent. As a result, the Company considers 80% of its directorate independent at this time. Following the meeting and with Messrs. Dickens and Smith's departure from the Board, the independence of the Company’s board directorate will be 77%. In determining director independence the Board and the Nominating and Corporate Governance Committee considered the following relationships and transactions:
•Under Nasdaq Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence. In addition, a director may not be considered independent if the director received more than $120,000 in compensation (other than director fees, certain deferred compensation and retirement payments) from a company for any twelve-month period during the preceding three years. Messrs. Turner, Callicutt and McCabe are executive officers of the Company and the Bank, and accordingly, are not considered independent.
•Prior to Mr. Jenkins' retirement from Nashville Electric Service ("NES") on June 1, 2022, he served as NES's President and CEO. Mr. McCabe has been a member of the five person board of directors of NES since 2009. Mr. McCabe received no compensation in return for his service on the NES board. As an NES board member, Mr. McCabe would participate in setting and evaluating the strategic direction of NES and, accordingly evaluate Mr. Jenkin' job performance and compensation, though as is customary for executive-level government employees, including those at NES, Mr. Jenkins was assigned a salary grade level based on his position with his actual salary being set within a range of amounts for that grade level. A third party consultant provided the NES board with a recommendation for Mr. Jenkins’ salary within the grade level range and the NES board of directors subsequently approved Mr. Jenkins’ salary based on that recommendation. Mr. Jenkins began serving on the board of the Company on March 1, 2021. At that time, Mr. Jenkins began serving on the Community Affairs Committee and the Bank's Trust Committee. Following his retirement from NES, Mr. Jenkins was appointed to the Audit Committee and now serves on the Audit, Human Resources and Compensation, Climate Sustainability and Nominating and Corporate Governance committees.
In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loans, deposits and trust, insurance or investment services relationships with the Bank and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve, at the time made, more than the normal risk of collectability or present other unfavorable features to the Bank. For more information regarding these loans, see “Certain Relationships and Related Party Transactions” of this proxy statement.
In 2022, the independent directors held two meetings at which only independent directors were present (i.e., “executive sessions”). In 2017, the independent directors determined that the chairman of the Company’s Nominating and Corporate Governance Committee will serve as lead independent director and chairman of such executive sessions and at all other meetings of non-management directors (the “Lead Director”). As such, the Lead Director is responsible for communicating any matters resulting from these executive sessions to management, in most cases to the CEO, pursuant to the instructions of the independent directors. In connection with her appointment as Chairman of the Nominating and Corporate Governance Committee as of March 1, 2021, Dr. Glover assumed the position of Lead Director and she continues to hold both positions.

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Environmental, Social and Corporate Governance
BOARD COMPOSITION and Board Diversity matrix
The Company’s Board is currently composed of 15 individuals, though the term of two of its members, Marty G. Dickens and Reese L. Smith, III, will end immediately following the Meeting as Messrs. Dickens and Smith were not re-nominated to the Board as each has reached the age limit for director service set forth in the Company’s Corporate Governance Guidelines. As a result, the Board has determined to reduce the size of the Board to 13 members effective as of the expiration of Messrs. Dickens' and Smith's terms.

During 2022, the Board was composed of 2 women (or 13.3% of the total Board) and 2 minorities (or 13.3% of the total Board). Should the Nominating and Corporate Governance Committee and the Board decide to add directors in the future, either as a result of increasing the size of the Board or filling vacancies that arise when existing directors leave the Board, the Nominating and Corporate Governance Committee and the Board will continue its historical practice of considering, among other factors, the gender, ethnic and racial composition of the Board when identifying and evaluating candidates.

As required by Nasdaq Listing Rule 5605(f), the table below provides certain diversity information regarding our Board as of March 9, 2023. Accordingly, each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).
BOARD DIVERSITY MATRIX (AS OF MARCH 9, 2023)

TOTAL NUMBER OF DIRECTORS: 13	FEMALE	MALE
Part I: Gender Identity
Directors	2	13
Part II: Demographic Background
African American or Black	1	1
White	1	12
The individuals added to the Board in connection with acquisitions completed by the Company since the second half of 2015 were the result of negotiations between the Company and the acquired companies. The addition of these ten individuals, and two other members of the Company’s Board added in 2015 as well as the appointment of Decosta E. Jenkins effective March 1, 2021, has resulted in a significant refreshment of the Board in the last seven years. Six of the directors nominated for election at the Annual Meeting have served on the Board for six or fewer years, while four have served on the Board between seven and nine years and three have served for longer than ten years.
The Nominating and Corporate Governance Committee, and the full Board, routinely evaluate the size of the Board and whether to add new directors, including as existing Board members reach the age limits for service on the Board set out in the Company’s Corporate Governance Guidelines as three directors have done over the past two years, or reduce the size of the Board. As is stated in the Company’s Corporate Governance Guidelines the Board continues to believe that 12 to 15 members is currently the optimal size.
DIRECTOR QUALIFICATIONS
The Company’s Corporate Governance Guidelines contain certain criteria that apply to nominees for a position on the Company’s Board. The Company’s Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the “Nominee Procedures”) that contain certain minimum qualifications for candidates, including those candidates identified by the Company’s shareholders. The Company’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board.
In the last few years, the Board has adopted amendments to the Company’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee. As a result of these amendments, each of the Board and Nominating and Corporate Governance Committee has formalized its historical practice of giving consideration to the diversity of the Board, including as it relates to gender, race, ethnicity and political and social viewpoints, as well as the more traditional factors of age, business acumen, market representation and professional experience when considering the appointment of individuals for initial election to the Board.
The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Nominating and Corporate Governance Committee’s judgment:

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Environmental, Social and Corporate Governance
•be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;
•meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of diversity of age, gender, race, experience and expertise; and
•possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.
In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:
•is of the highest ethical character and shares the core values of the Company as reflected in the Company’s Corporate Governance Guidelines and the Company’s Code of Conduct;
•has a reputation, both personally and professionally, consistent with the image and reputation of the Company;
•has recognized accomplishments in the candidate’s field;
•has expertise and experience that would complement the expertise and experience of other members of the Board;
•has the ability to exercise sound business judgment;
•has the ability to work in a collegial manner with persons of diverse educational, business and cultural backgrounds;
•has an ability and willingness to keep an open mind when considering matters affecting interests of the Company and its constituents;
•has an ability and willingness to commit sufficient time and attention to discharge his or her obligations as a member of the Board;
•has strong community ties in any of the Company’s banking markets or with the business community that can assist the Company from time to time in its business development efforts;
•shows a commitment to act in the best interests of the Company and its constituents; and
•is able to objectively assess Board, committee and management performances.
The Nominating and Corporate Governance Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Nominating and Corporate Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, see “Proposal #1: Election of Directors - Nominees for Election to the Board”.
SERVICE LIMITATIONS FOR OTHER PUBLIC COMPANY BOARDS OF DIRECTORS
The Company’s Corporate Governance Guidelines limit the number of public company boards of directors on which the Company’s directors may serve. Generally, non-employee directors may serve on the Company’s Board and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company boards. Employee directors are limited to the Company’s Board plus two other public company boards.
PROCESS FOR IDENTIFYING CANDIDATES
The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company’s Board through conversations with members of the Board, senior management and other members of the communities served by the Company.
The Nominating and Corporate Governance Committee also considers nominees proposed by the Company’s shareholders in accordance with the provisions contained in the Company’s Bylaws. The Nominating and Corporate Governance Committee considers candidates recommended by the Company’s shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the “Director Qualifications” and “Evaluation of Candidates” sections of this proxy statement. Under the Company’s Bylaws, any shareholder may nominate a person for election to the Company’s Board at an annual meeting of shareholders or special meeting of

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Environmental, Social and Corporate Governance
shareholders called for the purpose of electing directors by providing timely notice of such nomination to the Secretary of the Company. Generally, to be timely, the written notice must be received by the Secretary within the following time periods:
•in the case of an annual meeting, no earlier than 5:00 p.m. central time on the 120th day and no later than 5:00 p.m. central time on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is more than 30 days before or 60 days after such anniversary date, or (B) no annual meeting was held during the preceding year, to be timely the shareholder notice must be received no later than 5:00 p.m. central time on the tenth day after the day on which notice of the date of the meeting was given or public announcement of the date of such meeting is first made, whichever occurs first; and
•in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the shareholders called for the purpose of electing directors, no earlier than 5:00 p.m. central time on the 120th day before such special meeting and no later than 5:00 p.m. central time on the 90th day before such special meeting or, if later, 5:00 p.m. central time on the tenth day after the day on which public announcement of the date of such meeting is first made.
In addition to timely notifying the Company of a proposed nominee, a shareholder must also provide the Company with certain information including information regarding the nominee and the shareholder proposing the nominee within the time periods outlined in the Company’s Bylaws. The foregoing is a summary of the requirements for shareholders to nominate persons for election to the Board of Directors, which requirements are set out fully in the Company’s Bylaws and the foregoing description is qualified by reference to the full text of the Company's Bylaws. You should consult the Company's Bylaws for more detailed information regarding the processes by which shareholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. The Board will not entertain any nominations that do not comply with these requirements.
EVALUATION OF CANDIDATES
The Nominating and Corporate Governance Committee will consider all candidates for initial election to the Board nominated through the processes described above in accordance with the procedures described under this “Evaluation of Candidates” section. The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate’s qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members. When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process. The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.
If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee, acting with the participation of the Company’s Chief Executive Officer and Chairman of the Board, will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company’s corporate secretary’s office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate. The Nominating and Corporate Governance Committee of the Company will consider the candidate’s qualifications, including the individual’s background, skills and abilities, whether such characteristics are consistent with the Company’s Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate’s qualifications and characteristics fulfill the needs of the Board at that time. The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company’s Board. On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board.

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Environmental, Social and Corporate Governance
BOARD LEADERSHIP STRUCTURE
Neither the Corporate Governance Guidelines nor any policy of the Board requires that the role of the Chairman and Chief Executive Officer be separate. Robert A. McCabe, Jr., who is also an employee of the Company, is the Chairman of the Board and has been the Chairman of the Board since the Company’s formation. M. Terry Turner currently serves as a director and as the Company’s President and Chief Executive Officer and has also held these positions since the Company’s formation. Additionally, pursuant to the Company’s Corporate Governance Guidelines, the Board elects a Lead Director who shall preside over periodic meetings of all independent directors and is customarily the Chair of the Nominating and Corporate Governance Committee. The Lead Director’s responsibilities include, among other things, supporting the President and Chief Executive Officer in developing the agenda for Board meetings and in serving as a conduit for information flow between management and the non-employee members of the Board. The Lead Director chairs executive sessions of the independent directors at which neither the Chairman nor the President and Chief Executive Officer are present.
The Board currently has seven committees, which are the Executive Committee, the Audit Committee, the Community Affairs Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Risk Committee and the Climate and Sustainability Committee, all of which are discussed in more detail below. Certain directors also serve on a Bank board committee, the Trust Committee, which assists the board of the Bank in monitoring certain Bank trust operations. There is also a Directors’ Loan Committee, which, should certain asset quality thresholds be exceeded, will assist the Board in monitoring management’s efforts to improve the soundness of Pinnacle Bank. Because the asset quality thresholds of the Company are better than the amounts required for the Directors’ Loan Committee to convene, this committee did not meet in 2022 and has not met since 2011.
The Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee are composed entirely of independent directors within the meaning of that term in the Nasdaq Listing Rules and the rules and regulations of the SEC.
The Company believes that its current leadership structure is appropriate for the Company in that it provides an efficient decision making process with proper independent oversight. The Company’s Chairman, Robert A. McCabe, Jr., is highly involved in the day to day operations of the Company. His responsibilities include but are not limited to:
•Serving as the lead business development officer for commercial clients and affluent consumers within the Company’s Tennessee markets.
•Direct responsibility for the strategic direction of the various fee businesses of the Company, including wealth management, investment services, trust and insurance services.
•Serving as chairman of the Company’s asset liability management committee.
Likewise, the Company’s President and Chief Executive Officer, M. Terry Turner, is chairman of the Board’s Executive Committee and is also charged with overseeing day to day operations of the Company. His responsibilities include but are not limited to:
•Direct responsibility for the overall strategic direction of the Company.
•Providing leadership to the Company’s various communication channels both internal and external, including media and investor relations.
•Serving as chairman of the Company’s Leadership Team and Senior Leadership Team.
Messrs. McCabe and Turner each own a significant amount of Company Common Stock with Mr. McCabe beneficially owning 516,002 shares and Mr. Turner beneficially owning 249,629 shares, in each case as of the Record Date. Collectively, the Board of Directors and executive officers of the Company beneficially owned 1,651,209 shares of Common Stock as of the Record Date.
Although people actively employed by the Company provide the primary source of day to day leadership, their actions are still subject to the oversight of the independent Board members and its committees. Pursuant to our Corporate Governance Guidelines, our independent directors are required to meet at least twice a year under the leadership of the Lead Director. Additionally, the Executive Committee, two-thirds of the members of which currently consist of independent directors, meets at least twice per quarter while the Risk Committee, which is composed entirely of independent directors, meets on a quarterly basis. Finally, 80 percent of the Board is independent (and following the Meeting will be 77 percent independent) and given the independence of the members of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Risk Committee and Climate and Sustainability Committee, the Company believes that its leadership structure encourages a strong leadership platform with an appropriate amount of independent oversight.

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Environmental, Social and Corporate Governance
RISK OVERSIGHT
The Company places great emphasis on risk oversight beginning with its Board of Directors. The Board and members of senior management have identified the following major categories of risk: capital risk, liquidity risk, credit risk, market risk, strategic risk, reputational risk, information security risk, information technology risk, climate sustainability risk, BSA/AML/OFAC risk, other compliance risk, asset liability management risk, HR employment practices risk and non-bank activities risk. The flow of risk oversight at the Company is as follows:

BOARD OF DIRECTORS

•The Board is responsible for providing oversight of the Company's risk management processes and in doing so seeks to achieve an appropriate balance between risk and return.
•In its oversight role of our risk management function, the Board, acting principally, but not exclusively, through a Risk Committee of the Board, which is comprised solely of independent directors, focuses on the strategies, analyses and conclusions of management relating to identifying, understanding and managing risks so as to seek to optimize total shareholder value, while balancing prudent business and safety and soundness considerations.

BOARD COMMITTEES

RISK COMMITTEE
•The Risk Committee fulfills the overarching oversight role for the risk management process, including approving risk appetite and tolerance levels, risk policies and limits, monitoring key and emerging risks, and reviewing risk assessment results.
•In carrying out its responsibilities, the Risk Committee works closely with the Company's Chief Risk Officer and other members of the Company's senior risk management team.
•The Risk Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on risk management, including management's assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures.
•The Risk Committee periodically reports on risk management to the full Board.
HUMAN RESOURCES AND COMPENSATION COMMITTEE The Human Resources and Compensation Committee considers the risks that may be implicated by our executive compensation programs.

AUDIT COMMITTEE The Audit Committee takes into account risk assessment in its review of the Company's internal and external audit programs.

CLIMATE SUSTAINABILITY COMMITTEE The Climate and Sustainability Committee takes into account risk assessment in its review of the Company's activities around climate and sustainability risk management.

COMMUNITY AFFAIRS COMMITTEE
The Community Affairs Committee takes into account risk assessment in its review of the Company's community development and reinvestment programs while also monitoring the Bank's regulatory compliance risk in certain areas.

MANAGEMENT

While our Board and certain of its committees seek to monitor and exercise oversight over our risk management processes, our associates, whether they are on the front lines dealing with clients on a daily basis or in more dedicated risk oversight roles like those in our EWRM or internal audit groups, are tasked with operating our bank within our risk tolerances. We separate out our associates into three lines of defense. These lines and their responsibilities around managing our risk tolerances are as follows:

LINE 1
•Represents management including the Chief Executive Officer, Chief Financial Officer and Chief Credit Officer. Executes day-to-day operation of the business including the management of key areas of risk as noted above.

LINE 2 •Represents the Enterprise-wide risk management function including the Chief Risk Officer. Provides expertise, support, monitoring and challenge on risk-related matters involving the Company.

LINE 3
•Represents the internal audit function and is led by the Chief Audit Executive, who reports to our Audit Committee chairman. Provides independent and objective assurance and advice on all matters related to the achievement of the risk objectives of the Company.

We discuss our risk management approach in the Risk Management section of Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

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Environmental, Social and Corporate Governance
For a discussion of the Compensation Committee’s review of the Company’s senior executive officer compensation plans and employee compensation plans and the risks associated with these plans, see “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis” of this proxy statement.
CODE OF CONDUCT
The Company has a Code of Conduct that applies to the Company’s associates and directors. The purpose of the Code of Conduct is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct. Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct.
Under the Sarbanes-Oxley Act of 2002 and the SEC’s related rules, the Company is required to disclose whether it has adopted a Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company’s Chief Executive Officer and senior financial officers are bound by the Company’s Code of Conduct which contains provisions consistent with the SEC’s description of a Code of Ethics.
A copy of the Company’s Code of Conduct can be obtained by clicking on the “Governance Documents” link in the “Investor Relations” section under the “About Pinnacle” tab of the Company’s website at www.pnfp.com. The Company intends to disclose any amendments to, or waivers from, the Code of Conduct with respect to its directors and officers that are required to be disclosed in accordance with the rules and regulations of the SEC and the Nasdaq Stock Market. If such disclosure is made on the Company’s website it will be located in the “Investor Relations” section of the Company’s website at www.pnfp.com.
BOARD MEMBER ATTENDANCE AT ANNUAL MEETING
The Company encourages each member of the Board to attend the Meeting. All of the Company’s current directors who served on the Board at that time attended the 2022 annual meeting of shareholders which was held in person at the Company's headquarters.

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PROPOSAL 1 ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board shall consist of not less than five (5) nor more than twenty-five (25) directors. The terms for all of the Company’s incumbent directors expire at the Meeting. Each of the Nominating and Corporate Governance Committee and the Board has determined that all eligible candidates, with the exception of M. Terry Turner, Robert A. McCabe, Jr. and Richard D. Callicutt, II, qualify as independent under the Nasdaq Listing Rules requiring that a majority of the Board meet required independence criteria. Directors are elected until their respective successors are duly elected and qualified. Directors elected by the Board to fill board vacancies are required to stand for election by the shareholders at the next annual meeting following their election. The nomination of each of the nominees has been approved by the Nominating and Corporate Governance Committee.
Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby “FOR” each of the nominees as listed. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable or unwilling to serve, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board or, alternatively, the Board may vote to reduce the size of the Board.
All of the Company’s directors also currently serve as directors of the Bank, and, with the exception of Messrs. Dickens and Smith, are expected to continue so serving following the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSED DIRECTOR NOMINEES.

20	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors
NOMINEES FOR ELECTION TO THE BOARD
The biographies of each of our Board nominees appearing below contain information, as required by SEC regulations, regarding the person’s service as a director, business experience, service currently or at any time during the last five years on the boards of other companies that are SEC registered public companies, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

ABNEY S. BOXLEY, III (65)	DIRECTOR SINCE JUNE 16, 2017

Since December 2021, Mr. Boxley has served as Chairman of Boxley Ready Mix, a ready mix concrete manufacturer. From October 2018 to December 2020, Mr. Boxley served as East Region President of Summit Materials, Inc., a SEC registered construction materials company. From January 2021 through December 2021, Mr. Boxley served as Executive Vice President of Summit Materials. From 1988 to October 2018, Mr. Boxley served as president and chief executive officer of Boxley Materials Company, a construction materials producer. In these positions, Mr. Boxley gained extensive financial management, governance, and strategic analysis experience and has been involved in numerous merger and acquisition activities. His recent experience includes service on two audit committees as well as board oversight in a broad range of business and cultural organizations. Mr. Boxley was a founding director of Valley Financial Corporation (“Valley”), a SEC registered public bank holding company, and Valley Bank, which BNC Bancorp (“BNC”) acquired in July 2015, and served as chairman of the Valley board and chairman of that board’s executive committee.
Mr. Boxley served as a director of BNC, a SEC registered public bank holding company from July 2015 until June 16, 2017, when the Company acquired BNC. Mr. Boxley has also served as a director of the following entities during the past five years: Boxley Materials Company, Graham-White Manufacturing, Carilion Clinic, Episcopal High School, Alexandria, VA, Virginia Foundation for the Arts and Sciences/Center in the Square, the Business Council, Roanoke Regional Partnership, the Roanoke Valley Development Foundation, the Virginia Western Community College Educational Foundation and Go Virginia Regional Council, none of which are SEC registered public companies. Since 1994, Mr. Boxley has served on the board of directors of RGC Resources, Inc., a SEC registered public natural gas company, where he serves on the audit committee and the compensation committee, and since March 2018 has served on the board of directors of Insteel Industries, Inc., a SEC registered public steel wire manufacturing company. He received his B.A. in Economics from Washington and Lee University and his M.B.A. from the University of Virginia.
Mr. Boxley’s deep understanding of mergers and acquisitions, business development, public company processes and institutional knowledge of the financial services sector make him a valuable member of the Board. As a Virginia native and resident, he also provides the Board with important knowledge of a principal geographic market for the Company.

CHARLES E. BROCK (58)	DIRECTOR SINCE JULY 31, 2015

Mr. Brock is the president of Brock Partnerships, LLC, which focuses on entrepreneurial and investment initiatives in his hometown of Chattanooga, TN. From January 2013 until September 2018, Mr. Brock served as president and chief executive officer of Launch Tennessee, a state-wide initiative to harness innovation, capital and the entrepreneurial spirit to make Tennessee the best place in the Southeast to start a business. From 2009 to 2012 he was the managing partner of and currently is the board chairman and director of FourBridges Capital Advisors, a middle-market investment bank based in Chattanooga, Tennessee that serves clients throughout the Southeast. Mr. Brock has also served as the executive entrepreneur of CoLab, whose mission is to support entrepreneurs in the southeast Tennessee region. Additionally, he is a founding partner of Chattanooga Renaissance Fund, Chattanooga’s first angel capital group committed to helping fund and mentor startup companies in the region. In 1998, Mr. Brock helped start Foxmark Media, growing it into one of the nation’s leading mall advertising companies, operating in more than 35 markets. As the company’s CEO and largest shareholder, he structured three rounds of private financing before selling the company in 2006 to Australian based EYE Corp, one of the world’s leading out-of-home media companies. Prior to starting Foxmark, Mr. Brock held marketing and sales positions with Brock Candy Company and its successor, Brach and Brock Confections. Mr. Brock was an organizer and director of CapitalMark Bank & Trust in Chattanooga, which the Company acquired in July 2015. Mr. Brock currently serves as the board chair of the Community Foundation of Chattanooga, CoLab, and the Chattanooga Advisory Council for Pathway Lending. In addition, he serves as a board member for the Hunter Museum and Outreach Haiti. Mr. Brock earned his bachelor’s degree from the University of the South, where he is a former member of the Board of Trustees. He holds a Series 7 and Series 63 license, and is also a Series 24 Registered Securities Principal. He is a director of Dixie Group, Inc., an SEC-registered company that manufactures and sells carpets and rugs.
Mr. Brock’s extensive and ongoing experience with emerging growth companies, entrepreneurs, and small and medium-sized private businesses in Tennessee and the Southeast provides the Board with exceptional insight and perspective for the Company’s primary market of small to medium-sized business and financially successful individuals. As a Chattanooga native and resident, he also provides the Board with important knowledge of a principal geographic market for the Company.

2023 Proxy Statement	21

Proposal 1 Election of Directors

RENDA J. BURKHART (68)	DIRECTOR SINCE JUNE 17, 2015

Since June 2022, Ms. Burkhart has served as Partner of Forvis Private Client. From September 2021 to June 2022 she served as Managing Partner of Family Office Division of Dixon Hughes Goodman LLP. Previously, Ms. Burkhart was the founder, and from 1982 until it joined Dixon Hughes Goodman LLP in September 2021 President of Burkhart & Company, P.C., a Knoxville-based certified public accounting firm that offered financial, accounting and tax consulting services to entrepreneurs and high net worth families. Ms. Burkhart also co-founded Concorde Technologies, Inc., which provided integration of information system technologies and software solutions in specialized commercial environments. She was that company’s president through 1996. Before becoming an entrepreneur, Ms. Burkhart worked in the tax division of a large accounting firm. Ms. Burkhart has served on numerous boards of public and private foundations, non-profit organizations and closely held businesses. She currently chairs the board of University Health Systems a tertiary healthcare system serving a 22 country region. Ms. Burkhart is a Certified Public Accountant and member of the American Institute of CPAs. She earned her bachelor’s degree from the University of Tennessee.
Ms. Burkhart provides the Board with valuable insight into the Knoxville business and individual markets, and her accounting experience and expertise provide strong support to the Executive, Risk, Audit and Trust Committees of the Board of the Company and the Bank. She remains an active member of the community and networks nationally among businesses serving high net worth families. Through her numerous community and professional activities, she has insight into financial markets including banking, investment management, trust and risk management.

GREGORY L. BURNS (68)	DIRECTOR SINCE JUNE 17, 2001

Mr. Burns is President of Gregory Burns Consulting Group, LLC. Previously he was founder, president and chief executive officer of NeighborMD Management, LLC, a developer and operator of NeighborMD Urgent Care centers, which was started in 2010 and was acquired by Urgent Care Enterprises, a joint venture between Tri-Star Health and Care Spot Express Healthcare on April 12, 2013. Prior to his retirement on February 12, 2009, Mr. Burns served as chairman of the board and chief executive officer for O’Charley’s Inc., then a SEC registered public restaurant company, headquartered in Nashville, Tennessee. Mr. Burns joined O’Charley’s in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president before becoming chief executive officer in February, 1994. Prior to joining O’Charley’s, he served as chief financial officer for the Nashville Banner Publishing Company, a newspaper publisher, and a senior accountant for Price Waterhouse.
Mr. Burns currently serves on the Advisory Board of the University of Kentucky Gatton School of Business and in 2021 retired from his position on the board of the Nashville Public Education Foundation where he was past chairman and served for twenty years. His other civic activities have included serving as chair and board member of the Nashville Chapter of the American Cancer Society and the Nashville Sports Council, the board of The Dan and Margaret Maddox charitable fund, and as a board member of the Nashville Ballet, the Music City Bowl, the Vanderbilt Ingram Cancer Center, the Nashville Area Red Cross and the Nashville Symphony. Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.
Mr. Burns has extensive business experience having served as first the chief financial officer, and then the chief executive officer of O’Charleys Inc., which at that time was a SEC registered public restaurant company. He has a broad understanding of the financial, operational and strategic issues facing public companies and his accounting and financial expertise add to his qualifications. Mr. Burns has been designated as an “audit committee financial expert” by the Board.

RICHARD D. CALLICUTT (64)	DIRECTOR SINCE JUNE 16, 2017

Mr. Callicutt serves as Chairman of the Carolinas and Virginia of the Company and the Bank. Mr. Callicutt served as the president and chief executive officer of BNC from June 2013 until June 16, 2017 when the Company acquired BNC. He was employed by Bank of North Carolina, BNC’s banking subsidiary, from 1991 until June 16, 2017, serving as its president and chief executive officer from June 2013 to June 16, 2017, and BNC from its organization in 2002 until June 16, 2017. He also served as a director of BNC and Bank of North Carolina from 2003 until June 16, 2017. Mr. Callicutt currently serves on the Board of Trustees of High Point University, and as a Board member of the North Carolina Chamber of Commerce.
Mr. Callicutt earned a B.S. degree from High Point University. Mr. Callicutt has over 30 years of banking experience. The Board believes that Mr. Callicutt’s extensive executive experience and deep institutional knowledge of all operational aspects of BNC’s business prior to its merger with the Company and his day-to-day experiences serving as the Company’s Chairman of the Carolinas make him a valuable addition to the Board.

22	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

THOMAS C. FARNSWORTH, III (56)	DIRECTOR SINCE SEPTEMBER 1, 2015

Mr. Farnsworth has spent his entire business career at Farnsworth Investment Company - a real estate development firm - and is its president. In addition to serving on the Board, Mr. Farnsworth serves on the board of the Memphis Zoo, Inc. and became its chairman in 2017, and serves on the board as a legacy member of the Assisi Foundation of Memphis, and is its vice-chairman. He earned a bachelor’s degree in economics from Southern Methodist University.
Mr. Farnsworth served as a director of Magna Bank from 2004 until its merger with Pinnacle Bank on September 1, 2015.
Mr. Farnsworth’s business experience provides valuable knowledge regarding commercial real estate activities and insight into the Memphis business market.

JOSEPH C. GALANTE (73)	DIRECTOR SINCE JULY 5, 2016

Mr. Galante was chairman of Sony Music from January 1995, until he stepped down in July 2010. He helped launch the careers of Alabama, Clint Black, Kenny Chesney, Sara Evans, Dave Matthews, Wu Tang Clan, SWV, The Judds, Lonestar, Martina McBride, K.T. Oslin, Kellie Pickler, Carrie Underwood, Keith Whitley, Chris Young and many more. His leadership bolstered the careers of such superstars as Brooks & Dunn, Alan Jackson, Miranda Lambert and Brad Paisley. Mr. Galante served as a director of Avenue from 2006 to July 1, 2016, when the Company acquired Avenue Financial Holdings, Inc. ("Avenue"). In 2022, Mr. Galante was inducted into the Country Music Hall of Fame.
Mr. Galante serves on the boards of the Country Music Association, CMA Foundation, Fishbowl Spirits and, since September 2018, Cumberland Pharmaceuticals Inc., a SEC registered public pharmaceutical company. He is currently a mentor in residence at the Entrepreneur Center in Nashville.
Mr. Galante’s extensive experience and contacts in the music industry, and his involvement and support in the entrepreneurial development in the Nashville community, make him a valuable member of the Board.

GLENDA BASKIN GLOVER (70)	DIRECTOR SINCE DECEMBER 1, 2013 Lead independent director since march 1, 2021

Dr. Glover is a certified public accountant and an attorney. She has served as president of Tennessee State University since January 2013. From 1994 to 2012, Dr. Glover was the Dean of the College of Business at Jackson State University in Jackson, Miss., where she led the College of Business throughout the accreditation process and spearheaded the implementation of the nation’s first Ph.D. in business at a historically black college and university.
Her other previous roles include serving as chairperson of the Department of Accounting at Howard University, chief financial officer of an engineering firm, tax manager at a major public utility company and accountant with a Big-Four CPA firm.
Dr. Glover has previously served as a corporate board member of three other SEC registered public corporations: Citigroup-Student Loan Corporation, American Learning Corporation and First Guaranty Bancshares. She served as either chair of the audit committee or as a financial expert on each board. From July 2018 to July 2022, Dr. Glover served as International President of Alpha Kappa Alpha Sorority, Incorporated.
She earned her bachelor’s degree from Tennessee State University, an MBA from Clark Atlanta University and completed her doctorate in business at George Washington University. She later completed her law degree from Georgetown University.
Dr. Glover’s experience as a director of other publicly held companies, including other financial institutions, her deep expertise on accounting and corporate governance matters, and her relationships with other leaders in the higher education and African-American communities make her a valuable addition to the Board.

2023 Proxy Statement	23

Proposal 1 Election of Directors

DAVID B. INGRAM (60)	DIRECTOR SINCE JULY 5, 2016

Mr. Ingram has served as chairman of Ingram Entertainment Inc., the nation’s largest distributor of DVDs and video games, since April 1996. From April 1996 through August 2012, Mr. Ingram also served as president of Ingram Entertainment Inc. Beginning January 1, 2022, Mr. Ingram became Chairman and CEO of Ingram Entertainment, Inc. upon the retirement of its previous CEO. Mr. Ingram also served as chairman of DBI Beverage Inc., an operator of beverage distributorships in nine major markets in California, from February 2002, when he founded that company, to September 2019 upon the sale of the business. Mr. Ingram served as a director of Avenue from 2006 to July 1, 2016, when the Company acquired Avenue.
Prior to these roles, he served as assistant to the treasurer of Ingram Industries Inc. and as a development officer at Duke University. Mr. Ingram is currently chairman of the Montgomery Bell Academy Board of Trustees and chairman of the Vanderbilt Owen Graduate School of Management Board of Visitors, and president of The Golf Club of Tennessee.
Mr. Ingram’s leadership experience and business contacts in the Nashville community make him a valuable member of the Board.

DECOSTA E. JENKINS (67)	DIRECTOR SINCE MARCH 1, 2021

Mr. Jenkins is the recently retired president and CEO of Nashville Electric Service (NES), one of the largest public utilities in the United States, from which he retired on June 1, 2022. He joined NES in 1991, serving as a senior vice president and chief financial officer before being appointed to the CEO post in 2004. Prior to that, he spent 11 years at Deloitte working in the audit department for private and public companies.
Mr. Jenkins is a certified public accountant and earned an accounting degree from the University of Tennessee. He is chairman of the board of the Community Foundation of Middle Tennessee and immediate past chair of the American Public Power Association (APPA). Mr. Jenkins also serves on the board of trustees at the University of Tennessee and is a member of several civic boards including the Nashville Area Chamber of Commerce, Seven States Power Corporation, YMCA of Middle Tennessee and Samaritan Ministries/Project S.E.E. He also serves as a member of regional and national bodies addressing civic, energy and climate issues, including the APPA CEO Climate Change and Generation Policy Task Force. He is also a director at i3 verticals, a SEC registered public company.
Mr. Jenkins is one of Nashville’s most prominent civic and business leaders with deep financial and operational expertise and experience and the Company believes his knowledge, expertise and experience and long history of community involvement as well as his background in accounting makes him a valuable member of our Board. Mr. Jenkins has been designated as an "audit committee financial expert" by the Board.

24	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

ROBERT A. MCCABE, JR. (72)	DIRECTOR SINCE FEBRUARY 28, 2000

Mr. McCabe is one of the founders of the Company and an organizer of the Bank. Mr. McCabe serves as Chairman of the Board of the Company and the Bank, positions he has held since the formation of the Company and the Bank. He began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976 following four years of military service. From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American’s east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American’s Corporate Banking division, and shortly thereafter, as president of its General Banking division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation. In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American’s merger with AmSouth Bancorporation in October 1999.
Mr. McCabe also serves as a director of NES, a municipal electric distribution company and as a director of National Health Investors of Murfreesboro, Tennessee, a SEC registered public healthcare real estate investment company. Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc., a SEC registered public company that was a provider of financial products to community banks, from 2002 until its sale in 2009. He was also a director of SSC Services of Knoxville, Tennessee which was sold in 2010.
Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President’s Organization, Chief Executives Organization, served as the Chairman of the Board of Trustees of The Ensworth School and Cheekwood Botanical Gardens and Museum of Art. He is also a past chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership. Mr. McCabe is also a past chairman of the Nashville Area Chamber of Commerce.
Mr. McCabe’s extensive banking and business development experience and his experience managing the day- to-day operations of all Tennessee banking operations, and company-wide programs for wealth management, capital markets and corporate services provide the Board with knowledge and insight into the Company’s operations. Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

G. KENNEDY THOMPSON (72)	DIRECTOR SINCE JUNE 16, 2017

Mr. Thompson served as a principal of Aquiline Capital Partners LLC, a New York based financial services private equity firm, from 2009 until April, 2019, when he retired. Mr. Thompson was president and chief executive officer of Wachovia Corporation (“Wachovia”) from 1999 to 2008. He worked at Wachovia and First Union Corporation for 32 years. Mr. Thompson served in numerous industry leadership positions, including chairman of The Clearing House, chairman of The Financial Services Roundtable, chairman of the Financial Services Forum, and president of the International Monetary Conference. He served on the Federal Advisory Council of the Federal Reserve Board for three years and was president in 2007. In the past five years, he has served on the board of Hewlett-Packard, a SEC registered public technology company, and Carolinas Healthcare System. Mr. Thompson currently serves on the boards of Lending Tree, Inc. and Insteel Industries, Inc., both of which are SEC registered public companies.
Mr. Thompson received a B.A. from the University of North Carolina at Chapel Hill and an M.B.A. from Wake Forest University. The Board believes that Mr. Thompson’s expertise in analyzing companies in the financial services industry and extensive knowledge of the Company’s industry and its competition and his involvement in community activities in his home state of North Carolina make him a valuable member of the Board.

2023 Proxy Statement	25

Proposal 1 Election of Directors

M. TERRY TURNER (68)	DIRECTOR SINCE FEBRUARY 28, 2000

Mr. Turner was one of the founders of the Company and an organizer of the Bank. Mr. Turner is President and Chief Executive Officer of the Company and the Bank, positions he has held since the Company’s and Bank’s organization. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor’s degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the General Bank of First American National Bank. From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner’s banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking, trust, and investment operations.
During Mr. Turner’s tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the Federal Reserve Bank of Atlanta (Nashville branch), and a member of the board of governors of the Nashville Chamber of Commerce. Mr. Turner is an active member of the Chief Executive’s Organization and the World President’s Organization. He is also a member of numerous local clubs and organizations including Leadership Nashville.
Mr. Turner’s extensive banking experience and his experience managing the day to day operations of the Company’s business provide the Board with knowledge and insight into the Company’s operations. Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

26	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors
Meetings and Committees of the Board
During the fiscal year ended December 31, 2022, the Company’s Board held six meetings. The Company’s governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nominating and Corporate Governance Committee to
re-nominate them to their Board seat. All incumbent directors attended either in-person or virtually at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she served during the time period when the director was a member of the Board in 2022.
In accordance with the Company’s Corporate Governance Guidelines or the Company's Bylaws, the Company’s or the Bank’s Board has established the currently active committees described below. As of March 1, 2023, the members of each committee are the same for the Company and the Bank and were as identified below:

	AUDIT COMMITTEE	CLIMATE & SUSTAINABILITY COMMITTEE	COMMUNITY AFFAIRS COMMITTEE	HUMAN RESOURCES & COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE	TRUST COMMITTEE	RISK COMMITTEE	EXECUTIVE COMMITTEE
Abney S. Boxley, III
Charles E. Brock
Renda J. Burkhart
Gregory L. Burns
Richard D. Callicutt II
Thomas C. Farnsworth, III
Joseph Galante
Glenda Baskin Glover (Lead Independent Director)
David B. Ingram
Decosta E. Jenkins
Robert A. McCabe, Jr. (Board Chair)
G. Kennedy Thompson
M. Terry Turner

MEMBER	CHAIRMAN
Messrs. Dickens and Smith were not serving on any committees as of March 1, 2023 having ended such services as of February 28, 2023 in anticipation of their impending retirement from the Board following the Meeting.

2023 Proxy Statement	27

Proposal 1 Election of Directors

EXECUTIVE COMMITTEE				MEETINGS IN 2022: 12

MEMBERS:

	M. Terry Turner (Chair)	Charles E. Brock	Renda J. Burkhart	Gregory L. Burns	Richard D. Callicutt II

	Joseph Galante	Glenda Baskin Glover	David B. Ingram	Robert A. McCabe, Jr.	G. Kennedy Thompson

Under the Company’s Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters. The Executive Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the “About Pinnacle” tab on the Company’s website at www.pnfp.com.
[ROLES AND RESPONSIBILITIES]
The Executive Committee is responsible for:
•Overseeing the operations of the Bank between Board meetings;
•Approving, or recommending to the Board for the Board’s approval, all major policies and procedures pertaining to loan policy.
•Additionally, the Executive Committee has the overall responsibility for asset liability management strategy of the Company and the Bank.
•Additionally, the independent members of the Executive Committee are responsible for recommending to the full Board the nominees for membership on the Company’s Nominating and Corporate Governance Committee.

28	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

RISK COMMITTEE				MEETINGS IN 2022: 4

MEMBERS:

	Renda J. Burkhart (Chair)	Charles E. Brock	Gregory L. Burns	Joseph Galante	Glenda Baskin Glover

	David B. Ingram	G. Kennedy Thompson

The Risk Committee was formed for the purpose of assisting the Board in its general oversight of the Company’s risk management processes and is responsible for an integrated effort to identify, assess and manage or mitigate material risks facing the Company, including credit, liquidity, strategic, operational, compliance, reputational, capital, cybersecurity and certain other risks. The Risk Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the “About Pinnacle” tab on the Company’s website at www.pnfp.com.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Risk Committee consist of:
•Monitoring and reviewing the Company’s enterprise-wide risk management processes, strategies, policies and practices;
•Reviewing risks related to non-bank activities, information security and cybersecurity, legal and compliance, human resources, operations, and other emerging risks;
•Evaluating the adequacy of the Company’s risk management functions and related remediation plans; and
•Making recommendations to the Board as the Board seeks to effectively manage risks and address identified risk management deficiencies.
The Risk Committee’s charter provides that the committee shall consist of no fewer than three non-management members of the Board that meet any requirements subsequently established under the Dodd-Frank Act, as amended, and the rules of the Federal Reserve Board promulgated thereunder. All members of the Risk Committee satisfy this requirement and are also independent within the Nasdaq Listing Rules and the rules and regulations of the SEC.

2023 Proxy Statement	29

Proposal 1 Election of Directors

AUDIT COMMITTEE					MEETINGS IN 2022: 8

MEMBERS:

	Gregory L. Burns (Chair)	Abney S. Boxley, III	Renda J. Burkhart	Thomas C. Farnsworth, III	Decosta E. Jenkins

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the “About Pinnacle” tab on the Company’s website at www.pnfp.com. The Audit Committee’s charter provides that the Audit Committee shall consist of at least three members, all of whom shall be “independent.” Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the Nasdaq Listing Rules and as required by the rules and regulations of the SEC, including Rule 10A-3 promulgated under the Exchange Act. All members of the Audit Committee are independent within the Nasdaq Listing Rules as well as Rule 10A-3 promulgated under the Exchange Act. The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flows. The Company believes that the members of the Audit Committee meet these requirements. Additionally, the rules and the regulations of the SEC require the Company to disclose whether it has an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Company’s Board has determined that each of Gregory L. Burns and Decosta E. Jenkins is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and that each is “independent” as defined by the rules and regulations of the SEC.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Audit Committee consist of:
•Monitoring whether the affairs of the Company are subject to effective internal and external independent audits and control procedures;
•Approving the selection of external independent auditors annually;
•Overseeing the Company’s internal audit function, including reviewing and approving the Company’s internal audit charter, budget and staffing levels, and the audit plan;
•Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the SEC, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports;
•Approving the appointment of the Chief Audit Executive and annually reviewing the performance and compensation of the Chief Audit Executive; and
•Preparing an audit committee report for inclusion in the Company’s proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company’s independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company’s annual report filed with the SEC.
Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company’s outside counsel may attend each meeting or portions thereof as required by the Audit Committee.

30	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

COMMUNITY AFFAIRS COMMITTEE					MEETINGS IN 2022: 4

MEMBERS:

	Charles E. Brock (Chair)	Richard D. Callicutt II	Glenda Baskin Glover	David B. Ingram	Robert A. McCabe Jr.

G. Kennedy Thompson

The Community Affairs Committee evaluates the Bank’s overall community relations including community investments, public affairs and advertising. The Community Affairs Committee’s responsibilities are set forth in a written charter that has been approved by the Board.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Community Affairs Committee consist of:
•Establishing the Bank’s community development program;
•Assessing and overseeing the Bank's compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act; and
•Overseeing the Bank’s corporate contribution program.

2023 Proxy Statement	31

Proposal 1 Election of Directors

CLIMATE SUSTAINABILITY COMMITTEE					ESTABLISHED 2023

MEMBERS:

	Joseph Galante (Chair)	Abney S. Boxley, III	Gregory L. Burns	Thomas C. Farnsworth, III	Decosta E. Jenkins

M. Terry Turner (Non-voting Member)

The Climate Sustainability Committee provides oversight of the firm's climate-related sustainability practices and policies to ensure processes are designed and maintained to comply with the various regulatory requirements, including climate-related disclosures concerning corporate climate sustainability. All members of the Climate Sustainability Committee, other than Mr. Turner, who is a non-voting member, are independent.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Climate Sustainability Committee consist of:
•Overseeing the initiation and maintenance of the Company and Bank's climate initiatives;
•Evaluating the short and long-term environmental objectives of the Firm in partnership with management; and
•Overseeing management climate-related disclosures to ensure compliance with regulatory standards and industry practice.

32	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

HUMAN RESOURCES AND COMPENSATION COMMITTEE					MEETINGS IN 2022: 6

MEMBERS:

	G. Kennedy Thompson (Chair)	Abney S. Boxley, III	Charles E. Brock	Thomas C. Farnsworth, III	Decosta E. Jenkins

The Compensation Committee’s responsibilities are set forth in a written charter which has been approved by the Board. A copy of this charter is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the “About Pinnacle” tab on the Company’s website at www.pnfp.com.
The Compensation Committee’s Charter provides that the Compensation Committee shall consist of at least three members, all of whom shall be “independent” under the Nasdaq Listing Rules and the rules and regulations of the SEC. Members of the Compensation Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the Nasdaq Listing Rules and as required by the rules and regulations of the SEC. All members of the Compensation Committee are independent in accordance with the Compensation Committee Charter.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Compensation Committee consist of:
•Establishing or approving certain policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company’s 401(k) plan and employee stock incentive plans;
•Evaluating and establishing the compensation of the Company’s executive officers, including the Chief Executive Officer, Chairman of the Board and Chief Financial Officer, the compensation for which is described in “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” included in this proxy statement;
•Reviewing the compensation of the other members of the Company’s Leadership Team as the Compensation Committee may determine;
•Recommending the compensation for the non-employee directors to the Board; and
•Approving the Company’s annual “Compensation Discussion and Analysis” included in the proxy statement for our annual meeting.
The Compensation Committee considers many factors, including the ongoing performance of the Company, advice received from third party consultants and results of shareholder votes on “Say on Pay” and other similar votes. Receiving recommendations from the Chief Executive Officer in connection with the determination concerning compensation for executive officers other than the Chief Executive Officer. The Compensation Committee selected McLagan, which is part of the Human Capital Rewards Solutions practice at Aon plc (“McLagan”), as the Company’s consultant for executive and director compensation matters for the fiscal year ended December 31, 2022. The McLagan consultant who performed these services reported directly to the Compensation Committee chair. The Compensation Committee has established procedures that it considers adequate to ensure that McLagan’s advice to the Compensation Committee remains objective and is not influenced by the Company’s management. These procedures include:
•a direct reporting relationship of the McLagan consultant to the Compensation Committee;
•provisions in the Compensation Committee’s engagement letter with McLagan specifying the information, data, and recommendations that can and cannot be shared with management;
•an annual update to the Compensation Committee on McLagan’s financial relationship with the Company, including a summary of the work performed for the Compensation Committee during the preceding 12 months; and
•written assurances from McLagan that, within the McLagan organization, the McLagan consultant who performs services for the Compensation Committee has a reporting relationship and compensation determined separately from any other McLagan line of business.
McLagan also assists the Compensation Committee in recommending compensation for the non-employee directors of the Board.

2023 Proxy Statement	33

Proposal 1 Election of Directors
The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. At certain meetings in 2022, the Compensation Committee met in executive sessions and the Company’s Chief Executive Officer was not present when it deliberated and voted on the compensation of the Company’s Chief Executive Officer. The Compensation Committee’s Chairman reports the committee’s decisions on executive compensation to the Board. Independent advisors and the Company’s human resources department support the Compensation Committee in its duties and, along with the Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under the Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews, among other things, the total fees paid to advisors and outside compensation consultants by the Company, the nature of any other services provided by the advisors and compensation consultant, any business or personal relationships between the Company and the advisors and compensation consultant, and any stock of the Company owned by the advisors and consultant to ensure that the advisors and consultant maintain their objectivity and independence when rendering advice to the committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE					MEETINGS IN 2022: 4

MEMBERS:

	Glenda Baskin Glover (Chair)	Abney S. Boxley, III	Thomas C. Farnsworth, III	Decosta E. Jenkins

The Nominating and Corporate Governance Committee’s responsibilities are set forth in a written charter which has been approved by the Board. A copy of this charter is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the “About Pinnacle” tab on the Company’s website at www.pnfp.com. The Nominating and Corporate Governance Committee’s Charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be “independent” within the meaning of the Nasdaq Listing Rules and the rules and regulations of the SEC. Members of the Nominating and Corporate Governance Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the Nasdaq Listing Rules. All members of the Nominating and Corporate Governance Committee are independent in accordance with the Nominating and Corporate Governance Committee Charter.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Nominating and Corporate Governance Committee consist of:
•Recommending nominees to the Board for approval and election for inclusion in the proxy statement;
•Recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board. As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee follows in evaluating director candidates, including candidates submitted by the Company’s shareholders; and
•Reviewing the Company's environmental, social and related governance (ESG) activities and practices, initiatives and policies, and receiving updates from the Company's management committee responsible for significant ESG and sustainability activities.

34	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

TRUST COMMITTEE				MEETINGS IN 2022: 4

MEMBERS:

	David B. Ingram (Chair)	Renda J. Burkhart	Richard D. Callicutt II	Joseph Galante	Robert A. McCabe, Jr.

The Trust Committee oversees all fiduciary functions of the Bank’s trust department. The Trust Committee’s responsibilities are set forth in a written charter that has been approved by the Bank’s board of directors.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Trust Committee consist of:
•Reviewing the Bank’s trust policies and procedures annually;
•Approving changes to the business model for the Bank’s Trust Department; and
•Approving the establishment of significant relationships with third-party providers.

2023 Proxy Statement	35

Proposal 1 Election of Directors
Director Compensation
It is the role of the Compensation Committee, on behalf of the Board, to review and recommend to the Board the compensation of the Company’s non-employee directors. In performing this role, the Compensation Committee regularly meets with and receives reports and information (including peer data) from McLagan, its independent compensation consultant. The Board and the Compensation Committee believe that director compensation should attract and retain qualified directors and compensate them for the significant time commitment and substantial contributions they are expected to make in their capacities as directors and that the compensation should align the directors’ interests with the long-term interests of the Company’s shareholders. The compensation program for the Company’s non-employee directors is a combination of cash and equity and is assessed and reviewed relative to the peer group at least annually. In addition our Amended and Restated 2018 Equity Incentive Plan imposes a maximum limit on the aggregate value of all compensation that may be paid or granted, as applicable, to any one non-employee director in any calendar year, including equity-based awards and cash fees paid by the Company to such director, of $500,000.
Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board. Additionally, directors do not receive separate compensation for serving on the Bank’s Board.
In October 2021, the Compensation Committee reviewed a report prepared by McLagan with respect to the Company’s average director compensation for 2021 compared to the average director compensation program for 2020 for a peer group jointly selected by McLagan and the Compensation Committee. In this report, McLagan and the Compensation Committee increased the size of the peers in the peer group in terms of total assets from the 2020 report, raising the upper limit to include financial institutions with up to $90.0 billion in total assets (from approximately $55.0 billion in the 2020 report) and the lower limit to approximately $23.0 billion (from approximately $20.0 billion in the 2020 report), to account for the Company’s continued growth and to place it closer to the median of the group. The group consisted of 23 firms with median assets of $36.1 billion as of June 30, 2021. This report reflected that the Company’s average director’s total compensation for 2021 was near the 38th percentile of the peer group with the total cash component approximating the 13th percentile while the equity-based component was near the 63th percentile.
After taking into account the information contained in this report, the Compensation Committee determined it was appropriate to recommend to the Board changes to the compensation structure and amounts for the non-employee directors for the period commencing March 1, 2022. The recommendation, which would position the Company’s average director’s total compensation at the 64th percentile of the peer group (with total cash compensation approximating the 69th percentile and equity-based compensation approximating the 63rd percentile), included transitioning away from paying per meeting fees to a fixed cash retainer-only structure for board and committee meetings and making a corresponding increase to the cash retainer component of the director compensation program. The Compensation Committee believed moving away from per meeting fees and increasing the cash-retainer would bring the Company’s non-employee director cash compensation program more in line with the peers in the peer group.
In July 2022, the Compensation Committee reviewed a report prepared by McLagan with respect to the Company’s average director compensation for 2022 compared to the average director compensation program for 2021 for a peer group jointly selected by McLagan and the Compensation Committee. In this report, McLagan and the Compensation Committee increased the size of the peers in the peer group in terms of total assets from the 2021 report, raising the upper limit to include financial institutions with up to $100.0 billion in total assets (from approximately $90.0 billion in the 2021 report) and reduced the lower limit to approximately $20.0 billion (from approximately $23.0 billion in the 2021 report), to account for the Company’s continued growth and to place it closer to the median of the group. The group consisted of 22 firms with the 50th percentile for total assets being $40.0 billion as of December 31, 2021. This report reflected that the Company’s average director’s total compensation for 2022 was near the 64th percentile of the peer group with the total cash component approximating the 57th percentile while the equity-based component was near the 47th percentile.
After taking into account the information contained in this report, the Compensation Committee determined it was appropriate to recommend to the Board changes to the compensation structure and amounts for the non-employee directors for the Board compensation period commencing March 1, 2023 to preserve the positioning of the directors' compensation between the 50th and 75th percentile of the peer group. The recommendation, which would position the Company’s average director’s total compensation at the 72nd percentile of the peer group (with total cash compensation approximating the 59th percentile and equity-based compensation approximating the 58th percentile), included increasing the lead director cash retainer to $100,000 (inclusive of the $65,000 cash retainer paid to every non-employee director), increasing the equity component for all non-employee directors to $80,000, as well as increasing certain committee chair and member retainers as noted below. The Compensation Committee believed these changes to the director compensation package would maintain the Company’s average non-employee director compensation in line with the peers in the peer group.

36	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors
In January 2022, acting upon the recommendation of the Compensation Committee, the Board approved the compensation amounts set out below for the Company’s non-employee directors for the period beginning March 1, 2022 and ending March 1, 2023. The following tables outline the director compensation schedule in effect during the twelve months ended March 1, 2023 and the expected director compensation for the twelve months ending March 1, 2024, which was approved by the Board, upon recommendation of the Compensation Committee in January 2023:
[Director compensation during the twelve months ending march 1]

RETAINER FEES:	March 1, 2022 to March 1, 2023	March 1, 2023 to March 1, 2024
Restricted shares(1)	$75,000	$80,000
Cash(2)	65,000	65,000
Lead Director Cash(2)	25,000	35,000
Annual committee chair retainers(2):
Audit	15,000	18,000
Human Resources and Compensation	10,000	10,000
Nominating and Corporate Governance	10,000	12,500
Risk	10,000	15,000
Trust	10,000	10,000
Community Affairs	6,250	6,250
Climate and Sustainability	-	6,250
Committee member retainers(2):
Executive	12,000	12,000
Audit	12,000	12,000
Human Resources and Compensation	10,000	10,000
Nominating and Corporate Governance	7,500	7,500
Risk	7,500	10,000
Trust	7,500	7,500
Community Affairs	7,500	7,500
Climate Sustainability	-	7,500
(1)Restricted shares awarded on March 1 of the current year with restrictions lapsing as of March 1 the following year. The number of restricted shares issued is equal to the dollar amount reflected in the table divided by the closing price of the Company’s common stock on the grant date.
(2)Cash fees and retainers are paid in quarterly installments.

2023 Proxy Statement	37

Proposal 1 Election of Directors
The following table sets forth the compensation of the Company’s directors for services rendered during 2022:

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS - GRANT DATE FAIR VALUE(2)	TOTAL
Abney S. Boxley, III	$101,250	$75,000	$176,250
Charles E. Brock	$104,500	$75,000	$179,500
Renda J. Burkhart	$108,250	$75,000	$183,250
Gregory L. Burns	$119,250	$75,000	$194,250
Richard D. Callicutt II(1)	$—	$—	$—
Marty G. Dickens	$100,750	$75,000	$175,750
Thomas C. Farnsworth, III	$106,750	$75,000	$181,750
Joseph Galante	$106,750	$75,000	$181,750
Glenda Baskin Glover	$136,625	$75,000	$211,625
David B. Ingram	$108,250	$75,000	$183,250
Decosta E. Jenkins	$87,000	$75,000	$162,000
Robert A. McCabe, Jr.(1)	$—	$—	$—
Reese L. Smith, III	$106,750	$75,000	$181,750
G. Kennedy Thompson	$113,750	$75,000	$188,750
M. Terry Turner(1)	$—	$—	$—
(1)Messrs. Callicutt, McCabe, and Turner were employees of the Company and, thus did not receive any compensation for serving as a director in 2022.
(2)All non-employee directors were awarded 790 restricted share awards effective March 1, 2022. The amounts in the column captioned “Stock Awards” reflects the grant date fair value of these restricted shares. For a description of the assumptions used by the Company in valuing these awards please see “Note 13. Stock Options and Restricted Shares” of the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 28, 2023. The restrictions on these shares lapsed on March 1, 2023 as the recipient satisfied the vesting conditions that required the director to attend at least 75% of their assigned Board and committee meetings between the respective grant date and vesting date of March 1, 2023.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES.

38	Pinnacle Financial Partners, Inc.

PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Crowe LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The firm of Crowe LLP has served as the Company’s auditors since February 29, 2016. A representative of the firm is expected to be present at the Meeting and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid Crowe LLP for the 2021 and 2022 fiscal years, see “Independent Registered Public Accounting Firm” on page 85 herein.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

2023 Proxy Statement	39

PROPOSAL 3 ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company believes that the compensation for the Named Executive Officers, as described in “EXECUTIVE COMPENSATION —Compensation Discussion and Analysis” below, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of the Company’s shareholders. The Company believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance.
The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides the Company’s shareholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to the Company’s performance. In the proxy statement for the 2022 annual meeting of shareholders, a similar advisory vote was requested by the Company. The results for last year’s vote were as follows:

	2022 VOTE CAST	PERCENT
For	57,938,654	94.9%
Against	3,112,317	5.1%
Abstain	935,119	—%
		100.0%
The 2023 “Say-on-Pay” proposal gives you as a shareholder another opportunity, on a non-binding, advisory basis, to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:
“RESOLVED, that the shareholders of Pinnacle Financial Partners, Inc. approve the compensation of the named executive officers of Pinnacle Financial Partners, Inc. set forth in the Summary Compensation Table of this proxy statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such executive officers (together with the accompanying narrative disclosure) contained in this proxy statement.”
Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements for the Company’s Named Executive Officers. The next such vote will occur at the 2024 annual meeting of shareholders, subject to the outcome of Proposal #4, the non-binding, advisory vote on the frequency of holding the non-binding advisory vote on named executive officer compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

40	Pinnacle Financial Partners, Inc.

PROPOSAL 4 ADVISORY VOTE ON frequency of an advisory vote on executive compensation

The Dodd-Frank Act provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should seek future advisory votes on the compensation of the named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission. By voting with respect to this Proposal #4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.
Our Board has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company's executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Accordingly, the Board believes that an annual vote is consistent with the Company's efforts to engage in an ongoing dialogue with the Company's shareholders on executive compensation and corporate governance matters.
The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.
This vote is advisory and not binding on the Company or our Board in any way. The Board and the Human Resources and Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.
Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.
“RESOLVED, that the shareholders of Pinnacle Financial Partners, Inc. determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's proxy statement should be every year, every two years, or every three years.”
The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and therefore shareholders will not be voting to approve or disapprove the recommendation of the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

2023 Proxy Statement	41

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table shows the name, age, term of service and position of each executive officer of the Company as of the date hereof:

NAME		AGE	OFFICER SINCE	POSITION WITH COMPANY
	M. Terry Turner	68	2000	President and Chief Executive
	Robert A. McCabe, Jr.	72	2000	Chairman of the Board
	Richard D. Callicutt, II	64	2017	Chairman of the Carolinas and Virginia
	Hugh M. Queener	67	2000	Chief Administrative Officer
	Harold R. Carpenter, Jr.	64	2000	Chief Financial Officer
	Timothy H. Huestis	62	2020	Chief Credit Officer
M. Terry Turner has served as President and Chief Executive Officer of the Company since its organization. Mr. Turner was employed by First American Corporation serving in various capacities from 1979 to 1999 including serving as President of the Retail Bank of First American National Bank and President of the Investment Services Group of First American Corporation.
Robert A. McCabe, Jr. has served as the Chairman of the Company since its organization and as Chairman of Tennessee since June 16, 2017. Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.
Richard D. Callicutt, II, has served as Chairman of the Carolinas and Virginia since June 16, 2017. Prior to the Company’s acquisition of BNC, Mr. Callicutt served as the president and chief executive officer of BNC. He was employed by Bank of North Carolina from 1991 until June 16, 2017 and BNC from its organization in 2002 until June 16, 2017.
Hugh M. Queener has served as the Executive Vice President and Chief Administrative Officer of the Company since its organization. Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1987 to 1999. Prior to his employment at First American, Mr. Queener was employed with the Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support. Mr. Queener has previously informed the Company of his intent to retire effective March 31, 2023.
Harold R. Carpenter has served as Executive Vice President and Chief Financial Officer of the Company since its organization. Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1994 to 1999. Mr. Carpenter is a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.
Timothy H. Huestis became the Chief Credit Officer of the Company on January 1, 2020. Mr. Huestis joined the Company in 2009 as a senior credit officer for the Company’s Middle Tennessee market, a position he held until 2017. From 2017 to 2019 he served as a senior credit officer for the Carolinas and Virginia region and led the integration of the credit administration of Bank of North Carolina after it merged into the Bank. Before coming to the Company, Mr. Huestis served as a regional credit officer for Synovus Bank, where he was responsible for credit oversight of locations in Tennessee and Georgia. Prior to joining Synovus, he was a commercial banker for more than 16 years with First American Bank in Nashville prior to transitioning into a senior credit officer position.

42	Pinnacle Financial Partners, Inc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PHILOSOPHY
The Human Resources and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) seeks to ensure market competitive compensation for members of the Company’s Board of Directors as well as the Company’s executive officers including those executive officers as identified in the Summary Compensation Table on page 61 of this proxy statement (“Named Executive Officers” or “NEOs”). This Compensation Discussion and Analysis (“CD&A”) details several of the more significant components of NEO compensation that are considered by the Compensation Committee. For a discussion of board compensation, see “Director Compensation” elsewhere in this Proxy Statement.
Since its inception, the Company has believed that shareholder value is enhanced over the long-term based on consistent and sound growth in operating results that is over and above that of peer firms and, accordingly, by weighting NEO compensation more heavily toward performance-based compensation, such compensation is better aligned with those longer-term growth objectives. The Company’s compensation philosophy has been to design a compensation program for its NEOs that adheres to those beliefs and as a result, this compensation philosophy for 2022 incorporated several factors, as follows:

A “Win Together, Lose Together” performance-based framework such that the Company’s two primary incentive plans, the AIP and the LTI plan, include not only the NEOs, but also significant employee groups, with incentive performance targets for the AIP and LTI being consistent for all participants, including the NEOs.
1

•Except for commission-based associates, all of the Company’s associates participate in the Company's annual cash incentive plan ("AIP"). In 2022, approximately 95% of the Company’s associates, including each of the NEOs, were participants in the AIP. Since our founding in 2000 awards from the AIP have been determined based on achievement of corporate results rather than individual or department or line-of-business goals, which have resulted in payments to participants between 0% and 160% of target-level payouts, with 125% being the maximum opportunity in all periods with the exception of 2021, where 160% was utilized to provide the participants with the ability to earn an increased amount in 2021 for outsized performance as a means to compensate them for missed compensation in 2020 due to the impact of COVID-19 on the Company's results. For 2022, our performance triggered a payout at 123.3% of a maximum of 125% under the AIP in place for 2022. The following chart shows the historical payout percentages from the AIP since the Company’s founding in 2000 for both the NEOs and other plan participants:
AIP PAYOUT HISTORY
(as a percentage of target award)

2023 Proxy Statement	43

Executive Compensation
•As part of our broader human capital management strategy to recruit and motivate what we believe to be the best talent in the industry, all of the Company’s approximately 3,300 associates participate in the LTI plan and annually receive equity-based compensation. Approximately, 162 associates (including the NEOs) are members of the Company’s Leadership Team which is responsible for managing the day-to-day affairs of the Company and is composed of associates from across the Company’s geographic footprint and organization chart. Prior to 2021, the Leadership Team’s, including the NEOs', equity compensation was entirely performance-based while the remainder of the Company’s approximately 3,100 associates received equity compensation comprised of time-based restricted shares that vest pro-rata over a five-year period. Beginning in 2021, the Leadership Team's, including the NEOs', equity compensation has been a mix of time-based and performance-based restricted stock units as further described below, with the remainder of the associates continuing to receive solely time-based restricted shares. Given all associates are shareholders, the Company believes its associates’ interests typically are directly aligned with the interests of its broader shareholder base over the long-term.
•The Company uses the same performance targets under its AIP for all participating associates, including its NEOs. Thus, if the NEOs are eligible to receive an award all participating associates are also able to receive an award. This incentive structure creates a “win together, lose together” culture focused on corporate goals rather than individual ones that the Company believes results in Company-wide alignment between associates in relation to one another but also in relation to shareholders, which the Company believes creates a better culture and consequently better performance.

We incorporate a peer-based, performance-heavy approach to setting compensation for NEOs and establishing performance targets for NEO incentive compensation.
2

•Competitive compensation data from peer companies is used as a reference point to make decisions about overall compensation opportunities and specific compensation components. The Compensation Committee applies judgment and discretion in establishing targeted pay levels for the NEOs, taking into account not only competitive market data, but also factors such as Company and individual performance, scope of responsibility, business needs, and individual skill sets.
•Peer performance data is used to align compensation with performance. The Compensation Committee generally sets performance metrics that if met should result in top quartile performance within the peer group. Unlike some firms that may benchmark compensation below, at, or above the 50th percentile, the Company seeks to align performance and total compensation and expects to pay below the 50th percentile when performance is below the 50th percentile and above the 50th percentile when performance is above the 50th percentile. The pay-for-performance philosophy typically results in reduced compensation for performance below the Compensation Committee’s expectations and enhanced compensation for performance that exceeds expectations.
•Beginning in 2021 and continuing in 2022, the Compensation Committee has utilized peer relative performance metrics in the performance-based restricted stock units granted to the NEOs. Prior to that, these awards utilized absolute performance metrics tied solely to the Company’s results.

NEO total compensation should be weighted heavily toward equity compensation to ensure that NEOs are appropriately aligned with shareholders.
3
•NEO compensation is primarily composed of base pay, an annual cash incentive from the annual cash incentive plan (AIP) and equity incentives from the long-term incentive (LTI) plan that are largely performance-based with wealth creation by an NEO directly linked to the enhanced performance of the Company, particularly as it relates to peers, as well as the corresponding performance of the Company’s Common Stock.
•Equity compensation should be largely performance-based and should generally comprise the most significant component of an NEO’s total targeted compensation in order to create a stronger alignment between the NEO’s interests and the interests of the broader shareholder base. For each NEO, 70% of their annual LTI grant is performance=based and 30% is time-based reflecting a strong orientation to a performance basis. For 2022, in total, equity compensation comprised 53% of the CEO’s total targeted compensation, while for the other NEOs equity compensation comprised 47% of the other NEOs total targeted compensation, on average, in each case, when excluding the non-recurring special performance-based restricted stock units granted in 2022.
•The Company administers a 401(k) plan for all associates with market-based matching provisions. The Company does not offer any other retirement vehicle (i.e., defined benefit or deferred compensation plans) for its NEOs or other associates in addition to the 401(k) plan unless such a plan was put in place by a merger partner prior to the merger with the Company. Perquisites comprise only a modest component of the executive’s compensation.

44	Pinnacle Financial Partners, Inc.

Executive Compensation
•In 2022, consistent with the Company’s compensation philosophy of seeking to align compensation with top-quartile performance, the Compensation Committee approved a non-recurring special grant of restricted stock units under the LTI plan to each of the NEOs that is 100% performance-based with metrics tied to the Company’s average annual price to earnings ratio and price to tangible book value per share ratio, in each case over a three-year performance period ending December 31, 2024, in comparison to those same ratios for a group of peer companies. Such award was designed to incentivize the Company’s NEOs to continue to lead the Company in pursuit of a corporate strategy that is focused on long-term shareholder value creation, and includes rigorous performance goals targeted at top-quartile performance among the Company’s peers. Subject to certain limited exceptions, including for death and disability, the NEOs must remain continuously employed with the Company through the last day of the performance period in order earn the award, and the award is completely forfeited if the Company experiences a change in control at any time prior to the expiration of the one-year anniversary of the last day of the performance period. The shares earned by the NEOs, if any, will not be released to them until after the expiration of such one-year anniversary. Though these performance units utilize a three-year performance period and the number of units that may ultimately be earned by the NEOs is not currently known, through December 31, 2022 the Company was accruing the expense associated with these awards at a payout level equivalent to 40% of the units granted. See “2022 Special Performance-Based Equity Awards” elsewhere in this CD&A for more information.

Incentive compensation is appropriately balanced between short-term and long-term goals including components that require achievement of asset quality targets.
4

•Performance metrics for both short-term and long-term incentives are used and coupled with asset quality metrics and caps on amounts that may be earned, which the Company believes reduces the risk that an NEO would execute strategies or transactions that may be outside the overall risk tolerance of the Company. Additionally, the Company’s Chief Risk Officer performs a risk analysis annually on all Company incentive plans and provides this analysis to the Compensation Committee for its review.
•The Company believes annual cash incentives are the preferred form of incentives when considering shorter-term financial objectives. Shareholders are rewarded as earnings per share increase with organic growth being the preferred method for achievement of increased annual earnings while a combination of time-based and performance-based equity compensation (with performance-based being the predominant component) is the preferred form of incentive when considering the achievement of longer-term objectives over a multi-year period, with the time-based component creating a retentive aspect with key performers.
•The Compensation Committee seeks to have balance in the incentive plans by utilizing performance metrics, such as return on average tangible common equity ("ROATCE"), tangible-book value per share accretion plus the impact of dividends paid on the Company's Common Stock ("TBV Accretion") and total shareholder return ("TSR") as the primary metrics for measuring long-term performance for increasing shareholder value for the LTI plan, and utilizing shorter-term profitability and other metrics, such as fully diluted earnings per share ("FDEPS") and pre-tax, pre-provision net revenue ("PPNR") or other revenue-related metrics, as the metrics for the AIP. In all cases, asset quality thresholds must be met before distributing any awards pursuant to the AIP or LTI plan.
The incorporation of the above factors into the Company’s compensation practices is evident when reviewing the concentration of performance-based compensation over the past several years. The Compensation Committee has maintained the balance between compensation and performance by incorporating a significant amount of variable-based compensation into the executive compensation structure. As a result, in periods where performance was below the Compensation Committee’s expectations, overall compensation levels have been reduced.

2023 Proxy Statement	45

Executive Compensation
SAY ON PAY RESULT FROM 2022 ANNUAL SHAREHOLDER MEETING

94.9% of Shareholders Voting Approved our 2022 Say-on-Pay Proposal
The Company held an advisory say-on-pay vote at its April 19, 2022 annual shareholder meeting. Shareholders approved the compensation of the NEOs, with 94.9% of shareholder votes cast voting in favor of the say-on-pay proposal. The Compensation Committee viewed these results as evidence that shareholders continue to support the Company’s executive compensation policies and practices.

2022 RESULTS
The Compensation Committee believed that the Company’s overall performance in 2022 exceeded that of many of the Company's peers, with the growth in the Company's revenue per share and FDEPS over 2021 levels placing the Company in the top quartile among its peers. Moreover, 2022 performance was also improved over 2021 performance for key metrics like FDEPS and PPNR. The Company's performance over the five year period ended December 31, 2022 was similarly strong.
Going into 2022, management set forth a financial plan to exceed the Company's 2021 performance, which was a very successful year on the backside of the COVID-19 pandemic. The 2022 plan allowed for annual cash incentives to be earned at up to 125% of target, which was a return to the maximum payout percentage opportunity historically utilized by the Company, after 2021's maximum opportunity of 160%. The 2022 financial plan developed by management and approved by the Company's board called for, among other things, substantial loan growth, continued reduction in deposit pricing, and improvements in provision expense compared to 2021 as well as continued performance from fee business lines with minimal increases in expense outside of the expected increase for headcount and increased incentives associated with the 2022 AIP.
While the Company fell short of achieving some of these goals in 2022, including expense containment and improved provision expense, it did achieve its principal strategic goal of increased loan growth, growing loans by 24.0% from levels at December 31, 2021. The substantial loan growth and the corresponding increase in net interest income that the Company experienced in 2022 contributed to significant FDEPS growth in 2022. For 2022, the Company generated GAAP FDEPS of $7.17, or $7.18 per common share when adjusted to exclude the expense from ORE in 2022. Additionally, the Company generated PPNR for the year ended 2022 of $765.4 million, or $765.6 million after adjustment to exclude ORE expense of $280,000. These amounts reflected 6.2% and 14.6% increases over our FDEPS and PPNR for 2021, of which the FDEPS growth rate constitutes top quartile performance among peers. As to asset quality, at December 31, 2022, our NPA ratio was 0.16% and our classified asset ratio was 2.4%, and our net charge off ratio for 2022 was 0.10%.
For 2022, our ROATCE was 16.7% while our TBV Accretion was 5.2%, in each case calculated in accordance with the terms of the performance unit award agreements for our NEOs that include these financial measures as performance metrics.
The Company’s focus for 2023 is to continue to build tangible book value per share and deliver attractive levels of ROATCE while also growing FDEPS and revenue meaningfully. Since the end of 2016, our quarterly tangible book value per share growth including the impact of dividends on the Company’s common stock has produced a compound annual growth rate over that same period of 14.3%, while the Company’s FDEPS and revenue compound annual growth rates over that same period were 13.3% and 22.4%, respectively.
The Company’s financial results were also complimented by human capital management successes in 2022. During 2022, we achieved several significant milestones for our associates and we also earned national recognition for how we treat our clients.

Best banks to work for (10 years) •No. 1 or No. 2 in our asset size category since the programs inception - American Banker	28th BEST COMPANY TO WORK FOR – FORTUNE MAGAZINE •2nd Best Workplace for Women •7th Best Workplace for Millennials •9th Best Workplace in Financial Services and Insurance	23 GREENWICH BEST BRAND AND GREENWICH EXCELLENCE AWARDS •more than any other bank in the Southeast

46	Pinnacle Financial Partners, Inc.

Executive Compensation
Our NEOs are focused on increasing shareholder value over the long-term while at the same time ensuring that the Company (i) remains a great place to work for its associates, (ii) is known for providing distinctive service and effective advice to its clients and (iii) is easy to do business with. One of the Company’s core tenets is that excited associates create engaged clients that contribute to enriched shareholders. We believe our relentless focus on culture and the success we have had in developing a culture that motivates associates to produce above-target level performance and contributes to excellent retention rates has aided us in our efforts to recruit experienced bankers in each of our markets. We added 147 revenue producers in 2022. As a result of this focus, the chart below details the growth in the Company’s common stock share price since the Company’s inception through December 31, 2022 compared to the performance of the KBW Regional Bank Index over that same period.
PNFP COMMON SHARE PRICE APPRECIATION
October 2000 – December 2022
Results driven compensation philosophy weighted toward equity compensation with a broad-based “win together, lose together” strategy.

3000%
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-500%
10/01/2000
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PNFP
BKX

The Company believes that the chart above which represents the Company's stock price as compared to the KBW NASDAQ Bank Index ("BKX") reflects the long-term benefits to shareholders of the Company’s compensation philosophy, that targeting top quartile performance against banking peers for key financial metrics like ROATCE and TBV Accretion, along with growth in PPNR, revenue and/or FDEPS in the goal setting process for the NEOs’ compensation should lead to exceptional underlying performance in the Company’s business and that, over the long term, the Company’s Common Stock price performance should be positively impacted should the Company be able to achieve those results. As discussed below, the Compensation Committee's philosophy contains metrics which are meant to drive focus on more shareholder-oriented performance metrics while also bringing balance and retention elements to the annual design.

2023 Proxy Statement	47

Executive Compensation
EMPHASIS ON PERFORMANCE-BASED COMPENSATION
Because the Compensation Committee believes in generally aligning NEO compensation with the Company’s performance, more than 50% of an NEO's pay is typically provided in the form of at-risk, performance-based compensation. The following charts show the mix of our CEO’s 2022 target total compensation package compared to the average mix of total compensation package for CEOs in our peer group.
PERFORMANCE-BASED COMPENSATION
(% of total at target)

PINNACLE CEO	PEER CEOs

Source: McLagan, a business unit of Aon, plc; excludes special performance-based restricted stock unit granted in 2022 discussed elsewhere in this CD&A.
For 2022, approximately 60% of our CEO’s total compensation at target was performance-based and fully at-risk, while only about 54% of the total compensation at target for peer CEOs was performance-based, on average, in each case excluding the special performance units granted to the NEOs in 2022, which are 100% performance based. When comparing our CEO’s performance-based compensation as a percentage of total compensation to that of peer CEOs, the compensation structure at the Company is weighted more towards performance-based compensation that, if performance is below threshold, is fully at-risk as compared to peers.
PERFORMANCE GOAL SETTING FOR 2022
Consistent with previous periods, the first step in setting performance targets for the AIP or LTI plan for 2022 was to establish an appropriate peer group. During 2021, with the assistance of McLagan, the Compensation Committee modified the compensation peer group to be utilized in setting the NEOs’ 2022 compensation and determined that a group of 23 other publicly traded financial firms from throughout the United States with total assets at the time of selection ranging from $20.0 billion to $90.0 billion and who maintained a commercial lending focus would form the Company’s peer group for 2022. The asset size of the 2022 peer group 50th percentile was $34.1 billion. For more information, see "Role of Compensation Consultants" and the peer group located elsewhere in this CD&A.
As part of the annual goal setting process for the 2022 AIP for fiscal 2022, the Compensation Committee considered the anticipated performance of the peer group based on analysts’ 2022 performance estimates for each peer member and, then determined the level of the Company’s performance targets for FDEPS and PPNR growth likely necessary to equal or exceed the top quartile of the peer group.
When establishing goals for LTI plan awards tied to 2022 performance, the Compensation Committee determined that peer relative ROATCE and TBV Accretion should be utilized as the performance metrics for the 2022 awards as was the case for the 2021 award, including a three-year performance period given the performance of the Company in 2021 under such plan design and the goal of motivating the NEOs to seek to achieve similar performance in 2022. When setting the payout levels for the 2022 awards, the Compensation Committee set target level payout at performance levels that it believed would equate to the 75th percentile of the peer group established for these awards, with maximum payouts triggered at the 95th percentile, which is consistent with the 2021 award.

48	Pinnacle Financial Partners, Inc.

Executive Compensation
2022 Executive Compensation
In determining 2022 total compensation levels for NEOs, excluding the special performance-based restricted stock unit award granted in 2022, the Compensation Committee evaluated various factors including peer information and the performance of the Company over the past several years. The Compensation Committee also considered the contribution each individual NEO made to enhance shareholder value as well as better position the Company for strong operating performance in the future. Additionally, the Compensation Committee considered broader stakeholder matters including the Company’s reputation in its markets, feedback from regulators regarding the Company’s compliance with various banking laws and regulations and how well the Company’s leadership has promoted and adhered to the Company’s culture. The Compensation Committee began the 2022 executive compensation setting process in 2021 and then finalized 2022 executive compensation for the NEOs in January and February 2022. As a result, 2021 results, as well as the forecasted 2022 FDEPS growth, PPNR growth, TBV Accretion growth and profitability targets for 2022 influenced the Compensation Committee as to their NEO compensation decisions for 2022. The 2022 recurring executive compensation program reflects one modification to the 2021 program, as the AIP payout percentage for maximum performance has returned to 125%, the Company's traditional maximum opportunity, from the 160% opportunity that was utilized in the 2021 AIP.
BASE SALARIES
Our NEOs’ base salaries increased between 3% and 8% in 2022 as shown in the table below. Base salaries are designed to recognize and reward the skill, competency, experience, and performance an executive brings to the position. Changes in base salary result primarily from comparison against peers, individual and Company performance, internal equity considerations, value to the organization, promotions and the executive’s specific responsibilities compared to market. The Compensation Committee reviews salaries for our NEOs annually and incorporates peer information into its review process. These increases reflected the Compensation Committee’s desire to ensure competitive base pay amounts while factoring the considerations previously noted and were consistent with the increases to the base salaries of the Bank’s associates generally. In the cases of Messrs. Turner and McCabe the increases were aimed at positioning them near the 75th percentile of base salaries among the peer companies' comparable positions.

	2021 BASE SALARY	2022 BASE SALARY	% INCREASE
Turner	$1,082,000	$1,172,000	8%
McCabe	$1,028,000	$1,113,000	8%
Callicutt	$716,000	$737,000	3%
Queener	$561,000	$578,000	3%
Carpenter	$561,000	$578,000	3%
ANNUAL CASH INCENTIVE PLAN (AIP)
In January 2022, the Compensation Committee reviewed an analysis of the Company's FDEPS and PPNR expectations for 2022 and compared these estimates to published estimates for each of our peers in 2022 available at the time. The Compensation Committee determined that the Company's estimated 2022 FDEPS and PPNR year-over-year growth would be reflective of a high performing firm.
Following review of this analysis, the Compensation Committee set and approved the Pinnacle Financial Partners, Inc. 2022 Annual Cash Incentive Plan. Pursuant to the 2022 AIP, all employees of the Company compensated via a predetermined salary or hourly wage, or approximately 95% of the Company's employees at December 31, 2022, including the NEOs, were eligible to receive cash incentive payments ranging from 10 percent to 110 percent of the participant’s base salary at target level performance in the event that (i) Pinnacle Bank’s ratio of classified assets to the sum of Pinnacle Bank’s tier 1 risk-based capital and its allowance for credit losses (the “Classified Asset Ratio”) was not more than a predetermined ratio and (ii) the Company met (A) targeted levels of FDEPS and (B) certain quarterly PPNR goals approved quarterly by the Compensation Committee, excluding, in each case, such items as the Compensation Committee could determine as permitted by the 2022 AIP. Payments under the 2022 AIP were based 75% on the diluted FDEPS goals and 25% on the PPNR goals. The FDEPS and PPNR goals were established with a target level of performance which, if achieved, the Compensation Committee believed would result in performance at or above the 75th percentile of peers based on then available analyst expectations. For performance that exceeded targeted levels participants could receive up to 125% of their targeted payout, which represented a return to maximum payout level the Compensation Committee approved under the Company's AIPs and from the heightened opportunity of 160% utilized in the 2021 AIP, which was a unique increase designed to offer the Company’s associates, including the NEOs, a chance to recover compensation lost in 2020 due to the COVID-19 pandemic's impact on the Company's results in 2020 and encourage the Company’s associates to achieve outsized performance in 2021.

2023 Proxy Statement	49

Executive Compensation
Pursuant to the terms of the 2022 AIP, adopted by the Compensation Committee, potential cash payouts to the NEOs were as follows:

	POTENTIAL AIP AWARD AS A % OF BASE SALARY
	THRESHOLD (MINIMUM)	TARGET	MAXIMUM
Turner	0%	110%	137.5%
McCabe	0%	110%	137.5%
Callicutt	0%	80%	100%
Queener	0%	80%	100%
Carpenter	0%	80%	100%
Target awards for 2022 were contingent on the Bank achieving a classified assets ratio (the sum of the Bank’s nonperforming assets and potential problem loans divided by the sum of its Tier 1 Capital Ratio and allowance for credit losses) of less than 35% as of December 31, 2022. Should the classified asset ratio threshold be met, a participant’s award was to be based 75% on corporate FDEPS goals and 25% on achievement of certain quarterly PPNR goals. Payouts between the various tiers for both the FDEPS and PPNR metrics were to be interpolated based on the Company's results compared to the performance metrics.
FDEPS COMPONENT
Reflecting the challenging operating environment predicted for banks headed into 2022, when revenues from the Paycheck Protection Program (PPP) were expected to decline significantly as compared to 2021 levels and interest rates were expected to increase dramatically, potentially negatively impacting loan demand and costs of funding, the Compensation Committee set the year-over-year FDEPS growth target at -11% for a target level payout while maximum payout for the FDEPS metric required an increase of 2%, each of which were representative of top quartile expected performance in our peer group in each case excluding certain items for 2022 and 2021 as described in more detail below. Awards for the 2022 AIP were interpolated for performance within threshold, target and maximum payout levels.

	FD EPS TIERS AND RESULTS	INCENTIVE PAYOUT AS % OF FDEPS TARGET	ENDING PAYOUT TIERS EXPRESSED AS % OF TARGET (WITH IMPACT OF 75% WEIGHT)
Threshold	<$6.00	0%	0%
- Tier 2	>$6.00 to $6.25	0.5% to 31.25%	0.5% to 49.9%
- Tier 3	>$6.25 to $6.50	31.26% to 75%	50% to 74.99%
Target	>$6.50 to $6.87	75.5% to 100%	75% to 93.749%
Max level payout	>$6.87	100.5% to 125%	93.75%
2022 Adjusted Results(1)	$7.18
2021 Adjusted Results(1)	$6.74
(1)The Compensation Committee determined that the Company’s GAAP results for the years ended December 31, 2022 and 2021 were impacted by other real estate benefits and expenses that were not considered indicative of the core operating performance of the Company or were not directly linked to the performance of the participant group as a whole and thus should be excluded from the determination of the achievement of the FDEPS performance targets for the 2021 and 2022 AIP. These adjustments were approved by the Compensation Committee and were consistent with the terms of the 2021 and 2022 AIP. No adjustments were made to the classified assets ratio. A summary of the adjustments for 2022 and 2021 are detailed below (2021 results are presented for comparability purposes):

	2022 FD EPS	2021 FD EPS
COMPANY GAAP RESULTS, AS REPORTED	$7.17	$6.75
Adjustments to reported results for AIP purposes:
ORE (benefit) expense	0.01	(0.01)
Tax impact of above adjustments	—	—
Company adjusted results for AIP purposes	$7.18	$6.74
Given FDEPS results in 2022, the Compensation Committee determined that the Maximum payout level for this component of the 2022 AIP was achieved and as a result the payout under the 2022 AIP for the FDEPS component would be at 125% of the target level payout for FDEPS performance.

50	Pinnacle Financial Partners, Inc.

Executive Compensation
PPNR COMPONENT
The 2022 AIP similar to the 2021 AIP included a PPNR component, which was substituted as a performance metric in the modification to the 2020 AIP approved by the Compensation Committee in the third quarter of 2020. This shift in AIP structure was intended to increase the focus of AIP participants on increasing operating results absent the impact the COVID-19 pandemic and related events may have on credit costs over the next few years. The PPNR targets for the 2022 AIP were evaluated and approved by the Compensation Committee quarterly, with the fourth quarter payouts making up a larger percentage of the payout opportunity than each of the first three quarters of 2022 and payouts were to be interpolated between tiers. The PPNR targets set quarterly by the Compensation Committee sought to produce top quartile performance at target levels. The PPNR component makes up 25% of the 2022 AIP. The following table details the tiering of the quarterly PPNR components for 2022 as approved by the Compensation Committee throughout the year:

PPNR TARGET TIERS WITH QUARTERLY PAYOUT PERCENTAGES
TIERS	Q1 PPNR AND PAYOUT TIERS		Q2 PPNR AND PAYOUT TIERS		Q3 PPNR AND PAYOUT TIERS		Q4 PPNR AND PAYOUT TIERS
Threshold	<$130.0m		<$135.0m		<$160.0m		<$175.0m
Tier - 2	>$130.0m to $140.0m	1.66% to 3.33%	>$135.0m to $145.0m	1.66% to 3.33%	>$160.0m to $170.0m	1.66% to 3.33%	>$175.0m to $185.0m	3.33% to 6.67%
Target	>$140.0m to $150.0m	3.33% to 5.0%	>$145.0m to $155.0m	3.33% to 5.0%	>$170.0m to $180.0m	3.33% to 5.0%	>$185.0m to $195.0m	6.67% to 10%
Maximum	>$150.0m to $160.0m	5.0% to 6.25%	>$155.0m to $172.3m	5.0% to 6.25%	>$180.0m to $191.0m	5.0% to 6.25%	>$195.0m to $210.6m	10% to 12.5%
The actual and adjusted PPNR results for each quarterly target for 2022 were as follows:

	2022 ACTUAL PPNR (in millions)	ADJUSTMENTS FOR ORE (BENEFIT) EXPENSE (in millions)	2022 ADJUSTED PPNR (in millions)	ENDING PAYOUT TIER EXPRESSED AS A % OF FULL 2022 AIP TARGET
Q1 2022	$160.60	$0.10	$160.50	6.25%
Q2 2022	194.10	—	194.10	6.25%
Q3 2022	211.00	—	211.00	6.25%
Q4 2022	200.10	0.20	199.90	10.8%
Total 2022	$765.80	$0.30	765.50	29.55%
Given the PPNR performance in 2022, the Compensation Committee determined that the Maximum payout level for each of the quarterly PPNR-related metrics was achieved for each of the first, second and third quarterly periods and 86.4 percent of the Maximum payout level was achieved for the fourth quarterly period under the 2022 AIP. In total, the NEOs received 95% of the Maximum payout available under the PPNR component of the 2022 AIP based on the Company's PPNR for 2022.
COMPENSATION COMMITTEE CONCLUSIONS WITH RESPECT TO THE 2022 AIP
As of December 31, 2022, the Company reported a classified asset ratio of 2.4% which was below the classified asset ratio hurdle of 35% required by the 2022 AIP. After application of an adjustment to exclude approximately $280,000 of ORE expense, which was deemed appropriate by the Compensation Committee, the Compensation Committee concluded that the Company’s 2022 FDEPS and PPNR results required a payout at 123.3% of each participant’s target level for 2022. This was composed of 93.75% for the FDEPS component and 6.25% for each of the first three quarters and 10.8% for the fourth quarter PPNR component (aggregate of 29.55%).
As a result, a payout of 123.3% of the AIP target level was approved by the Compensation Committee to all participants, including the NEOs, as follows, with such amounts paid in January 2023:

	AIP TARGET PAYOUT (AS A %AGE OF BASE SALARY)	AIP TARGET LEVEL PAYOUT	AIP MAXIMUM PAYOUT (AS A % OF BASE SALARY)	2022 AIP ACTUAL PAYOUT (AT 123.3% OF TARGET)
Turner	110%	$1,289,200	137.5%	$1,589,494
McCabe	110%	$1,224,300	137.5%	$1,510,019
Callicutt	80%	$589,600	100%	$727,454
Queener	80%	$462,400	100%	$569,976
Carpenter	80%	$462,400	100%	$569,976

2023 Proxy Statement	51

Executive Compensation
LONG TERM INCENTIVE (LTI) EQUITY AWARDS
For 2022, the Compensation Committee utilized a LTI plan design consistent with the plan design utilized in 2021, with the following elements:
i.LTI plan awards in 2022 included a time-based vesting component that made up 30% of the total recurring LTI plan award at target performance (without giving effect to the TSR modifier described below), and a performance-based component that comprised 70% of the total recurring award at target level performance (without giving effect to the TSR modifier described below), in each case excluding the special performance units awarded to the NEOs in 2022. The Compensation Committee continued to believe that the time-based vesting component provides balance to the LTI plan design, reducing volatility and is aligned with the Company’s peer group compensation practices. The time-vested units vest, subject to a participant's continued employment, in 33% increments each year on the anniversary of the grant date through 2025.
ii.The recurring performance-based units incorporated a 3-year performance period with peer relative performance metrics. The performance metrics for the 2022 awards were unchanged from those utilized in 2021 and consist of average ROATCE for each year within the performance period and TBV Accretion over the performance period, with each measure being equally weighted and evaluated on a relative basis with the other members of the Company’s peer group utilized for purposes of setting the NEOs' compensation for 2022. Performance that the Compensation Committee believed would equate to top quartile performance (75th percentile) results in target level award achievement. Maximum performance is achieved at performance levels that the Compensation Committee believed would equate to performance at the 95th percentile. The Company’s location within the peer group ranking for each performance measure will be determined by the continuous percentile ranking calculation methodology and payouts within the various payment tiers will be interpolated.
iii.The potential maximum award under the recurring performance-based component of the 2022 LTI plan remained at 200% of the targeted amount of performance-based units granted (before giving effect to the TSR modifier described below), as was the case for the 2021 award. This maximum opportunity, which requires performance at levels that the Compensation Committee believed would equate to the 95th percentile for full achievement, was, in part, the result of the fact that the awards pay only 50% of target for performance at levels that the Compensation Committee believed would equate to the 50th percentile, which the Compensation Committee believed was a lower payout for such performance in comparison to peer plan designs.
iv.The 2022 recurring performance-based equity awards also contain a total shareholder return (TSR) modifier that would allow the earned performance units to be increased or decreased by up to 20% based on the Company’s Common Stock price performance for a three year period compared to the KBW Regional Bank Index. TSR includes the impact of dividends declared to common shareholders. Awards are not eligible for a positive TSR adjustment unless 3-year relative TSR is above the 50th percentile (75th percentile or higher required for the full 20% upside adjustment). Conversely, negative adjustments are required should the 3-year relative TSR fall below the 50th percentile (25th percentile or lower required for full negative 20% adjustment).
v.There are no service or holding periods under the performance-based units granted under the 2022 LTI plan. Any performance-based units that are earned will be settled into shares of Common Stock shortly after the end of the three-year performance period and verification by the Compensation Committee of the financial information of the peers in the peer group provided the average NPA ratio for each of the years in the performance period is achieved.

52	Pinnacle Financial Partners, Inc.

Executive Compensation
The Compensation Committee believes that the 2022 LTI plan structure (i) provides an appropriate incentive for the executive leadership to maximize the performance of the Company and, thus, align their interests with shareholders, particularly given the performance metrics being utilized which the Compensation Committee believes are closely aligned with shareholder value creation, while maintaining the focus on Company soundness, and (ii) provides a balanced and different retentive aspect with use of time-based awards as well.
A summary of the 2022 LTI plan design for the recurring equity award is displayed below:
Dividends Related to Unvested RSAs and Performance Units - The Company accrues cash dividends that otherwise would be paid on the shares of Common Stock underlying these performance units, but the accrued, unpaid dividend equivalents are not paid to the NEO unless the underlying performance units are earned and shares of Common Stock are issued to the NEO in settlement of such units. In the event that an NEO retires after reaching age 65, with the prior approval of the Compensation Committee, the NEO will be entitled to receive a pro rata portion of the time-based restricted share units that were scheduled to vest on the next vesting date, based on the number of days worked since the most recent vesting date. In the event that an NEO’s employment terminates by reason of death or disability, all then unvested and outstanding time-based restricted share units will vest. In the event that an NEO’s employment is terminated other than for death, disability or retirement, the NEO will forfeit all then unvested time-based restricted share units granted under the 2022 LTI plan.
Impact of Certain Termination Scenarios on Vesting - In the event that an NEO retires after reaching age 65 prior to December 31, 2024, the NEO shall be entitled to receive the number of performance-based units that the NEO would have earned based on the Company's actual performance relative to peers in regards to the two performance metrics had he not retired based on a pro rata calculation of the number of days worked during the performance period. These units would not be settled into shares of Common Stock until the settlement date that would have been utilized had the NEO not retired. Messrs. Turner, McCabe and Queener are the only NEOs over the age of 65. In the event that an NEO’s employment is terminated by reason of death or disability prior to December 31, 2024, the NEO (or his estate or heirs) shall be entitled to receive the greater of (a) the number of performance-based units that the Compensation Committee may determine, based on the Company’s performance during the portion of the performance period ending on the last day of the fiscal quarter preceding such termination, and (b) the number of performance-based units that the NEO would earn at target. In the event that an NEO’s employment is terminated other than for death, disability or retirement, the NEO shall forfeit all performance-based units granted under the 2022 LTI plan.

2023 Proxy Statement	53

Executive Compensation
2022 Restricted stock and PERFORMANCE UNIT AWARD GRANTS
Effective January 20, 2022, the Compensation Committee granted the NEOs time-based restricted share units and performance-based restricted share units designed in a manner similar to that described above. In setting the total targeted dollar value of the LTI plan awards to each of the NEOs in 2022, the Compensation Committee considered competitive market data from a peer compensation study provided by McLagan and reviewed by the Compensation Committee. In addition, the Compensation Committee considered the level of Company performance required to earn the awards, individual performance, potential future contributions to the Company’s business, internal equity and, in certain cases, management’s recommendations. Each of the NEOs was a participant in the Company’s LTI program for 2022 and could earn the following aggregate amounts under both grants over the three-year performance periods at target and maximum level payout for the recurring performance-based component:

	TARGET(1)	MAXIMUM(1)
Dollar Value of Aggregate Recurring Award at Grant
Turner	$2,945,000	$5,831,100
McCabe	$2,803,000	$5,549,940
Callicutt	$1,000,000	$1,980,000
Queener	$765,000	$1,514,700
Carpenter	$790,000	$1,564,200
(1)The table below outlines the time-based restricted share units granted as well as the target and maximum levels of the performance-based restricted share units granted and the number of performance-based restricted share units that the Company estimated could be earned by the NEO as of December 31, 2022.

		PERFORMANCE-BASED UNITS
	TIME-BASED UNITS(*)(#)	TARGET(*)(#)	MAXIMUM(*)(#)	Estimated Payout At December 31, 2022(^)
Number of Units
Turner	8,421	19,649	47,156	28,294
McCabe	8,015	18,701	44,883	26,930
Callicutt	2,860	6,672	16,013	9,608
Queener	2,188	5,104	12,250	7,350
Carpenter	2,259	5,271	12,650	7,590
(#) Target column includes no positive or negative adjustment for the Relative TSR Modifier. Maximum column includes a full 20% upward adjustment for the Relative TSR Modifier.
(*) The dollar amount of target and maximum performance-based equity compensation was divided by the closing price of the Company’s Common Stock on the grant date of January 20, 2022, which was two days following the public release of the Company’s 2021 financial results, to determine the number of performance-based units granted to the Company’s NEOs. Historically, the Compensation Committee has elected to defer the grant date for NEO equity compensation until two days after the Company had released its previous year’s results as it believes that the market price of the Common Stock on that date better reflects all current material information. The number of time-based units was then determined by calculating 30% of the target number of performance-based units without giving effect to the TSR modifier and the same stock price was utilized to determine the number of time-based units to be awarded.
(^) The number of shares reported in this column represents the number of shares that the Company estimates could be earned by the NEO based on the performance of the Company against its peers through December 31, 2022 and is based on actual performance for the portion of the performance period that has been completed and estimated performance during the portion of the performance period that has not yet been completed. At December 31, 2022, this represents 60% of the maximum number of performance-based units after giving effect to the TSR modifier. Because of the peer relative nature of the performance metrics associated with the performance-based component of the 2022 recurring LTI plan awards, the actual level of payout based on the achievement of the performance metrics of the performance-based awards under the 2022 LTI plan will not be fully known until after December 31, 2024 given the single three-year performance period in the awards.

54	Pinnacle Financial Partners, Inc.

Executive Compensation
2022 Special performance-based EQUITY AWARDS
In addition to the recurring equity-based awards described above, the Compensation Committee in January 2022, approved a non-recurring grant of performance-based restricted share units under the LTI plan (the “Special Performance Units”) to each of the NEOs (the “Special Performance-Based Equity Awards”), which will entitle the NEOs to earn up to a certain number of shares of Common Stock based upon the Company's peer relative ranking for average annual price to earnings per share ratio (PE ratio) and price to tangible book value per share ratio (PTBV ratio), in each case over a three-year performance period ending December 31, 2024. Thus, the higher the Company’s relative ranking with respect to its PE and PTBV ratio over the performance period in comparison to peers the greater the number of shares each NEO is eligible to receive up to the maximum shares awarded.
The following table details the numbers of Special Performance Unites that the NEO may earn at various performance levels as well as the number of Special Performance Units that the Company estimates the NEO could earn as of December 31, 2022 based on the performance and the PE ratio and PTBV ratio for the Company as of and for the year then ended and as of and for the nine months ended September 30, 2022 for the peer companies:

	Maximum number of shares eligible to vest at or greater than 75th percentile performance	Number of share eligible to vest at or below 25th percentile performance	At Dec. 31, 2022, the Company's estimate of shares that could be earned (40% of maximum) (1)
Turner	60,000	—	24,000
McCabe	60,000	—	24,000
Callicutt	40,000	—	16,000
Queener	30,000	—	12,000
Carpenter	30,000	—	12,000
(1) Because of the peer relative nature of the performance metrics associated with the Special Performance-Based Equity Awards, the actual level of payout based on the achievement of the performance metrics of the Special Performance-Based Equity Awards will not be fully known until after December 31, 2024 given the single three-year performance period in the awards; however, based on the Company's performance in 2022 and the performance of the companies in the peer group during the first nine months of 2022, as well as the Company's stock price and the stock price for each of the companies in the peer group, in each case as of December 31, 2022, the Company currently expects that the NEOs will earn approximately 40% of the Special Performance-Based Equity Awards.
In consideration of the grant of the Special Performance Equity Awards, the Compensation Committee believed that the Special Performance-Based Equity Awards provide an appropriate incentive for the NEOs to seek to maximize the performance of the Company over the performance period by remaining in their current positions until at least December 31, 2024, work toward a successful and orderly transition of leadership during and beyond three years that makeup the performance period and thus further align their interests with shareholders. Several other factors relating to the Special Performance Units are as follows:
•The Special Performance-Based Equity Awards are 100 percent performance-based, are not part of the NEOs' 2022 recurring annual compensation and will not be awarded on a regularly recurring basis.
•The Special Performance-Based Equity Awards include rigorous performance goals targeted at top-quartile performance among the Company’s peers with two critical performance measures (PE and PTBV ratios) which are typically used to evaluate franchise value for financial firms such as the Company. The Compensation Committee believed these two performance metrics are tied to the Company’s Common Stock trading price and the two measurements traditionally translate into increases in shareholder value, while also achieving asset quality soundness levels that reflect prudent risk-taking. The Compensation Committee established that the maximum award would be achieved at or above the 75th percentile performance and no awards would be achieved if the Company’s PE and PTBV ratios resulted in below 25th percentile performance. Performance between the 25th and 75th percentile would be interpolated.
•The awards were also designed to incentivize the NEOs, each of whom, other than Mr. Callicutt who joined the Company in connection with its merger with BNC Bancorp, Inc. in 2017, has been employed by the Company since its organization, to continue to lead the Company in the pursuit of a corporate strategy that is focused on long-term shareholder value creation through the achievement of results that exceed the results of many of the Company’s peers. In granting the Special Performance-Based Equity Awards, the Company also sought to preserve continuity in the NEOs (the average of whom was over 65 years old when the awards were granted), all but one of whom has been responsible for directing the Company’s corporate strategy since its inception, for a period of at least three years.
•In order to earn the Special Performance-Based Equity Awards, which are capped at 100% of the target award, the NEOs, subject to limited exceptions as described in the Special Performance Units grant agreement and the Company's equity incentive plan, including death and disability, will be required to remain continuously employed by the Company or one of its subsidiaries or affiliates, through the last day of the three-year performance period. The awards do not provide for pro rata vesting in the event an NEO retires prior to the end of the performance period.

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Executive Compensation
•In the event that the Company experiences a change in control prior to the expiration of the one-year anniversary of the last day of the three-year performance period, the NEOs will forfeit the Special Performance Units awarded under the Special Performance-Based Equity Awards completely.
•The shares earned by the NEOs, if any, will not be released to the NEOs until after a one-year period beginning on the last day of the three-year performance period.
2022’S IMPACT ON PREVIOUSLY-ISSUED PERFORMANCE UNIT AWARDS
As discussed above, from 2016 through 2020, the Company solely granted performance-based restricted share units under its LTI plan, with vesting based on ROATA and a performance period of three consecutive annual performance periods, with these equal tranches settled in shares of Common Stock if earned by the NEO. In 2021, and as a result of the impacts of the COVID-19 pandemic, the grants made in 2019 and 2020 were modified to use ROATCE and TBV Accretion metrics measured against peers in lieu of ROATA. Each of these three performance periods is followed by a one-year service vesting period, which is subsequently followed by a holding period of one to three years. Upon the achievement of a soundness threshold related to Pinnacle Bank’s NPA ratio as of the end of the fifth year from the grant date, any performance units earned during the annual performance periods and for which the NEO satisfied the one-year service vesting period are settled in Common Stock that is issued to the NEOs. Absent an NEO’s death, disability, or a change of control of the Company, no shares of Common Stock can be issued in settlement of the performance units until five years from grant date. The earned portion of the performance units granted to the NEOs in 2018, with performance periods tied to 2018, 2019 and 2020, were released to the NEOs following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as the NPA ratio established with respect to those awards was met as of December 31, 2022.
Because of the peer relative nature of the performance metrics associated with the 2021 and recurring 2022 LTI plan awards and the portions of the modified 2019 and 2020 LTI plan awards tied to 2022 performance, the determination of the percentages of these awards that have been earned based on 2022 performance is not currently determinable and remains unknown until the Company and its peers have filed their annual reports for the fiscal year ended December 31, 2022 with the SEC and the Company has had a chance to collect and analyze such information. In addition, the achievement of the performance metrics of the performance-based awards under the 2021 and 2022 LTI plans will not be fully known until after December 31, 2023 and December 31, 2024, respectively, given the single three-year performance period in the awards; however, based on the Company's performance in 2021 and the first nine months of 2022 and the performance of the companies in the peer group during those same periods, as well as the Company's stock price performance from the first date of the applicable performance period through December 31, 2022, the Company estimates that as of December 31, 2022, the NEOs could earn 60% of the maximum amount of performance-based restricted stock units granted in 2021 and 2022, inclusive of application of the TSR modifier, and 40% of the maximum amount of the Special Performance Units. With respect to the portion of the performance-based restricted stock units granted in 2020 tied to 2022 performance, the Company estimates that as of December 31, 2022, the NEOs could earn up to approximately 88% of the maximum amount of such units.
2023 Executive Compensation
The Compensation Committee began the 2023 executive compensation setting process in 2022 and then finalized 2023 executive compensation for the NEOs in January and February 2023. As a result, 2022 results, as well as the anticipated 2023 earnings growth, revenue growth, loan growth and profitability targets for 2022 influenced the Compensation Committee as to their NEO compensation decisions for 2023, as did current analyst expectations for the companies within our peer group for FDEPS and revenue growth.
Base Salaries
The Company's CEO and its Chairman of the Board as well as all other NEOs each received a base salary increase of 4% in 2023.
2023 ANNUAL CASH INCENTIVE PLAN (AIP)
In February 2023, the Compensation Committee reviewed an analysis of the Company's FDEPS and revenue expectations for 2023 and compared these estimates to published estimates for each of our peers for 2023 available at the time. The Compensation Committee determined that the Company's estimated 2023 FDEPS and revenue growth would be reflective of a high performing firm.

56	Pinnacle Financial Partners, Inc.

Executive Compensation
Following review of this analysis, the Compensation Committee set and approved the Pinnacle Financial Partners, Inc. 2023 Annual Cash Incentive Plan, which was modified from the 2022 AIP to replace the quarterly PPNR metric with an annual revenue growth metric. Pursuant to the 2023 AIP, all employees of the Company compensated via a predetermined salary or hourly wage, including the NEOs, would be eligible to receive cash incentive payments ranging from 10 percent to 110 percent of the participant’s base salary at target level performance in the event that (i) Pinnacle Bank’s Classified Asset Ratio is not more than a predetermined ratio and (ii) the Company meets (A) targeted levels of FDEPS and (B) targeted levels of annual revenues, excluding, in each case, such items as the Committee may determine as permitted by the 2023 AIP. Payments under the 2023 AIP will be based 75% on the FDEPS goal and 25% on the revenue goals. The FDEPS and revenue goals were established with a target level of performance which approximated top quartile estimated performance. For performance that exceeds targeted levels participants may receive up to 125% of their targeted payout.
2023 LONG TERM INCENTIVE (LTI) EQUITY AWARDS
In January 2023, the Compensation Committee approved the annual recurring equity award for the NEOs consisting of time-based restricted share units and performance-based restricted share units. The time-based awards, which represent 30% of the total award at target payout (without giving effect to the TSR Modifier), vest ratably over three years from the grant date. The performance-based awards utilize peer relative ROATCE and TBV Accretion performance metrics along with a TSR Modifier similar to the 2022 LTI plan recurring grant.
Retirement and Other Benefits
The NEOs are eligible to participate in the Company’s 401(k) plan along with all other associates of the Company. The NEOs are subject to the same salary deferral and Company match provisions as the other associates. The Company does not sponsor a deferred benefit plan or any other deferred compensation retirement plan for the NEOs other than those that an NEO may have participated in prior to that person’s company being acquired by the Company. Presently, Mr. Callicutt is the only NEO that is a participant in any such plan, as he entered into a Salary Continuation Agreement with BNC prior to its merger with the Company and which the Company assumed in the merger. As described in more detail in the “Summary Compensation Table” below, Mr. Callicutt’s Salary Continuation Agreement provides for the payment of a defined monthly benefit to him for life once he reaches the age of 65. In addition, as discussed in the "Summary Compensation Table" below, the Board annually authorizes (i) a limited amount of personal use of the Company's aircraft by Messrs. Turner, McCabe, Queener and Carpenter and (ii) a purchase of a membership in a chartered flight provider for Mr. Callicutt. In 2022, each of these executives was permitted to use the corporate aircraft for personal travel in amounts not to exceed $100,000 for Mr. Turner, $95,000 for Mr. McCabe, $50,000 for Mr. Queener and $25,000 for Mr. Carpenter, and Mr. Callicutt's membership covered up to $25,000 of travel costs. The amount of this benefit was deducted from each NEO's total equity compensation at target-level performance in 2022 and the amount of this benefit will likewise be deducted from total equity compensation at target for the NEOs in 2023. If an NEO utilizes the corporate aircraft for personal use in excess of these amounts, he must pay the Company for such use. For more information concerning these matters, see the Summary Compensation Table located in this proxy statement.
Employment Agreements with our Named Executive Officers
The Company has entered into employment agreements with each the Company’s NEOs. The employment agreements, as amended, are described in more detail in the Employment Agreement section of this 2022 Proxy Statement. These agreements automatically renew each year on January 1 unless the Compensation Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.
In considering whether to give notice of non-renewal, the Compensation Committee considered the need to be able to retain its executive officers, the impact of such executives on the Company’s performance over the period of its existence and the performance of the executives prior to the date of any notice. When considering the multiples of base salary and bonus that a terminated executive officer would be entitled to receive following his or her termination, either before or after a change of control, the Compensation Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummation of a transaction that, although possibly detrimental to the individual’s employment prospects with the resulting company, would be beneficial to the Company’s shareholders.
The Compensation Committee believes that the protections afforded in the employment agreements are reasonable and, together with long-term incentive award terms, are an important element in retention of the executive officers who are a party to such agreements.

2023 Proxy Statement	57

Executive Compensation
CLAWBACK OF INCENTIVE AWARDS
Pursuant to the 2022 AIP, upon the approval of the Board or the Compensation Committee, payments under the 2022 AIP paid to an associate, including an NEO, will be subject to recovery and “clawback” by the Company, and repaid by such employee, if the payments are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria. In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our Chief Executive Officer and Chief Financial Officer if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct. In addition, on January 19, 2021, the Board, acting upon the recommendation of the Compensation Committee, approved a Compensation Clawback Policy applicable to the Company’s officers who file reports pursuant to Section 16 of the Exchange Act, which policy provides that the Board may, upon the recommendation of the Compensation Committee, require an officer subject to the policy to return, repay or forfeit any cash or equity-based incentive compensation paid to the officer during the three completed years immediately preceding the date on which the Company is required to prepare a material restatement of its financial statements due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws if: (i) the payment or award was made or granted based wholly or in part upon the attainment of a financial reporting measure; (ii) the Board determines that the officer engaged in or was otherwise involved in fraud or intentional misconduct that resulted in the need for the restatement and (iii) a lower payment or award would have been made to the officer based on the restated financial results.
In October 2022, the SEC adopted final rules implementing the incentive-based compensation “clawback” provisions of the Dodd-Frank Act. The final rules direct the stock exchanges to establish rules requiring companies listed on such exchanges to adopt policies providing for the recovery of certain incentive-based compensation received by current or former executive officers in the event of an accounting restatement.
Nasdaq has yet to publish its proposed listing standards in response to the new SEC rules, though such standards are expected to be effective later in 2023. The Company will make any necessary modifications to its Compensation Clawback Policy to comply with the Nasdaq listing standards upon the effectiveness thereof.
FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS
Section 162(m) of the Code limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other associates. For 2017 and prior years, this limitation did not apply to compensation that qualified under applicable regulations as “performance-based.” Accordingly, the Company aimed to design and approve the performance-based compensation paid to its NEOs so that it would satisfy the requirements for deductibility under Section 162(m). For 2017 and prior years, the Compensation Committee considered Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s NEOs with competitive and adequate incentives to remain with the Company and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factored into the Compensation Committee’s decisions. In December 2017, the Tax Act was enacted. Under the Tax Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, compensation to our Named Executive Officers in excess of $1,000,000 in 2022 (excluding performance-based compensation that meets the requirements of Section 162(m) that was awarded pursuant to a binding agreement in effect as of November 2, 2017) will generally not be deductible.

58	Pinnacle Financial Partners, Inc.

Executive Compensation
Additional Compensation Considerations
ROLE OF THE COMPENSATION CONSULTANT AND PEER GROUP DETERMINATION
Since 2010, the Compensation Committee has utilized the consulting services of McLagan, a part of the Human Capital Solutions practice of Aon plc, to help facilitate the executive officer compensation process. McLagan representatives routinely attend the Compensation Committee meetings during the year and continue to provide consulting services to the Compensation Committee. A McLagan representative is in attendance when the Compensation Committee votes on executive officer compensation. McLagan reports directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan. McLagan is very involved in the determination of an appropriate peer group for purposes of comparing the NEOs’ compensation and any adjustments that should be made to keep the peer group consistent with the Company’s strategies and objectives. The peer group for 2022 was as follows:

PEER BANK COMPANY	HEADQUARTERS	PEER BANK COMPANY	HEADQUARTERS
Comerica Inc.	Dallas, TX	PacWest Bancorp	Beverly Hills, CA
First Horizon Corp.	Memphis, TN	Hancock Whitney Corporation	Gulfport, MS
Zions Bancorp. NA	Salt Lake City, UT	Bank United Inc.	Houston, TX
Synovus Financial Corp.	Columbus, GA	Commerce Bancshares, Inc.	Kansas City, MO
Cullen/Frost Bankers Inc.	San Antonio, TX	Associated Banc-corp	Green Bay, WI
Wintrust Financial Corp.	Rosemont, IL	Cadence Bank	Tupelo, MS
Valley National Bancorp	New York, NY	Umpqua Holdings Corp.	Portland, OR
South State Corporation	Winter Haven, FL	United Bankshares Inc.	Charleston, WV
F.N.B. Corporation	Pittsburgh, PA	Fulton Financial Corporation	Lancaster, PA
UMB Financial Corporation	Kansas City, MO	Bank OZK	Little Rock, AR
Prosperity Bancshares, Inc.	Houston, TX	Simmons First National Corporation	Pine Bluff, AR

The Compensation Committee and McLagan do, as a matter of practice, compare the Company’s actual results on a GAAP basis and on an adjusted basis to the reported GAAP results of the companies in the peer group in order to validate its compensation philosophy in setting compensation for future periods and the continued emphasis on period-to-period earnings growth, ROATCE, TBV Accretion and other profitability metrics.
In 2022, the Compensation Committee reviewed its relationship with McLagan and considered McLagan’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) other services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between McLagan’s senior advisors and a member of the Compensation Committee; (5) any Common Stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.
ROLE OF MANAGEMENT
The Chief Executive Officer and the Chief Financial Officer also provide some input into compensation as it relates to all senior executives and internal forecasts. Neither the Chief Executive Officer nor the Chief Financial Officer are involved in the Compensation Committee deliberations regarding the CEO or other NEO compensation and are not present when the Compensation Committee votes on NEO compensation.

2023 Proxy Statement	59

Executive Compensation
RISK ASSESSMENT OF EXECUTIVE COMPENSATION PROGRAM
In 2022, the Compensation Committee reviewed the Company’s 2022 AIP, 2022 LTI awards, and the various employment and change in control agreements to which the Company’s senior executive officers are a party with the Company’s Chief Risk Officer, for the following purposes:
(i)to identify any features in any senior executive compensation plan or employee compensation plan that pose imprudent risks to the Company and limit those features to ensure the Company is not unnecessarily exposed to risks; and
(ii)to identify and limit any features that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.
ROLE OF THE COMPENSATION COMMITTEE
Messrs. Thompson, Dickens, Farnsworth, Galante and Smith, all independent directors, served on the Compensation Committee through February 28, 2023. The Compensation Committee makes all compensation decisions for the Company’s NEOs, including establishing the framework for how these executives are compensated, and approves recommendations regarding equity awards to all associates, including the executive officers, of the Company. The duties and responsibilities of the Compensation Committee include, among other things:
•overseeing the Company’s overall NEO compensation philosophy for the Company’s executive officers and other employees as the Company may determine;
•measuring performance with respect to established goals and objectives;
•designing the components for all NEO compensation;
•reviewing the Company’s NEO plans and the risks these plans pose to the Company; and
•establishing compensation for the Company’s NEOs
COMPENSATION COMMITTEE REPORT
The Human Resources and Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended this Compensation Discussion and Analysis be included in this proxy statement.

G. Kennedy Thompson, Chairman Marty G. Dickens, Member Thomas C. Farnsworth, III, Member Joseph Galante, Member Reese L. Smith, III, Member

60	Pinnacle Financial Partners, Inc.

Executive Compensation
2022 SUMMARY COMPENSATION TABLE
The table below sets forth a summary of the compensation awarded to, earned by or paid to each of (i) the Company’s Chief Executive Officer; (ii) the Company’s Chief Financial Officer; and (iii) the other three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2022 and who were employed as executive officers at December 31, 2022 (collectively, the “Named Executive Officers”). Each of the Named Executive Officers has entered into an employment agreement with the Company and the Bank, the terms of which are described below. This table is presented as required by SEC rules. However, it includes amounts that were not realized by the executives in fiscal 2020 and amounts that may be realized in completely different amounts in the future depending on a variety of factors such as performance of the business, fluctuations in share price, etc.
2022 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
M. Terry Turner President and Chief Executive Officer	2022	$1,172,000	$—	$1,589,494	$7,994,640	$—	$—	$135,527	$10,891,661
	2021	$1,082,000	$—	$1,904,528	$3,710,507	$—	$—	$129,927	$6,826,962
	2020	$1,060,000	$158,585	$530,000	$2,517,253	$—	$—	$121,000	$4,386,838

Robert A. McCabe, Jr. Chairman of the Board	2022	$1,113,000	$—	$1,510,019	$7,845,924	$—	$—	$91,697	$10,560,640
	2021	$1,028,000	$—	$1,809,301	$3,525,408	$—	$—	$110,956	$6,473,665
	2020	$1,007,000	$151,606	$503,500	$2,391,380	$—	$—	$78,798	$4,132,284

Richard D. Callicutt, II Chairman of the Carolinas and Virginia	2022	$737,000	$—	$727,454	$4,321,335	$—	$471,022	$19,033	$6,275,844
	2021	$716,000	$—	$916,485	$1,511,295	$—	$530,466	$18,433	$3,692,679
	2020	$701,000	$79,246	$262,875	$868,007	$—	$503,527	$18,233	$2,432,888

Hugh M. Queener Chief Administrative Officer	2022	$578,000	$—	$569,976	$3,256,707	$—	$—	$55,462	$4,460,145
	2021	$561,000	$—	$718,086	$943,122	$—	$—	$66,990	$2,289,198
	2020	$548,880	$62,074	$205,830	$737,801	$—	$—	$67,167	$1,621,752

Harold R. Carpenter Chief Financial Officer	2022	$578,000	$—	$569,976	$3,282,850	$—	$—	$19,033	$4,449,859
	2021	$561,000	$—	$718,086	$984,775	$—	$—	$18,433	$2,282,294
	2020	$548,880	$61,074	$205,830	$768,186	$—	$—	$18,233	$1,602,203
(1)Amounts in this column reflect a discretionary adjustment made by the Compensation Committee to increase payouts under the Company’s 2020 Annual Cash Incentive Plan (the “2020 AIP”) by 15% for all of the Company’s associates that participated in the 2020 AIP. The Compensation Committee approved this upward adjustment in recognition of the extraordinary efforts the Company’s associates, including the Named Executive Officers, undertook in 2020 in response to the significant disruption caused to the Company’s business and the businesses of its clients by the COVID-19 pandemic.
(2)Non-Equity Incentive Plan Compensation - Reflects for each of the Named Executive Officers compensation attributable to the Company’s AIP. The table below sets forth for each Named Executive Officer the actual and target payouts under the 2022 AIP, 2021 AIP and 2020 AIP expressed as a percentage of base salary. Actual payouts for 2022 equated to approximately 123% of the target award amounts available under the 2022 AIP. Payout of cash incentive compensation occurs upon achievement of certain soundness and Company performance thresholds as determined by the Compensation Committee.

2023 Proxy Statement	61

Executive Compensation

	PAYOUT AWARDS AS A PERCENTAGE OF BASE SALARY
	TURNER	MCCABE	CALLICUTT	QUEENER	CARPENTER
2022% Target Payout	110%	110%	80%	80%	80%
2022% Actual Payout	136%	136%	99%	99%	99%
2021% Target Payout	110%	110%	80%	80%	80%
2021% Actual Payout	176%	176%	128%	128%	128%
2020% Target Payout	100%	100%	75%	75%	75%
2020% Actual Payout	50%	50%	37.5%	37.5%	37.5%
(3)Stock Awards. For fiscal year 2022, the "Stock Awards" column represents the aggregate grant date fair value of the time-based vesting restricted stock units ("RSUs"), the annual performance-based vesting restricted stock units ("PSUs") and the special performance-based vesting restricted stock units ("Special PSUs") granted in January 2022. For fiscal year 2021, the "Stock Awards" column represents (a) the aggregate grant date fair value of the RSUs and PSUs granted in January 2021 and (b) the aggregate incremental fair value calculated as of the modification date in January 2021 with respect to PSUs granted in 2019 and 2020 for which the performance metrics were modified by the Compensation Committee. For fiscal year 2020, the "Stock Awards" column represents the aggregate grant date fair value of PSUs granted in that year. There were no RSUs granted to the Named Executive Officers in 2020. To calculate the grant date fair value of the PSUs granted in 2022 and 2021 which include peer relative performance metrics and a relative TSR modifier, the Company utilized a Monte Carlo valuation prepared by an independent third party and multiplied the adjusted closing price of the Company’s common stock on the date of grant resulting from the Monte Carlo valuation ($111.94 for 2022 and $74.70 for 2021) by the number of performance units that were expected to vest based on the probable outcome of the performance results (i.e., target level of performance). The grant date fair value of the PSUs granted in 2022 and 2021 and the Special PSUs granted in 2022 was calculated in accordance with the requirements of Accounting Standards Codification Topic 718 (ASC 718). There is no post-vest holding period applicable to the PSUs granted in 2022 and 2021 accordingly there was no illiquidity discount applied to the calculation of the grant date fair value of these PSUs; there is a one-year post-vest holding period applicable to the Special PSUs and as a result an illiquidity discount was applied to the calculation of the grant date fair value of the Special PSUs. To calculate the grant date fair value of the PSUs granted in 2020 the Company multiplied the discounted closing price per share of the Company's Common Stock on the date of grant by the number of performance units that were expected to vest based on the probable outcome of the performance results (i.e., target level of performance) and then applied an illiquidity discount, in accordance with the requirements of ASC 718 due to the fact that each tranche of the PSUs granted in 2020 is subject to a mandatory post-vest holding period that ends on February 28, 2025 for the units granted in 2020, assuming soundness thresholds as of the December 31st immediately preceding such date are met.
All PSUs and the Special PSUs reported are subject to forfeiture if the applicable minimum performance thresholds are not achieved. In addition, for the PSUs granted in 2020, if the recipient does not remain employed by the Company for a period of one year following the end of the performance period, the PSUs are subject to forfeiture. The PSUs and Special PSUs are also subject to forfeiture if the average of the Bank’s NPA ratio at December 31, 2022, 2023 and 2024 for the PSUs granted in 2022 and the Special PSUs, the average of the Bank’s NPA ratio at December 31, 2021, 2022 and 2023 for the PSUs granted in 2021 and the Bank’s NPA ratio at December 31, 2024 for the PSUs granted in 2020, is not less than a level established by the Compensation Committee at the time of the grant. The reported amounts included in the column above with respect to the PSUs or the Special PSUs do not necessarily reflect the actual amounts that were paid to or that may be realized by the Named Executive Officer.
The RSUs granted in each of 2022 and 2021 contain forfeiture restrictions that lapse in one-third pro rata increments on each of the first three anniversaries of the grant date of the award. Consequently, to calculate the grant date fair value of these awards in accordance with the requirements of ASC 718, the Company multiplied the closing price of the Company’s common stock on the date of grant by the number of RSUs granted.
Under GAAP and the SEC's disclosure rules, the January 21, 2021 modifications of the 2019 and 2020 PSUs resulted in incremental fair value that was required to be reported as additional compensation in fiscal year 2021 (the year of modification). The incremental modification date fair value for the 2019 PSUs and 2020 PSUs has been calculated in accordance with the requirements of ASC 718. In connection therewith, an adjusted stock price as of the modification date was multiplied by the number of units that were expected to vest based on the probable outcome of the performance results (i.e. target level of performance) as of the modification date. A discount for illiquidity was also used in calculating the incremental modification date fair value for these awards due to the fact that each modified tranche of the award is subject to a mandatory post-vest holding period that ends on February 28, 2025 and February 28, 2024 for the units granted in 2020 and 2019, respectively, assuming soundness thresholds as of the December 31st immediately preceding such date are met.

62	Pinnacle Financial Partners, Inc.

Executive Compensation
The following table summarizes the elements included in the "Stock Awards" column reported for fiscal year 2022:

Aggregate Grant Date Fair Value of the Special PSU, PSU & RSU Awards Granted in 2022 ($)
M. Terry Turner	$7,994,640 consisting of:
•$4,911,600 for 2022 Special PSUs
•$2,199,509 for 2022 PSUs
•$883,531 for 2022 RSUs

Robert A. McCabe, Jr.	$7,845,924 consisting of:
•$4,911,600 for 2022 Special PSUs
•$2,093,390 for 2022 PSUs
•$840,934 for 2022 RSUs

Richard D. Callicutt, II	$4,321,335 consisting of:
•$3,274,400 for 2022 Special PSUs
•$746,864 for 2022 PSUs
•$300,071 for 2022 RSUs

Hugh M. Queener	$3,256,707 consisting of:
•$2,455,800 for 2022 Special PSUs
•$571,342 for 2022 PSUs
•$229,565 for 2022 RSUs

Harold R. Carpenter	$3,282,850 consisting of:
•$2,455,800 for 2022 Special PSUs
•$590,036 for 2022 PSUs
•$237,014 for 2022 RSUs

The amounts for the Special PSUs and PSUs reported in the table above reflect the grant date fair value computed in accordance with ASC 718 based upon the probable outcome of the performance conditions as of the grant date (i.e. target level of performance), as applicable. Assuming the maximum level of performance achievement as of the grant date, the aggregate grant date fair value of the PSUs granted in 2022 would have been: Mr. Turner - $5,278,643, Mr. McCabe - $5,024,203, Mr. Callicutt - $1,792,495, Mr. Queener - $1,371,265 and Mr. Carpenter - $1,416,041. The maximum level at which the Special PSUs may be earned is also the target level. For a more complete description of the RSUs, the PSUs and the Special PSUs granted in 2022, please see "EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-2022 Executive Compensation - Long Term Incentive (LTI) Equity Awards" and "EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - 2022 Executive Compensation - 2022 Special Performance-Based Equity Awards."
(4)In connection with the closing of the Company’s acquisition of BNC, Pinnacle Bank assumed the Salary Continuation Agreement dated as of December 12, 2016, between Mr. Callicutt and Bank of North Carolina (the “Salary Continuation Agreement”), and the benefits and obligations thereunder. Mr. Callicutt was fully vested in the full benefit payable under the Salary Continuation Agreement upon consummation of the merger. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually. The Compensation Committee does not consider these accruals and benefits when it makes current year compensation decisions. Of the amounts in this column, $443,646, $518,265, and $488,178 reflect the year-over-year change in the actuarial present value of the accumulated benefit under the Salary Continuation Agreement in 2022, 2021 and 2020, respectively.
In settlement of certain of Mr. Callicutt’s benefits under his employment agreement with BNC, he was paid by BNC an initial cash payment of $1,996,667 prior to the closing of the BNC merger and, upon his termination of employment from the Company and Pinnacle Bank, the Company and Pinnacle Bank are obligated under the terms of the employment agreement to pay Mr. Callicutt an additional cash payment of $763,333 (the “Deferred Payment”) payable in ten equal monthly installments commencing on the first business day on or after the 90th day following the date of termination. Between June 16, 2017, the effective date of his employment agreement, and the full payment of the Deferred Payment, interest accrues on the unpaid portion of the Deferred Payment at a rate equal to the 30-day LIBOR rate as in effect from time to time plus 150 basis points. Of the amounts in this column, $27,376, $12,201 and $15,349 reflect the interest accrued on the Deferred Payment in 2022, 2021 and 2020, respectively.
(5)Other Compensation - The Company provides the Named Executive Officers with other forms of compensation. The following is a listing of various types of other compensation that the Company has not used ever (except in the case of supplemental retirement plans assumed in connection the Company’s acquisitions), but may consider in the future to award its executives. Mr. Callicutt is a party to the Salary Continuation Agreement that he entered into with BNC. For more information regarding this plan see “Employment, Change of Control and SERP Agreements” below. We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

2023 Proxy Statement	63

Executive Compensation

	TURNER	MCCABE	CALLICUTT	QUEENER	CARPENTER
Supplemental retirement plans	NA	NA	Yes	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	Yes	NA	NA
Board fees	No	No	No	NA	NA
Group benefit package - All Company associates, including the Named Executive Officers, participate in the Company’s group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc. The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than each Named Executive Officer has an enhanced long-term disability policy that provides incremental coverage over the group policy maximums, and the Company pays premiums on an additional $500,000 term life insurance policy for Mr. Turner, an additional $500,000 term life insurance policy for Mr. McCabe and an additional $250,000 term life insurance policy for Mr. Queener. The premiums for those additional life insurance policies were $3,740, $5,310, and $1,067, respectively, in 2022. The following is a summary of the expense the Company incurred during 2022, 2021 and 2020 to provide a 401k plan match to our Named Executive Officers, the cost of the enhanced long-term disability policies in 2022, 2021 and 2020 and the cost of premiums on life insurance policies for the Named Executive Officers, including the additional policies discussed above:

	TURNER	MCCABE	CALLICUTT	QUEENER	CARPENTER
2022
401k match	$12,200	$12,200	$12,200	$12,200	$12,200
Long-term disability policy	769	769	769	769	769
Life Insurance	6,858	11,124	3,564	6,858	3,564
2021
401k match	$11,600	$11,600	$11,600	$11,600	$11,600
Long-term disability policy	769	769	769	769	769
Life Insurance	6,858	11,124	3,564	6,858	3,564
2020
401k match	$11,400	$11,400	$11,400	$11,400	$11,400
Long-term disability policy	769	769	769	769	769
Life Insurance	6,858	11,124	3,564	6,858	3,563
Paid time off - Each Named Executive Officer receives an allotment of 30 days for paid time off each year (excluding holidays). The Company does not provide sick leave for any associate, including the Named Executive Officers. Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.
Other Executive perquisites - The Company provided the following perquisites to the Named Executive Officers in 2022:

	TURNER	MCCABE	CALLICUTT	QUEENER	CARPENTER
Company provided vehicles	No	No	No	No	No
Automobile allowance	$13,200/year	$13,200/year	No	$13,200/year	No
Parking allowances	No	No	No	No	No
Personal tax return fees	$2,500	$2,500	$2,500	$2,500	$2,500
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft(a)	$100,000	$51,904	$—	$19,935	$—
(a)The Company has acquired aircraft to be used primarily for corporate purposes. The board of directors has also authorized personal use of the aircraft by Messrs. Turner, McCabe, Queener and Carpenter. In 2022, each of these executives was permitted to use the corporate aircraft for personal travel in amounts not to exceed $100,000 for Messrs. Turner, $95,000 for McCabe, $50,000 for Mr. Queener and $25,000 for Mr. Carpenter. The Company’s policy is that when considering the amount of executive compensation awarded for personal aircraft use the Company will include the average hourly costs of fuel, warranty programs, repairs and maintenance, landing and parking fees, costs for repositioning the aircraft, crew expenses, and supplies. Fixed costs that would be incurred in any event to operate the aircraft, such as aircraft purchase costs, aircraft management fees, flight crew salaries and training, and aircraft insurance are not included in the incremental cost. For tax purposes, income for personal use is imputed based on a multiple of the Standard Industry Fare Level rates. Messrs. Turner, McCabe, Queener and Carpenter are each responsible for any taxes in connection with his personal use of the corporate aircraft and are not reimbursed for these taxes. For 2022, instead of permitted personal use of the Company’s aircraft, the Company purchased a membership in a chartered flight provider equivalent to $25,000 of travel costs for Mr. Callicutt.

64	Pinnacle Financial Partners, Inc.

Executive Compensation
GRANTS OF PLAN-BASED AWARDS IN 2022
The following table provides information about plan-based awards granted to the Named Executive Officers during 2022.
GRANTS OF PLAN-BASED AWARDS IN 2022

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)
NAME AND PRINCIPAL POSITION	AWARD TYPE	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	ALL OTHER STOCK AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(4)
M. Terry Turner President and Chief Executive Officer
	Annual Cash Incentive	NA	—	$1,289,200	$1,611,500	—	—	—	—	—	—	$—
	RSUs	1/20/2022	—	—	—	—	—	—	8,421	—	—	883,531
	PSUs	1/20/2022	—	—	—	—	19,649	47,156	—	—	—	2,199,509
	Special PSUs	1/20/2022	—	—	—	—	60,000	—	—	—	—	4,911,600
Robert A. McCabe, Jr. Chairman of the Board
	Annual Cash Incentive	NA	—	$1,224,300	$1,530,375	—	—	—	—	—	—	$—
	RSUs	1/20/2022	—	—	—	—	—	—	8,015	—	—	840,934
	PSUs	1/20/2022	—	—	—	—	18,701	44,883	—	—	—	2,093,390
	Special PSUs	1/20/2022	—	—	—	—	60,000	—	—	—	—	4,911,600
Richard D. Callicutt, II Chairman of the Carolinas and Virginia
	Annual Cash Incentive	NA	—	$589,600	$737,000	—	—	—	—	—	—	$—
	RSUs	1/20/2022	—	—	—	—	—	—	2,860	—	—	300,071
	PSUs	1/20/2022	—	—	—	—	6,672	16,013	—	—	—	746,864
	Special PSUs	1/20/2022	—	—	—	—	40,000	—	—	—	—	3,274,400
Hugh M. Queener Chief Administrative Officer
	Annual Cash Incentive	NA	—	$462,400	$578,000	—	—	—	—	—	—	$—
	RSUs	1/20/2022	—	—	—	—	—	—	2,188	—	—	229,565
	PSUs	1/20/2022	—	—	—	—	5,104	12,250	—	—	—	571,342
	Special PSUs	1/20/2022	—	—	—	—	30,000	—	—	—	—	2,455,800
Harold R. Carpenter Chief Financial Officer
	Annual Cash Incentive	NA	—	$462,400	$578,000	—	—	—	—	—	—	$—
	RSUs	1/20/2022	—	—	—	—	—	—	2,259	—	—	237,014
	PSUs	1/20/2022	—	—	—	—	5,271	12,650	—	—	—	590,036
	Special PSUs	1/20/2022	—	—	—	—	30,000	—	—	—	—	2,455,800
(1)This column shows separately the possible payouts to the Named Executive Officers under the 2022 AIP assuming target and maximum levels of performance. Actual amounts paid in January 2023 to the Named Executive Officers under the 2022 AIP are reflected in the Summary Compensation Table above under the column “Non-Equity Incentive Plan Compensation.” Pursuant to the terms of the 2022 AIP, the Compensation Committee has the authority to increase or decrease the amount paid to the Named Executive Officer under the plan by up to 10% based on individual performance of the Named Executive Officer, but did not do so related to the 2022 AIP.
(2)For the PSUs granted in 2022, the amounts set forth in the “target” and “maximum” columns, will be earned, if at all, based on the Company’s performance over the three-year performance period ending December 31, 2024 for each of average annual return on average tangible common equity (“ROATCE”) and tangible book value per share plus dividends accretion (“TBV Accretion") measured against ROATCE (“Relative ROATCE”) and TBV Accretion (“Relative TBV Accretion”) for a group of peer companies over the same performance period. Such earned units thereafter may be adjusted positively or negatively by up to 20% based on the Company’s total shareholder return performance against the KBW Regional Banking Index over the period from January 20, 2022 through January 23, 2025 (the “Relative TSR Modifier”). At "maximum" level of performance, each Named Executive Officer will earn 200% of the "target" amount of the PSUs disclosed above before the application of the Relative TSR Modifier. Amounts reported above for the PSUs granted in 2022 for “target” level payout assume no positive or negative adjustment on account of the Relative TSR Modifier, while the amounts reported for “maximum” level payout for the 2022 PSUs assume a full 20% positive adjustment on account of the Relative TSR Modifier. Such PSUs will be settled, if earned, in a like number of shares of the Company’s common stock following certification of the Company’s results compared to the peer companies in the peer group and determination by the Compensation Committee subsequent to the performance period that the average ratio of Pinnacle Bank’s nonperforming assets to its loans plus other real estate owned (“NPA Ratio”) as of each of the three years ended December 31, 2022, 2023 and 2024 is not in excess of the targeted NPA Ratio described in the applicable award agreement.
For the Special PSUs, the amounts set forth in the “target” column, includes the aggregate number of shares that will be earned, if at all, by the Named Executive Officer based on the Company’s performance over the three-year performance period ended December 31, 2024 for each of average annual price to tangible book value per share ratio ("PTBV Ratio") and average annual price to earnings ratio ("PE Ratio"), measured against the PTBV Ratio (“Relative PTBV”) and PE Ratio (“Relative PE Ratio”) for a group of peer companies over the same period. The amounts set forth in the

2023 Proxy Statement	65

Executive Compensation
"target" column are identical to the amounts that may be earned at maximum level of performance for the Special PSUs. The Special PSUs earned by the NEOs, if any, will not be released to the NEOs until after a one-year period beginning on the last day of the three-year performance period. For additional information with respect to the Special PSUs, see "EXECUTIVE COMPENSATION — Special Performance Unit Awards."
(3)Reflects awards of time-based vesting restricted stock units which vest ratably, subject to continued employment, each year over a three year period from the date of the grant.
(4)Amounts in this column were calculated in accordance with ASC 718 based upon the probable outcome of the performance conditions as of the grant date (i.e. target level of performance), as applicable. Assuming the maximum level of performance achievement as of the grant date, or as applicable the modification date, the aggregate grant date fair value of the PSUs would have been for the PSUs granted in 2022: Mr. Turner - $5,278,643, Mr. McCabe - $5,024,203, Mr. Callicutt - $1,792,495, Mr. Queener - $1,371,265 and Mr. Carpenter - $1,416,041. The amounts for the Special PSUs reported in the table above reflect the grant date fair value ($81.86) computed in accordance with ASC 718 based upon the probable outcome of the performance conditions as of the grant date. As noted above, the Special PSUs do not have a separate maximum level of performance. For a more complete description of the RSUs and PSUs granted in 2022, please see "EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-2022 Executive Compensation - Long Term Incentive (LTI) Equity Awards."
OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END
The following table summarizes information with respect to equity award holdings by the Named Executive Officers as of December 31, 2022.
OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
M. Terry Turner	—	—	—	—	—	17,301	$1,269,893	315,902	$23,187,207
Robert A. McCabe, Jr.	—	—	—	—	—	16,453	1,207,650	303,146	22,250,916
Richard D. Callicutt, II	—	—	—	—	—	6,478	475,485	126,645	9,295,743
Hugh M. Queener	—	—	—	—	—	4,415	324,061	95,573	7,015,058
Harold R. Carpenter	—	—	—	—	—	4,580	336,172	98,376	7,220,798
(1)Includes RSUs granted in January 2021 and January 2022 that vest in three equal annual installments beginning on January 21, 2022 in the case of the RSUs granted in January 2021 and January 20, 2023 in the case of the RSUs granted in January 2022.
(2)Market value is determined by multiplying the closing market price of the Company’s common stock ($73.40) on December 31, 2022 by the number of shares. With respect to unvested PSUs, represents the market value as of December 31, 2022 of the number of shares issuable upon achievement of the maximum performance goal (including, if applicable, full application of the 20% positive adjustment based on the TSR modifier). With respect to the Special PSUs, represents the market value as of December 31, 2022 of the number of shares issuable upon achievement of the target performance goal, which is also the maximum payout. Includes the value of the Modified 2019 PSUs and Modified 2020 PSUs, including in the case of the Modified 2019 PSUs, the portion of that award with performance criteria tied to the Company's 2019 performance which units may be forfeited in the event that Pinnacle Bank's NPA Ratio at December 31, 2023 is in excess of the targeted NPA Ratio set by the Compensation Committee at the time the award was granted.
(3)The following information details the vesting status of the unvested PSUs, RSUs and the Special PSUs as of December 31, 2022 for the Named Executive Officers:

GRANT DATE AND UNVESTED AWARDS		VESTING CRITERIA
1/24/18 Award		The restrictions on these restricted shares lapsed upon the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as a result of Pinnacle Bank’s attainment of a previously approved soundness target tied to Pinnacle Bank’s NPA ratio as of December 31, 2022.
Turner	34,767
McCabe	32,963
Queener	6,938
Carpenter	7,290

66	Pinnacle Financial Partners, Inc.

Executive Compensation

GRANT DATE AND UNVESTED AWARDS		VESTING CRITERIA
1/17/19 Award		Represents PSUs granted on January 17, 2019 that have been earned at maximum and for which the one-year service period has been met in the case of the portion tied to 2019 performance. That portion of the award granted with performance metrics tied to 2020 performance was forfeited as the Company’s ROATA for 2020 was below the threshold level required for any of the PSUs to be earned. Effective January 21, 2021, the Compensation Committee approved the modification of the portion of these PSUs with performance metrics tied to 2021 performance to replace the ROATA performance metric with an equally weighted mix of ROATCE and TBV Accretion performance metrics for 2021 that would be measured on a relative basis to a peer group of companies. The peer relative ROATCE and TBV Accretion performance metrics were met such that the portion of PSUs tied to 2021 performance have been earned at 98.33% of maximum. The one-year service period has also been met for that portion of the award tied to 2021 performance. Before the earned units may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to Pinnacle Bank’s NPA Ratio as of December 31, 2023. If this soundness ratio is achieved, the shares of Common Stock issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023.
Turner	52,729
McCabe	50,098
Callicutt	24,098
Queener	14,001
Carpenter	14,642
1/23/20 Award
Represents PSUs granted on January 23, 2020 for which the one-year service period has been completed for the portions tied to 2021 performance and for which the one-year service period has not been completed for the portions tied to 2022 performance. PSUs granted with performance metrics tied to 2020 performance have been forfeited as the Company’s ROATA for 2020 was below the threshold level required for any of the units to be earned. Effective January 21, 2021, the Compensation Committee approved the modification of the portion of these PSUs with performance metrics tied to 2021 and 2022 performance to replace the ROATA performance metric with an equally weighted mix of ROATCE and TBV Accretion performance metrics for 2021 and 2022 that would be measured on a relative basis to a peer group of companies. Before the earned PSUs may be settled in shares of Common Stock, the associate must complete a one-year service period following the performance period unless the associate is age 65 or older and the Company must achieve a previously approved soundness target tied to Pinnacle Bank’s NPA Ratio as of December 31, 2024. If this soundness ratio is achieved (and the service periods are met), the shares of Common Stock issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024. The peer relative ROATCE and TBV Accretion performance metrics were met such that the portion of PSUs tied to 2021 performance have been earned at 98.33% of maximum. The Compensation Committee has not yet approved the vesting of that portion of this award tied to 2022 performance as the information necessary to assess the performance of the companies within the peer group is not yet available. Maximum level payout is assumed for purposes of this presentation for the portion of the award tied to 2022 performance, though as of December 31, 2022, the Company estimated that only 88% of the maximum award will be earned for the 2022 performance period.

Turner	46,662
McCabe	44,335
Callicutt	16,090
Queener	13,677
Carpenter	14,245
1/21/21 RSU Award
Represents time-based vesting restricted stock units granted on January 21, 2021 of which a one-third increment vested on January 21, 2022 and of which two additional one-third increments will vest on each of January 21, 2023 and January 21, 2024.

Turner	8,880
McCabe	8,438
Callicutt	3,618
Queener	2,227
Carpenter	2,321
1/21/21 PSU Award
Represents PSUs granted on January 21, 2021 for which the three-year performance period has not been completed. Accordingly, maximum levels of performance are assumed for the entire amount of this award for purposes of this presentation, including application of a full 20% positive adjustment based on the TSR Modifier though as of December 31, 2022 the Company estimated that only 60% of the maximum award will be earned. Before any earned PSUs may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to the average of Pinnacle Bank’s NPA Ratio as of December 31, 2021, 2022 and 2023. If this soundness ratio is achieved, the shares of Common Stock issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023 and the determination of the Company's placement within the peer group for the two peer-relative performance metrics.

Turner	74,588
McCabe	70,867
Callicutt	30,444
Queener	18,707
Carpenter	19,549
1/20/22 RSU Award		Represents time-based vesting restricted stock units granted on January 20, 2022 which will vest in one-third increment on each of January 20, 2023, January 20, 2024 and January 20, 2025.
Turner	8,421
McCabe	8,015
Callicutt	2,860
Queener	2,188
Carpenter	2,259

2023 Proxy Statement	67

Executive Compensation

GRANT DATE AND UNVESTED AWARDS		VESTING CRITERIA
1/20/22 PSU Award
Represents PSUs granted on January 20, 2022 for which the three-year performance period has not been completed. Accordingly, maximum levels of performance are assumed for the entire amount of this award for purposes of this presentation, including application of a full 20% positive adjustment based on the TSR Modifier though as of December 31, 2022 the Company estimated that only 60% of the maximum award will be earned. Before any earned PSUs may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to the average of Pinnacle Bank’s NPA Ratio as of December 31, 2022, 2023 and 2024. If this soundness ratio is achieved, the shares of Common Stock issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024 and determination of the Company's placement within the peer group for the two peer-relative performance metrics.

Turner	47,156
McCabe	44,883
Callicutt	16,013
Queener	12,250
Carpenter	12,650
1/20/22 Special PSU Award
Represents Special PSUs granted on January 20, 2022 for which the three-year performance period and one-year hold period has not been completed. Accordingly, target levels (which are also maximum levels) of performance are assumed for the entire amount of this award though as of December 31, 2022 the Company estimated that only 40% of the maximum award will be earned. Before any earned PSUs may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to the average of Pinnacle Bank’s NPA Ratio as of December 31, 2022, 2023 and 2024. If this soundness ratio is achieved, the shares of Common Stock issued in settlement of the units would be issued following December 31, 2025.

Turner	60,000
McCabe	60,000
Callicutt	40,000
Queener	30,000
Carpenter	30,000

SERP BENEFITS

NAME	TYPE OF PLAN	YEARS OF CREDITED SERVICE	PRESENT VALUE OF ACCUMULATED BENEFIT	PAYMENTS MADE IN 2022
Richard D. Callicutt, II	SERP		$5,651,997	—
In connection with the BNC merger, Pinnacle Bank assumed the Salary Continuation Agreement for the benefit of Mr. Callicutt. Mr. Callicutt was fully vested in his benefit under the Salary Continuation Agreement upon consummation of the BNC acquisition. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually.
The present value of the accumulated benefit is determined in accordance with the Company’s discount rate policy and pursuant to the Interagency Advisory on Accounting for Deferred Compensation Agreements and Bank owned Life Insurance. The discount rate is determined based on comparable underlying investments with comparable risk and expected duration.
OPTION EXERCISES AND STOCK VESTED
The following table summarizes information for the Named Executive Officers concerning vesting of RSUs and PSUs during the fiscal year ended December 31, 2022, including (i) the number of shares of stock received from the vesting of PSUs earned based on fiscal 2022 performance; and (ii) the aggregate dollar value realized upon the vesting of such PSUs. No Named Executive Officer exercised any stock options in fiscal 2022. For additional information see "EXECUTIVE COMPENSATION-Compensation Discussion and Analysis- 2022's Impact on Previously Issued Performance Unit Awards."

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(1)(2)	VALUE REALIZED ON VESTING ($)(3)
M. TERRY TURNER	—	—	45,322	$4,515,207
ROBERT A. MCCABE, JR.	—	—	43,046	$4,288,472
RICHARD D. CALLICUTT, II	—	—	1,809	$189,800
HUGH M. QUEENER	—	—	12,619	$1,256,451
HAROLD R. CARPENTER	—	—	12,774	$1,272,080
(1)Includes RSUs issued in January 2021 and PSUs issued prior to 2022 but which were released to the NEOs during 2022. Excludes PSUs previously issued for which the performance periods are not yet completed and for which the one-year service period and/or the soundness threshold related to such award has not yet been achieved or measured.
(2)Values reported include shares withheld to cover withholding tax obligations in the following amounts: Mr. Turner - 17,837 shares; Mr. McCabe - 16,941 shares; Mr. Callicutt - 690; Mr. Queener - 4,552 shares and Mr. Carpenter - 5,029 shares. The share price utilized for purposes of calculating the number of shares to withhold was the closing sales price of the Company’s Common Stock on the date immediately preceding the vesting date.
(3)“Value Realized of Vesting” is determined by multiplying the number of shares received upon the vesting of the RSUs and PSUs by the closing sales price of the Company’s Common Stock on the vesting date.

68	Pinnacle Financial Partners, Inc.

Executive Compensation
EMPLOYMENT AND SALARY CONTINUATION AGREEMENTS
The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Callicutt, Queener and Carpenter are described in more detail below. These agreements automatically renew each year on January 1 unless the Compensation Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.
The employment agreements described above for Messrs. Turner, McCabe, Queener and Carpenter require the Company to make certain severance payments to the executive in the event that the Company terminates the employment of the executive without “cause” or the executive terminates his employment for “cause”. The employment agreements also require the Company to make certain payments to the executive in the event that the executive becomes disabled. Under the terms of the employment agreements, if the Company terminates the executive without cause, it must pay the executive severance equal to three years’ base salary. If the executive terminates his employment with the Company for cause, the Company must pay the executive a maximum of up to twelve months of base salary.
The employment agreements also contain provisions that if the Company terminates the executive without “cause” or the executive terminates his employment with the Company for “cause” within a year following a “change of control”, the executive shall be entitled to a lump sum severance payment equal to three times the executive’s then current base salary and target bonus, plus certain retirement benefits plus tax payments related to any excise tax owed on payments made to the executive. Also in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his voluntary termination for “cause” or involuntary termination by the Company without “cause,” each as defined in the employment agreements.
Generally, this “change of control” provision is typically referred to as a “double trigger” because (a) a change of control has to occur and (b) the executive has to terminate his employment for “cause” or be terminated by the Company without “cause.” As defined in the employment agreements, a “change of control” generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company’s shareholders be-fore the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.
For purposes of Messrs. Turner’s, McCabe’s, Queener’s and Carpenter’s employment agreements, the term “cause” for purposes of determining whether the Company or Pinnacle Bank has terminated the individual in a manner that does not require payment of the change of control or severance benefits means a material breach by the individual of his employment agreement that remains uncured after the expiration of thirty (30) days following delivery of written notice to the individual by the Company or Pinnacle Bank; the individual’s arrest for, charge in relation to (by criminal information, indictment or otherwise), or conviction of a crime involving breach of trust or moral turpitude; conduct by the individual that amounts to gross and willful insubordination or inattention to his duties and responsibilities under the employment agreement; or conduct by the individual that results in removal as an officer or executive of the Company or Pinnacle Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or Pinnacle Bank.
For purposes of Messrs. Turner’s, McCabe’s, Queener’s and Carpenter’s employment agreements, the term “cause” for purposes of determining whether the individual has the ability to voluntarily terminate his employment and receive payment of the change of control or severance benefits means a material modification to the individual’s job title(s) or position(s) of responsibility or the scope of his authority or responsibilities under the employment agreement without his written consent; an adverse change in supervision, including a requirement that the individual report to a person or entity different than the person or entity to whom he reported previously, which change in supervision is effected without the individual’s written consent; an adverse change in overall supervisory authority which change in supervisory authority is effected without the individual’s written consent; any change in the individual’s office location such that the individual is required to report regularly to a location that is beyond a 25-mile radius from his office location at the time the employment agreement was entered into, which change in office location is effected without the individual’s written consent; any material reduction in salary, bonus opportunity or other benefits provided for in the employment agreement from the level in effect immediately prior to such reduction; and any giving of notice of non-renewal of the employment agreement by the Compensation Committee of the Board of Directors of the Company.
On June 16, 2017, in connection with the consummation of its acquisition of BNC, the employment agreement entered into by the Company and Pinnacle Bank with Mr. Callicutt became effective. The employment agreement provided for an initial three-year term that, as of January 1, 2021, now automatically renews for successive one-year terms unless terminated in advance of any such renewal by the Company or Mr. Callicutt (i.e. in the same fashion as the other Named Executive Officer employment agreements).
In settlement of certain of Mr. Callicutt’s benefits under his employment agreement with BNC, he was paid by BNC an initial cash payment of $1,996,667 prior to the closing of the BNC acquisition and, upon his termination of employment from the Company and Pinnacle Bank, the Company and Pinnacle Bank are obligated under the terms of his employment agreement with the Company and Pinnacle Bank to pay Mr. Callicutt an additional cash payment of $763,333 (together with interest on any unpaid portion of that amount from June 16, 2017 at a rate equal to 30-day LIBOR plus 1.50%), in ten equal monthly installments commencing on the first business day on or after the 90th day following the date of termination.

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Executive Compensation
The employment agreement provides that Mr. Callicutt will receive a payment equal to three times his then current base salary and target bonus amount, plus certain other retirement benefits, if his employment is terminated by the Company without “cause” (as defined in the employment agreement) or by Mr. Callicutt for “cause” (as defined in the employment agreement) within 12 months following a “change of control” (as defined in the employment agreement). In addition, in such a change of control scenario, Mr. Callicutt will receive three years of Company-provided health plan benefits subsequent to his voluntary termination for cause or involuntary termination by the Company without cause. In the event that any payments or benefits paid to Mr. Callicutt by the Company would subject him to an excise tax under Section 4999 of the Code, any such payments or benefits shall be reduced (but not below zero) to the extent necessary to avoid an excise tax on any portion of such payments or benefits, but only if the net amount of such payments or benefits, as reduced, is greater than or equal to the net amount of such payments or benefits if such reduction were not made and the tax was paid by Mr. Callicutt.
The employment agreement described above for Mr. Callicutt requires the Company to make certain severance payments to him in the event that the Company terminates his employment without cause or he terminates his employment for cause, in each case not within 12 months following a change of control. Under the terms of the employment agreement, if the Company terminates Mr. Callicutt without cause under this scenario, it must pay him cash severance equal to three times his then current base salary. If Mr. Callicutt terminates his employment with the Company for cause under this scenario, the Company must pay him cash severance equal to two times his then current base salary. The employment agreement also requires the Company to make certain payments to Mr. Callicutt in the event that he becomes disabled.
For purposes of Mr. Callicutt’s employment agreement, “change of control” has the same meaning as that term is defined in the employment agreements with the Company’s other Named Executive Officers and “cause” whether in the case where Mr. Callicutt’s employment is terminated by the Company or voluntarily by him has substantially the same meaning as those terms are defined in the employment agreements with the Company’s other Named Executive Officers.
In connection with the closing of its acquisition of BNC, the Company assumed the Salary Continuation Agreement. Mr. Callicutt was fully vested in his benefit under the Salary Continuation Agreement upon consummation of the BNC acquisition. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually.
EQUITY AWARDS
In the event of a change of control, any unvested restricted share unit awards (including PSUs but excluding the Special PSUs), pursuant to the award agreements with the executives noted above, would immediately vest. For the PSUs, the amount that would vest upon a change in control would be determined by the Compensation Committee and would equal the greater of the target level payout and the amount that would have been expected to vest based on the Company’s performance through the date the Compensation Committee makes its determination or, in the case of the PSUs granted in January 2021 and January 2022, the end of the last quarterly period preceding the consummation of the change in control. For the Special PSUs granted in January 2022, pursuant to the award agreements with the executives as noted above, the entire amount of such awards would be immediately forfeited and cancelled.

70	Pinnacle Financial Partners, Inc.

Executive Compensation
AMOUNTS PAYABLE TO NAMED EXECUTIVE OFFICERS FOLLOWING CERTAIN TERMINATION SCENARIOS
The following is a tabular presentation of the amounts that would be owed the Named Executive Officers assuming the event occurred on December 31, 2022. The following table does not include the value of payments that would be owed to Mr. Callicutt under the Salary Continuation Agreement as those payments are unconditional given that Mr. Callicutt was fully vested in his benefits under the Salary Continuation Agreement effective upon the consummation of the Company’s acquisition of BNC. See the “SERP Benefits for 2022” table above for more information.

	EMPLOYEE DISABILITY(1)	EMPLOYEE DEATH(1)	PINNACLE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE TERMINATES EMPLOYMENT FOR CAUSE(2)(7)	PINNACLE TERMINATES EMPLOYEE FOR CAUSE OR EMPLOYEE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE RETIRES(3)	PINNACLE TERMINATES EMPLOYEE WITHOUT CAUSE OR EMPLOYEE TERMINATES FOR CAUSE WITHIN TWELVE MONTHS OF A CHANGE OF CONTROL(4)
M. Terry Turner
Base Salary	$1,172,000	$—	$1,172,000	$1,172,000	$—	$—	$1,172,000
Cash incentive payment	—	—	—	—	—	—	1,289,200
Total	$1,172,000	$—	$1,172,000	$1,172,000	$—	$—	$2,461,200
Multiplier (in terms of years)	x .5	x —	x 3	x 1	x —	—	x 3
Aggregate cash payment	$586,000	$—	$3,516,000	$1,172,000	$—	$—	$7,383,600
Health insurance	—	—	$9,600	$2,400	—	—	$28,800
Tax assistance	—	—	—	—	—	—	$7,500
Value of PSUs and RSUs	$21,521,100	$24,457,100	$15,157,995	$15,157,995	$15,157,995	$15,157,995	$20,053,100
Life Insurance benefits	—	$1,000,000	—	—	—	—	—
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$11,349,173
	$22,107,100	$25,457,100	$18,683,595	$16,332,395	$15,157,995	$15,157,995	$38,822,173

Robert A. McCabe, Jr.
Base Salary	$1,113,000	$—	$1,113,000	$1,113,000	$—	$—	$1,113,000
Cash incentive payment	—	—	—	—	—	—	1,224,300
Total	$1,113,000	$—	$1,113,000	$1,113,000	$—	$—	$2,337,300
Multiplier (in terms of years)	x .5	x —	x 3	x 1	x —	—	x 3
Aggregate cash payment	$556,500	$—	$3,339,000	$1,113,000	$—	$—	$7,011,900
Health insurance	—	—	$9,600	$2,400	—	—	$28,800
Tax assistance	—	—	—	—	—	—	$7,500
Value of PSUs and RSUs	$20,522,567	$23,458,567	$12,772,010	$12,772,010	$12,772,010	$12,772,010	$19,054,567
Life Insurance benefits	—	$500,000	—	—	—	—	—
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$10,854,212
	$21,079,067	$23,958,567	$16,120,610	$13,887,410	$12,772,010	$12,772,010	$36,956,979

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Executive Compensation

	EMPLOYEE DISABILITY(1)	EMPLOYEE DEATH(1)	PINNACLE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE TERMINATES EMPLOYMENT FOR CAUSE(2)(7)	PINNACLE TERMINATES EMPLOYEE FOR CAUSE OR EMPLOYEE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE RETIRES(3)	PINNACLE TERMINATES EMPLOYEE WITHOUT CAUSE OR EMPLOYEE TERMINATES FOR CAUSE WITHIN TWELVE MONTHS OF A CHANGE OF CONTROL(4)
Richard D. Callicutt, II
Base Salary	$737,000	$—	$737,000	$737,000	$—	$—	$737,000
Cash incentive payment	—	—	—	—	—	—	589,600
Total	$737,000	$—	$737,000	$737,000	$—	$—	$1,326,600
Multiplier (in terms of years)	x .5	x —	x 3	x 2	x —	—	x 2
Aggregate cash payment	$368,500	$—	$2,211,000	$1,474,000	$—	$—	$2,653,200
Health insurance	—	—	$9,600	$2,400	—	—	$28,800
Tax assistance	—	—	—	—	—	—	$7,500
Value of PSUs and RSUs	$7,813,895	$9,771,228	$2,949,799	$2,949,799	$2,949,799	$2,949,799	$6,835,228
Life Insurance benefits	—	—	—	—	—	—	—
Deferred BNC Payouts(6)	$844,915	$844,915	$844,915	$844,915	$844,915	$844,915	$844,915
Payment for excise tax and gross up	—	—	—	—	—	—	—
	$9,027,310	$10,616,143	$6,015,314	$5,271,114	$3,794,714	$3,794,714	$10,369,643

Hugh M. Queener
Base Salary	$578,000	$—	$578,000	$578,000	$—	$—	$578,000
Cash incentive payment	—	—	—	—	—	—	462,400
Total	$578,000	$—	$578,000	$578,000	$—	$—	$1,040,400
Multiplier (in terms of years)	x .5	x —	x 3	x 1	x —	—	x 3
Aggregate cash payment	$289,000	$—	$1,734,000	$578,000	$—	$—	$3,121,200
Health insurance	—	—	$9,600	$2,400	—	—	$28,800
Tax assistance	—	—	—	—	—	—	$7,500
Value of PSUs and RSUs	$5,871,119	$7,339,119	$3,383,230	$3,383,230	$3,383,230	$3,383,230	$5,137,119
Life Insurance benefits	—	$150,000	—	—	—	—	—
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$3,316,256
	$6,160,119	$7,489,119	$5,126,830	$3,963,630	$3,383,230	$3,383,230	$11,610,875

72	Pinnacle Financial Partners, Inc.

Executive Compensation

	EMPLOYEE DISABILITY(1)	EMPLOYEE DEATH(1)	PINNACLE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE TERMINATES EMPLOYMENT FOR CAUSE(2)(7)	PINNACLE TERMINATES EMPLOYEE FOR CAUSE OR EMPLOYEE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE RETIRES(3)	PINNACLE TERMINATES EMPLOYEE WITHOUT CAUSE OR EMPLOYEE TERMINATES FOR CAUSE WITHIN TWELVE MONTHS OF A CHANGE OF CONTROL(4)
Harold R. Carpenter
Base Salary	$578,000	$—	$578,000	$578,000	$—	$—	$578,000
Cash incentive payment	—	—	—	—	—	—	$462,400
Total	$578,000	$—	$578,000	$578,000	$—	$—	$1,040,400
Multiplier (in terms of years)	x .5	x —	x 3	x 1	x —	—	x 3
Aggregate cash payment	$289,000	$—	$1,734,000	$578,000	$—	$—	$3,121,200
Health insurance	—	—	$9,600	$2,400	—	—	$28,800
Tax assistance	—	—	—	—	—	—	$7,500
Value of PSUs and RSUs	$6,088,970	$7,556,970	$2,655,392	$2,655,392	$2,655,392	$2,655,392	$5,354,970
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$3,425,741
	$6,377,970	$7,556,970	$4,398,992	$3,235,792	$2,655,392	$2,655,392	$11,938,211

(1)The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company’s broad-based group disability insurance policies or group life insurance policy. These benefits would be paid pursuant to these group polices which are provided to all employees of the Company. Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., “gap coverage”) for these individuals over the broad-based group disability coverage maximums. The amounts above do include benefits that would be owed to each of Messrs. Turner, McCabe, Callicutt and Queener upon their death pursuant to additional life insurance policies maintained on their behalf by the Company. For each of the Named Executive Officers, with respect to PSUs for which the performance period has been completed, but for which the related service period, if applicable, has not been completed or soundness threshold measurement date has not occurred, includes the value of the PSUs earned for the completed performance period. For each of the Named Executive Officers, with respect to the PSUs for which the performance period has not been completed, includes the value of such PSUs that may be earned. In respect to those awards of PSUs for which the performance period has not been completed, the amount of such PSUs that shall vest upon the Named Executive Officer’s death or disability would be determined by the Compensation Committee and would equal the greater of the target level payout and the amount that would have been expected to be earned based on the Company’s performance through the date of the Named Executive Officer’s death or disability in the case of PSUs granted prior to 2021 and through the last day of the most recently completed quarterly period in the case of PSUs granted in 2021 and 2022. Maximum level payout (including, in the case of the PSUs granted in 2021 and 2022, the full 20% positive adjustment based on the Relative TSR Modifier) is assumed in the calculation above for those performance periods that were not yet complete. For the RSUs granted to the Named Executive Officers, includes the full value of any RSUs not vested as of December 31, 2022. For the Special PSUs granted to the Named Executive Officers in 2022, includes the full value of all such Special PSUs as of December 31, 2022 in the event of termination for death, and a pro rata portion of the Special PSUs at target level performance based on the number of days the Named Executive Officers were employed during the performance period in the event of termination for disability.
(2)For Messrs. Callicutt and Carpenter, neither of whom is age 65 or older, includes the value of PSUs at December 31, 2022 at actual levels of payout for which the performance period and one-year service period, if any, has been completed. Upon termination in this scenario, the associate is entitled to receive the number of units that he has earned for the performance periods that have been completed and for which the required service period, if any, has been satisfied. These units will be settled in shares of the Company’s common stock only if the Company achieves the NPA ratio soundness target applicable to such awards. For Messrs. Callicutt and Carpenter also does not include the value of the RSUs, which the Named Executive Officer would forfeit upon his termination by the Company with or without cause or his voluntary termination with or without cause. For Messrs. Turner, McCabe and Queener, in the event that each terminates their employment with or without cause, each would receive the amount set forth under the column labeled "EMPLOYEE RETIRES" since each is age 65 or older. Also assumes for Messrs. Turner, McCabe and Queener that each would retire before the Company was able to terminate him with or without cause. In the event that a Named Executive Officer’s employment is terminated prior to the end of the performance period applicable to the Special PSUs other than for death or disability, the Named Executive Officer, unless otherwise determined by the Compensation Committee, would forfeit all Special PSUs; this presentation assumes the Compensation Committee did not make a different determination and allowed the Special PSUs to be forfeited.
(3)Only Messrs Turner, McCabe and Queener were eligible to retire at December 31, 2022. For each of the Named Executive Officers that was at or above retirement age at December 31, 2022, includes the value of PSUs at December 31, 2022 at actual levels of payout for which the performance period has been completed, but for which the service period had not been met or any final NPA ratio soundness target measurement date had not occurred. Upon retirement from the Company after reaching age 65, eligible associates are entitled to receive the number of PSUs that they would have earned but for the fact that they had not yet completed any required service period or that they would have earned for the performance period during which they retired based on the Company’s performance for that period against the performance criteria established at grant date prorated

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Executive Compensation
for the number of days they were employed during the performance period during which they retired. These PSUs that are earned will be settled in shares of the Company’s common stock only if the Company achieves the NPA ratio soundness target applicable to such awards. For Messrs. Turner, McCabe and Queener, includes a portion of that tranche of RSUs granted on January 20, 2022 and January 21, 2021 and that were scheduled to vest on January 20, 2023 and assumes that the Compensation Committee would approve the vesting of a percentage of that portion of the award equal to the number of days during the one year vesting period that the Named Executive Officer was employed by the Company. In the event that a Named Executive Officer’s employment is terminated prior to the end of the performance period applicable to the Special PSUs other than for death or disability, the Named Executive Officer, unless otherwise determined by the Compensation Committee, would forfeit all Special PSUs; this presentation assumes the Compensation Committee did not make a different determination and allowed the Special PSUs to be forfeited.
(4)For the PSUs, the amount that would vest upon a change in control would equal (A) any amounts earned for performance periods that were then completed but for which the required service period, if any, or NPA ratio soundness target had not yet been achieved and (B) for performance periods that were not then complete, such amount as may be determined by the Compensation Committee equal to the greater of the target level payout and the amount that would have been expected to be earned based on the Company’s performance through the date the Compensation Committee makes its determination in the case of PSUs granted prior to 2021 and through the last day of the most recently completed quarterly period in the case of PSUs granted in 2021 and 2022. The amounts presented in this column for the PSUs reflect actual amounts earned for awards for which the performance period was then complete and the maximum level payout for all other PSUs (including, in the case of the PSUs granted in 2021 and 2022, the full 20% positive adjustment based on the relative TSR Modifier). For the RSUs, the amounts presented in this column include all then unvested RSUs. For the Special PSUs, no amount was included as such awards would have been forfeited and cancelled in full upon a change in control at December 31, 2022.
(5)In determining the anticipated payment due the Named Executive Officer for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change of control, the Company has included in the calculation the value of the immediate vesting of previously unvested PSUs and RSUS in addition to the cash payments and healthcare and other benefits noted above. As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener, and Carpenter in the event of a change of control to be approximately $4.6 million, $4.4 million, $1.3 million, and $1.4 million, respectively. For purposes of these calculations, the Company has calculated the executives’ base amounts for purposes of Section 280G utilizing compensation for the years 2018-2022 inclusive. The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters are generally not subject to Section 280G of the Code. An anticipated payment has not been included for Mr. Callicutt because his employment agreement does not contain an excise tax gross up provision but rather a “best net” provision, and as a result, amounts payable to him in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Code.
(6)Reflects the value of the Deferred Payment at December 31, 2022, which Mr. Callicutt is entitled to receive upon the termination of his employment with the Company for any reason. The Deferred Payment would be paid in ten equal monthly installments commencing on the first business day on or after the 90th day following the date of termination.
(7)Because Messrs Turner, McCabe and Queener were age 65 or older and therefore eligible to retire at December 31, 2022, the amounts reported with respect to the value of PSUs and RSUs under the applicable termination scenario are those that the Named Executive Officer would receive upon retirement as it is assumed the Named Executive Officer would retire.

74	Pinnacle Financial Partners, Inc.

Executive Compensation
PAY VERSUS PERFORMANCE DISCLOSURE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for M. Terry Turner¹ ($)	Compensation Actually Paid to M. Terry Turner¹˒²˒³ ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Thousands)	TBV Accretion⁵
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	10,891,661	1,868,022	6,436,622	1,432,359	118.52	116.10	560,742	5.1%
2021	6,826,962	16,108,634	3,684,459	7,899,479	152.58	124.74	527,323	14.2%
2020	4,386,838	(1,689,066)	2,447,282	(534,859)	102.05	91.29	312,321	14.8%
(1)M. Terry Turner was our PEO for each year presented. The individuals comprising the Non-PEO named executive officers for each year presented are listed below.

2020 - 2022
Robert A. McCabe
Richard D. Callicutt
Hugh M. Queener
Harold R. Carpenter
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. There was no pension service cost for services rendered during any listed year, as reflected in the tables below.

Year	Summary Compensation Table Total for M. Terry Turner ($)	Exclusion of Change in Pension Value for M. Terry Turner ($)	Exclusion of Stock Awards for M. Terry Turner ($)	Inclusion of Pension Service Cost for M. Terry Turner ($)	Inclusion of Equity Values for M. Terry Turner ($)	Compensation Actually Paid to M. Terry Turner ($)
2022	10,891,661	—	(7,994,640)	—	(1,028,999)	1,868,022
2021	6,826,962	—	(3,710,507)	—	12,992,179	16,108,634
2020	4,386,838	—	(2,517,253)	—	(3,558,651)	(1,689,066)

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	6,436,622	(110,912)	(4,676,704)	—	(216,647)	1,432,359
2021	3,684,459	(129,566)	(1,741,150)	—	6,085,736	7,899,479
2020	2,447,282	(122,045)	(1,191,344)	—	(1,668,752)	(534,859)

2023 Proxy Statement	75

Executive Compensation
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for M. Terry Turner ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for M. Terry Turner ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for M. Terry Turner ($)	Total - Inclusion of Equity Values for M. Terry Turner ($)
2022	3,840,520	(4,391,854)	(477,665)	(1,028,999)
2021	7,455,667	5,204,446	332,066	12,992,179
2020	—	(3,436,701)	(121,950)	(3,558,651)

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	2,076,177	(2,062,669)	(230,155)	(216,647)
2021	3,487,342	2,484,090	114,304	6,085,736
2020	—	(1,616,075)	(52,677)	(1,668,752)
(4)The Peer Group TSR set forth in this table utilizes the KBW Regional Bank Index (“KRX”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the KRX, respectively and that all dividends were reinvested. Historical stock performance is not necessarily indicative of future stock performance.
(5)We determined TBV Accretion to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2022. As described in the Compensation Discussion and Analysis, TBV Accretion is one of the two peer-relative performance metrics we utilized for purposes of our recurring performance-based restricted stock units granted under our LTI Plan in 2022. Under these awards we measure our TBV Accretion over a 3-year performance period and compare that to the TBV Accretion over that same time period for each member of a peer group selected by our Compensation Committee with the number of performance units being earned by our NEOs based on the Company's TBV Accretion in relation to the peer group. Though TBV Accretion utilized for our LTI Plan is based on a three-year performance period the values included in column (i) are for each of the stated years. TBV Accretion may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.
Description of Relationship Between Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

76	Pinnacle Financial Partners, Inc.

Executive Compensation
Description of Relationship Between Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during each of the three most recently completed fiscal years.

Description of Relationship Between Compensation Actually Paid and TBV Accretion

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our TBV Accretion during each of the three most recently completed fiscal years.

2023 Proxy Statement	77

Executive Compensation
Description of Relationship Between Company TSR and Peer Group TSR

The following chart compares our cumulative TSR over each of the three most recently completed fiscal years to that of the KBW Regional Bank Index over the same period.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2022 to Company performance. The measures in this table are not ranked.

TBV Accretion
Earnings per diluted share
Pre-provision net revenue
Return on average tangible common equity
Classified asset ratio
Non-performing asset ratio

78	Pinnacle Financial Partners, Inc.

Executive Compensation
CEO PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2022:
•The median of the annual total compensation of all our employees (other than our CEO), was $99,479; and the annual total compensation of Mr. Turner, our President and Chief Executive Officer was $10,891,661, inclusive of the value associated with the Special PSUs.
•Based on this information, for 2022, the ratio of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all employees is 109 to 1.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:
•SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We believe there have been no changes in our employee population or employee compensation arrangements since 2020 that would result in a significant change to this pay ratio disclosure.
•The median employee was identified for 2020 based on the employee population on December 31, 2020, which consisted of all full-time, part-time, temporary, and seasonal employees employed on that date.
•To find the median of the annual total compensation of our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2020. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2020 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.
•We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
•For 2022, based on our intention to use the same median employee identified in 2020, we reviewed 2022 compensation for this identified median employee, which was calculated by adding together all elements of this employee's compensation for 2022 in accordance with the requirements of item 402(c)(2)(x) of Regulation S-K.
•Compensation for this employee, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K was $99,479 for 2022. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table appearing in this proxy statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

2023 Proxy Statement	79

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of the Record Date, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of the Record Date.

	NUMBER OF COMMON SHARES BENEFICIALLY OWNED
NAME	COMMON SHARES BENEFICIALLY OWNED	AGGREGATE STOCK OPTION GRANTS EXERCISABLE WITHIN 60 DAYS OF FEBRUARY 27, 2023	TOTAL	PERCENT OF ALL COMMON SHARES BENEFICIALLY OWNED
Board of Directors(1):
Abney S. Boxley, III(3)	44,680	—	44,680	0.06%
Charles E. Brock	35,383	—	35,383	0.05%
Renda J. Burkhart	10,019	—	10,019	0.01%
Gregory L. Burns	19,518	—	19,518	0.03%
Richard D. Callicutt, II(2)(4)	93,177	—	93,177	0.12%
Marty G. Dickens	15,661	—	15,661	0.02%
Thomas C. Farnsworth, III	24,916	—	24,916	0.03%
Joseph C. Galante	22,508	—	22,508	0.03%
Glenda Baskin Glover	10,582	—	10,582	0.01%
David B. Ingram(5)	245,591	—	245,591	0.32%
Decosta E. Jenkins	1,499	—	1,499	—%
Robert A. McCabe, Jr.(6)	516,002	—	516,002	0.67%
Reese L. Smith, III	66,115	—	66,115	0.09%
G. Kennedy Thompson	19,011	—	19,011	0.03%
M. Terry Turner(2)	249,629	—	249,629	0.33%
Named Executive Officers(1):
Hugh M. Queener	211,793	—	211,793	0.28%
Harold R. Carpenter(2)	58,187	—	58,187	0.08%
All Directors and executive officers as a Group (18 persons)	1,651,209	—	1,651,209	2.15%
Each of Messrs. McCabe, Callicutt, Brock, Farnsworth, Galante, Ingram and Thompson own 500, 300, 100, 50, 100, 3,000 and 500, respectively, depositary shares representing a 1/40th interest in a share of our Series B Preferred Stock. No other of our directors or officers own any depositary shares representing a 1/40th interest in a share of our Series B Preferred Stock.

80	Pinnacle Financial Partners, Inc.

Security Ownership of Certain Beneficial Owners and Management

	NUMBER OF SHARES BENEFICIALLY OWNED
NAME	COMMON SHARES BENEFICIALLY OWNED	AGGREGATE STOCK OPTION GRANTS EXERCISABLE WITHIN 60 DAYS OF FEBRUARY 22, 2021	TOTAL	PERCENT OF ALL SHARES OWNED
Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:
BlackRock, Inc.(7)
55 East 52nd Street New York, NY 10055	7,114,912	—	7,114,912	9.28%
The Vanguard Group, Inc.(8)
100 Vanguard Blvd. Malvern, PA 19355	6,932,309	—	6,932,309	9.05%
T. Rowe Price Associates, Inc.(9)
100 E. Pratt Street Baltimore, MD 21202	3,904,785	—	3,904,785	5.09%
All Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:	17,952,006	—	17,952,006	23.42%
(1)Except as otherwise indicated below, each person is the record owner of and has sole voting and investment power with respect to his or her shares. Additionally, the address for each person listed is 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.
(2)As of February 27, 2023, the following individuals have pledged the following amounts of their Common Stock beneficially owned to secure lines of credit or other indebtedness: Mr. Turner - 139,097 shares and Mr. Callicutt - 31,000 shares.
(3)Includes 13,087 shares owned by Boxley Family LLC, of which Mr. Boxley is a member and 6,971 shares owned by Mr. Boxley’s children.
(4)Includes 1,749 shares owned by Mr. Callicutt’s wife.
(5)Mr. Ingram disclaims beneficial ownership of 143,099 shares of Common Stock held in trusts for the benefit of his children for which trusts Mr. Ingram’s spouse is the trustee and 2,000 shares owned by Mr. Ingram’s wife.
(6)Includes 173,000 shares held in a trust for the benefit of Mr. McCabe’s family members for which Mr. McCabe’s spouse has or shares voting or dispositive power.
(7)The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the SEC on January 24, 2023.
(8)The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the SEC on February 9, 2023.
(9)The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the SEC on February 14, 2023.

2023 Proxy Statement	81

Security Ownership of Certain Beneficial Owners and Management
STOCK OWNERSHIP GUIDELINES
All of the Company’s directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Company’s Corporate Governance Guidelines. Generally, the guidelines require that directors own shares with a value of approximately 300% of the average annual compensation paid to a Board member by the Company, provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of all restricted shares granted that have vested, if any. For purposes of these beneficial ownership requirements, the average closing price for the last 15 day trading days of the preceding calendar year are used to determine market value. As of December 31, 2022 such market value per share was $73.00. The minimum guidelines must be satisfied exclusive of shares pledged or held in margin accounts with outstanding margin debt. All of the Company’s directors are in compliance with the minimum ownership guidelines (including compliance exclusive of shares pledged).
The Board of Directors also expects the Chief Executive Officer and all other executive officers to maintain a meaningful personal ownership in the Company in the form of Common Stock. The minimum Common Stock beneficial ownership levels for the Chief Executive Officer and the Chairman of the Board are a minimum of 400% of their annual cash salary in Company Common Stock. For purposes of this measurement, the average closing price of the Company’s Common Stock for the last 15 trading days of the previous calendar year is used to determine the market value of each executive’s holdings. As of December 31, 2022 such market value per share was $73.00. Additionally, the Executive Committee established stock beneficial ownership levels of 300% of the annual cash salary for the Chairman of the Carolinas and Virginia, and the Chief Administrative Officer; 200% of the annual cash salary for the Chief Financial Officer; and 150% of the annual cash salary for the Chief Credit Officer. All such executive officers (other than Tim Huestis, who was named Chief Credit Officer in January 2020 and who owns 6,938 shares) currently own shares in amounts that exceed the applicable minimum level of beneficial ownership (including compliance exclusive of shares pledged). Mr. Huestis has previously earned 771 performance units and satisfied the required service period for such units but shares related to such earned units will not be issued to Mr. Huestis until the applicable soundness threshold is achieved. Should an executive officer’s ownership fall below the minimum beneficial ownership levels noted above, in order to transact an open market sale of their Company Common Stock, the officer would be required to seek the prior approval of the Board.
ANTI-HEDGING POLICY AND PLEDGES OF SHARES OF COMMON STOCK
The Company has an anti-hedging policy that prohibits directors, officers and employees from engaging in short sales or hedging including purchases or sales of puts or calls, collars or other hedging on the Company’s Common Stock, and such transactions violate its Insider Trading Policy and Code of Conduct. Directors and executive officers must certify compliance with the Insider Trading Policy and Code of Conduct annually.
The Company’s Corporate Governance Guidelines, which are reviewed annually by the Board, also state that pledging of shares of Company Common Stock is disfavored and executive officers should seek to minimize the amount of stock pledged over time. As noted above, shares of Common Stock pledged are not counted toward compliance with stock ownership guidelines by our executive officers and directors. The Nominating and Corporate Governance Committee takes into account compliance with the ownership guidelines in considering whether to re-nominate a director.
SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding Common Stock to file with the SEC initial reports of ownership and reports of changes in their ownership of the Company Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to the Company during the year ended December 31, 2022, or on written representations from certain reporting persons that no Forms 5 were required for those persons, no person who was a director or executive officer of the Company during 2022 failed to timely file reports required by Section 16(a).

82	Pinnacle Financial Partners, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has loan and deposit transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, and corporations, partnerships or other organizations in which the directors and officers have a controlling interest. All these transactions were entered into on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank. None of such loans were disclosed as nonaccrual, past due, restructured or potential problem loans in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Pursuant to the Audit Committee Charter, the Audit Committee of the Board is responsible for reviewing and approving any related-party transaction required to be described in this proxy statement pursuant to the rules and regulations of the SEC.

2023 Proxy Statement	83

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised solely of independent directors, as defined under the Nasdaq Listing Rules and the rules and regulations of the Securities and Exchange Commission, including Rule 10A-3 promulgated under the Exchange Act. The Audit Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee, among other things, reviewed the audited financial statements for fiscal year 2022 with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, underlying estimates and significant judgments used in the financial statements, the clarity of disclosures in the financial statements, the analysis of financial condition and results of operations, and the effectiveness of internal controls over financial reporting.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has reviewed with Crowe LLP, the Company’s current independent registered public accounting firm, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301, Communications with Audit Committees.
The Audit Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence, and has discussed with Crowe LLP their independence in relation to the Company. The Audit Committee also considered whether Crowe LLP’s provision of non-audit services to the Company is compatible with Crowe LLP’s independence and has concluded that such provision of services is compatible with Crowe LLP’s independence.
The Audit Committee discussed with the Company’s internal auditors and Crowe LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Crowe LLP, with and without management present, to discuss the results of their audits, their evaluations of the Company’s systems of internal controls and the overall quality and adequacy of the Company’s financial reporting. The Audit Committee discussed with management, the internal auditors and Crowe LLP the internal audit function’s organization, responsibilities, budget and staffing. Both the internal auditors and Crowe LLP have unrestricted access to the Audit Committee. The Audit Committee held 8 meetings and an orientation session for new members during fiscal year 2022.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Gregory L. Burns, Chairman
Abney S. Boxley, III, Member
Thomas C. Farnsworth, III, Member
Joseph Galante, Member
Decosta E. Jenkins, Member
Reese L. Smith, III, Member
The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

84	Pinnacle Financial Partners, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of the Company engaged Crowe LLP (“Crowe”) to serve as the Company’s independent registered public accounting firm for the Company for the years ended December 31, 2022 and 2021.
Audit Fees. During the years ended December 31, 2022 and 2021, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2022	2021
Audit Fees(1)	$1,470,000	$1,365,000
Audit-Related Fees(2)	87,909	43,526
Tax Fees	694,825	488,460
All Other Fees	—	—
Total Fees	$2,252,734	$1,896,986
(1)Includes fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, report on internal control over financial reporting, and required statutory filings.
(2)Represents out-of-pocket fees reimbursed to Crowe.
The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services performed by the Company’s independent registered public accounting firm for the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by Crowe during fiscal years 2022 and 2021, respectively, prior to performing such services.

2023 Proxy Statement	85

OTHER MATTERS

The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the Meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.
If you cannot be present in person, you are requested to vote and submit your proxy promptly. You may vote by toll-free telephone, by the Internet or, if you requested printed materials, by completing, dating, signing and returning the accompanying proxy card promptly in the envelope provided. No postage is required if mailed in the United States.

86	Pinnacle Financial Partners, Inc.

GENERAL INFORMATION

Annual Report. The Company’s 2022 Annual Report to Shareholders is being made available to shareholders with this proxy statement. The Annual Report to Shareholders is not a part of the proxy solicitation materials.
Additional Information. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn: Chief Financial Officer, 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201. Also, the Company’s Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2022 can also be accessed via the “Investor Relations” section of the Company’s website located at www.pnfp.com.
By Order of the Board of Directors,
HUGH M. QUEENER
CORPORATE SECRETARY
MARCH 9, 2023

2023 Proxy Statement	87

150 Third Avenue South, Suite 900
Nashville, TN 37201
615.744.3700
www.pnfp.com

PINNACLE FINANCIAL PARTNERS, INC.
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 18, 2023

The undersigned shareholder(s) hereby appoints Robert A. McCabe, Jr. and M. Terry Turner or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of Pinnacle Financial Partners, Inc. (the “Company”), which the undersigned would be entitled to vote if validly in attendance as a "shareholder" at the 2023 Annual Meeting of Shareholders (the "Annual Meeting") to be held in the Company's offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, TN 37201 and at any adjournments or postponements of the Annual Meeting, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the 2023 Annual Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL #1 AND
"FOR" PROPOSALS 2 AND 3 AND FOR THE OPTION OF "ANNUALLY" FOR PROPOSAL 4.

PROPOSAL #1: To elect thirteen (13) persons to serve as directors, for a term of one year and until the due election and qualification of their successors:

Abney S. Boxley, III	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Glenda Baskin Glover	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Charles E. Brock	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	David B. Ingram	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Renda J. Burkhart	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Decosta E. Jenkins	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Gregory L. Burns	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	Robert A. McCabe, Jr.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Richard D. Callicutt, II	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	G. Kennedy Thompson	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Thomas C. Farnsworth, III	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN	M. Terry Turner	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Joseph C. Galante	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL #2:  To ratify the appointment of Crowe LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL #3:   To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for the annual meeting of shareholders:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL #4:   To vote on the frequency (either annual, biennial or triennial) with which the non-binding, advisory vote regarding compensation of the Company's named executive officers will be held:

[ ] 1 year	[ ] 2 years	[ ] 3 years	[ ] ABSTAIN
* * * * * * * *
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL #1 AND "FOR" EACH OF PROPOSALS #2 and #3 and FOR THE OPTION OF ANNUALLY FOR PROPOSAL #4.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in such name by authorized person.

_____________________________	_____________________________	Date: ______________, 2023
Signature of Shareholder(s)	Signature of Shareholder(s)
_____________________________	_____________________________
Please print name of Shareholder(s)	Please print name of Shareholder(s)